SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                 of the Securities Exchange Act of 1934



Filed by Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           PACIFIC TELECOM, INC.
- --------------------------------------------------------------------------
             (Name of Registrant as Specified in its Charter)


- --------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3)
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

   1)  Title of each class of securities to which transaction applies:
       Common Stock, no par value
       -------------------------------------------------------------------
   2)  Aggregate number of securities to which transaction applies:
       5,290,942
       -------------------------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       $30.00
       -------------------------------------------------------------------
   4)  Proposed maximum aggregate value of transaction:
       $158,728,260
       -------------------------------------------------------------------
   5)  Total fee paid:
       $31,745.65
       -------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:
       $31,745.65
       -------------------------------------------------------------------
   2)  Form, Schedule or Registration Statement No.:
       Schedule 13E-3
       -------------------------------------------------------------------
   3)  Filing Party:
       PacifiCorp, PacifiCorp Holdings, Inc., Pacific Telecom, Inc.,
       PXYZ Corporation
       -------------------------------------------------------------------
   4)  Date Filed:
       April 7, 1995
       -------------------------------------------------------------------

                     PACIFIC TELECOM, INC.
                         805 Broadway
                 Vancouver, Washington  98668

                        June ___, 1995

Dear Shareholder:

          You are cordially invited to attend the Annual
Meeting of Shareholders of Pacific Telecom, Inc., a Washington corporation ("Pacific Telecom"), to be held on July ___, 1995 at __________________________________________________,
commencing at _______________ Pacific Time (the "Annual
Meeting").

          At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of Pacific Telecom with a newly formed wholly owned subsidiary of PacifiCorp Holdings, Inc. ("Holdings"), the owner of approximately 86.6 percent of the outstanding common stock of Pacific Telecom ("PTI Common Stock"), pursuant to which Pacific Telecom will become a wholly owned subsidiary of Holdings and shareholders other than Holdings (the "Minority Shareholders") will receive $30.00 per share in cash in exchange for their PTI Common Stock (other than shares as to which dissenters' rights are perfected). Holdings is a wholly owned subsidiary of PacifiCorp, an Oregon corporation.

          A special committee of the Board of Directors of Pacific Telecom consisting of four independent directors (the "Special Committee"), with the advice of its own legal and financial advisors, has recommended the Merger, and the Merger has been unanimously adopted and approved by the Board of Directors of Pacific Telecom. The Special Committee has received written opinions from Smith Barney Inc. and CS First Boston Corporation to the effect that the merger consideration of $30.00 per share to be paid to the Minority Shareholders is fair to such shareholders from a financial point of view. In addition to the vote required by Washington law, the affirmative vote of the holders of a majority of the outstanding shares held by the Minority Shareholders is necessary to approve the Merger.

          At the Annual Meeting, you will also be asked to elect a Board of Directors consisting of ten persons, including the six current directors and four additional directors designated by Holdings, to serve until their respective successors are duly elected and qualified. The directors so elected will serve as directors of Pacific Telecom whether or not the Merger is consummated. Upon the election of such nominees, a majority of the Board of Directors of Pacific Telecom will consist of individuals who are designees of Holdings or directors or officers of PacifiCorp or Holdings.

          THE BOARD OF DIRECTORS OF PACIFIC TELECOM RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND FOR
THE ELECTION OF THE NOMINEES FOR DIRECTOR.

          It is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Your shares of PTI Common Stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                           Very truly yours,


                           Charles E. Robinson
                           Chairman of the Board

                     PACIFIC TELECOM, INC.

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     _______________, 1995


To the Shareholders of Pacific Telecom, Inc.:

          NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of PACIFIC TELECOM, INC. ("Pacific Telecom") will be held at ____________________________________________ at
_______________ on July ___, 1995 for the following purposes:

          (1) to consider and vote upon a proposal to approve an Agreement and Plan of Merger, pursuant to which (a) PXYZ Corporation ("Merger Sub"), a Washington corporation and a wholly owned subsidiary of PacifiCorp Holdings, Inc., a Delaware corporation ("Holdings"), will be merged with and into Pacific Telecom (the "Merger") and (b) each outstanding share of Pacific Telecom's common stock ("PTI Common Stock") owned by Holdings shall be cancelled, each outstanding share of PTI Common Stock owned by shareholders other than Holdings (the "Minority Shareholders") (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $30.00 per share in cash and each outstanding share of capital stock of Merger Sub will be converted into one share of PTI Common Stock;

          (2) to elect a board of ten directors, consisting of the six current directors and four additional directors designated by Holdings; and

          (3) to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

          A copy of the Proxy Statement relating to the Annual
Meeting (which includes, as Exhibit A thereto, a copy of the Agreement and Plan of Merger) is attached to this notice and incorporated herein by reference.

          Only holders of record of PTI Common Stock at the close of business on May 19, 1995 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy determine. In addition to the vote required by Washington law, the affirmative vote of the holders of a majority of the outstanding shares of PTI Common Stock held by the Minority Shareholders is necessary to approve the Merger.

          As the record and beneficial owner of approximately
86.6 percent of the issued and outstanding shares of PTI Common Stock, Holdings will have the ability to cause the election of at least nine of the directors nominated for election.
Holdings has advised Pacific Telecom that it intends to vote its shares of PTI Common Stock equally in favor of the election of each of the nominees.

          Holders of PTI Common Stock who comply with the requirements of Sections 23B.13.010 through 23B.13.310 of the Washington Business Corporation Act (the "WBCA") are entitled to assert dissenters' rights with respect to the proposed Merger and to obtain payment of the fair value of their shares if the proposed Merger is consummated. A copy of Sections 23B.13.010 through 23B.13.310 of the WBCA is attached as Exhibit B to the proxy statement that accompanies this Notice. See "The Merger--Rights of Dissenting Shareholders" in the proxy statement.

          All shareholders are cordially invited to attend the meeting in person.

          Whether or not you plan to attend, please sign and return the accompanying form of proxy in the enclosed stamped envelope. If no instructions are given on the accompanying form of proxy, the shares represented by the proxy will be voted at the Annual Meeting FOR approval of the Merger Agreement, FOR election of the nominees for director and in accordance with this Proxy Statement on any other business that may properly come before the Annual Meeting and any postponement or adjournment thereof. If you do not return the accompanying form of proxy, your shares will not be voted in favor of approval of the Merger Agreement and will not be voted in favor of election of the nominees for director. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person. We appreciate your giving this matter your prompt attention.

                       By Order of the Board of Directors



                       Donn T. Wonnell
                       Vice President and Corporate
                         Secretary

Vancouver, Washington

June ___, 1995

                     PACIFIC TELECOM, INC.
                         805 BROADWAY
                 VANCOUVER, WASHINGTON  98668
                        _______________

                        PROXY STATEMENT
                        _______________

                ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD JULY ___, 1995


          This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Pacific Telecom, Inc., a Washington corporation ("Pacific Telecom"), in connection with the annual meeting of shareholders of Pacific Telecom (the "Annual Meeting") to be held on July ___, 1995 at ___________ ____ Pacific Time, at _______________________________________
___________. The accompanying proxy is being solicited by Pacific Telecom's Board of Directors and is to be voted at the Annual Meeting and at any adjournments or postponements thereof.


          At the Annual Meeting, holders of shares of common stock of Pacific Telecom ("PTI Common Stock") will consider and vote upon (i) a proposal to approve an Agreement and Plan of Merger, dated as of March 9, 1995 (together with the exhibits thereto, the "Merger Agreement"), by and among Pacific Telecom, PacifiCorp Holdings, Inc., a Delaware corporation ("Holdings"), and PXYZ Corporation, a Washington corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and (ii) the election of ten directors, consisting of the six current directors and four additional directors designated by Holdings. Holdings is a wholly owned subsidiary of PacifiCorp, an Oregon corporation, and owns approximately 86.6 percent of the outstanding shares of PTI Common Stock. In connection with the Merger Agreement, PacifiCorp and Pacific Telecom have entered into a related agreement dated as of March 9, 1995 (the "PacifiCorp Agreement"), pursuant to which PacifiCorp has made certain representations and warranties and has agreed to undertake certain obligations with respect to the Merger. A copy of the Merger Agreement (which includes the PacifiCorp Agreement as an exhibit) is attached to this Proxy Statement as Exhibit A.

          HOLDERS OF PTI COMMON STOCK WHO COMPLY WITH THE REQUIREMENTS OF SECTIONS 23B.13.010 THROUGH 23B.13.310 OF THE WASHINGTON BUSINESS CORPORATION ACT (THE "WBCA") ARE ENTITLED TO ASSERT DISSENTERS' RIGHTS WITH RESPECT TO THE PROPOSED MERGER AND TO OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES IF THE PROPOSED MERGER IS CONSUMMATED. A COPY OF
SECTIONS 23B.13.010 THROUGH 23B.13.310 OF THE WBCA IS ATTACHED TO THE PROXY STATEMENT AS EXHIBIT B. SEE "THE MERGER--RIGHTS OF DISSENTING SHAREHOLDERS."
                        _______________

 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
    PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION
           NOR UPON THE ACCURACY OR ADEQUACY OF THE
            INFORMATION CONTAINED IN THIS DOCUMENT.
              ANY REPRESENTATION TO THE CONTRARY
                         IS UNLAWFUL.

          The Merger Agreement provides that Merger Sub will be merged with and into Pacific Telecom (the "Merger"), with Pacific Telecom being the surviving corporation after the Merger. In the Merger, each outstanding share of PTI Common Stock owned by Holdings will be cancelled, each outstanding share of PTI Common Stock owned by shareholders other than Holdings (the "Minority Shareholders") (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive a cash payment of $30.00 (the "Merger Consideration"), and each outstanding share of Merger Sub common stock ("Merger Sub Stock") will be converted into one share of PTI Common Stock. Thus, as a result of the Merger, Pacific Telecom will become a wholly owned subsidiary of Holdings and the Minority Shareholders will receive the Merger Consideration, without interest, in exchange for their shares.

          NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PACIFIC TELECOM. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION
TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PACIFIC TELECOM SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. PACIFIC TELECOM UNDERTAKES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN SUBSEQUENT TO THE DATE HEREOF.

          On June ___, 1995, the high and low sales prices for PTI Common Stock as reported on the Nasdaq National Market were
____ and ____, respectively, and the last reported sale price was
____ per share.


          The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to shareholders is June ___, 1995.


      THE DATE OF THIS PROXY STATEMENT IS JUNE ___, 1995.

                       TABLE OF CONTENTS

                                                           Page
                                                           ----
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

MEETING INFORMATION. . . . . . . . . . . . . . . . . . . . . .9
    Introduction . . . . . . . . . . . . . . . . . . . . . . .9
    Matters To Be Considered at the Meeting. . . . . . . . . .9
    Voting Information . . . . . . . . . . . . . . . . . . . .9
    Solicitation, Revocation and Use of Proxies. . . . . . . 10

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . 11
     Background of the Merger  . . . . . . . . . . . . . . . 11
     Recommendations of the Board of Directors of
        Pacific Telecom and the Special Committee  . . . . . 33
     Opinions of Smith Barney and CS First Boston  . . . . . 37
        Opinion of Smith Barney . . . . . . . . . . . . . . .37
        Opinion of CS First Boston. . . . . . . . . . . . . .47
     Reasons of PacifiCorp and Holdings for the Merger. . . .52
     Opinion of Financial Advisor to PacifiCorp . . . . . . .54
     Certain Effects of the Merger. . . . . . . . . . . . . .64
     Conduct of Business After the Merger . . . . . . . . . .65
     Conduct of Business if the Merger Is Not Consummated . .65
     Regulatory Approvals . . . . . . . . . . . . . . . . . .66
     Interests of Certain Persons in the Merger;
        Conflicts of Interest . . . . . . . . . . . . . . . .66
     Rights of Dissenting Shareholders. . . . . . . . . . . .67
     Certain Federal Income Tax Consequences
        of the Merger . . . . . . . . . . . . . . . . . . . .69
     Financing the Merger . . . . . . . . . . . . . . . . . .71
     Expenses of the Transaction. . . . . . . . . . . . . . .72

SELECTED FINANCIAL DATA;
   PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . 73

CERTAIN FINANCIAL FORECASTS. . . . . . . . . . . . . . . . . 77

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . 87
     General. . . . . . . . . . . . . . . . . . . . . . . . .87
     Effective Time . . . . . . . . . . . . . . . . . . . . .87
     Conversion of Shares; Surrender of Stock
        Certificates; Payment for Shares. . . . . . . . . . .87

     Representations and Warranties . . . . . . . . . . . . .89
        General . . . . . . . . . . . . . . . . . . . . . . .89
        Offers, Proposals and Intention To Sell . . . . . . .89
     Covenants. . . . . . . . . . . . . . . . . . . . . . . .90
     Indemnification of Officers and Directors. . . . . . . .91
     Conditions to the Merger . . . . . . . . . . . . . . . .92
     Waiver, Amendment and Termination. . . . . . . . . . . .93
     Fees and Expenses. . . . . . . . . . . . . . . . . . . .94

MARKET PRICE AND DIVIDEND INFORMATION
     FOR PTI COMMON STOCK. . . . . . . . . . . . . . . . . . 94

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . 95

     Information as to Nominees for Directors . . . . . . . .95

     Information with Respect to Meetings
        and Committees. . . . . . . . . . . . . . . . . . . .97
     Director Compensation. . . . . . . . . . . . . . . . . .97

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . 99
     Summary Compensation Table . . . . . . . . . . . . . . .99
     Severance Arrangements . . . . . . . . . . . . . . . . 100
     Retirement Plans . . . . . . . . . . . . . . . . . . . 100
     Personnel Committee Report on Executive Compensation . 102
        Overview. . . . . . . . . . . . . . . . . . . . . . 102
        Compensation Program Components . . . . . . . . . . 102
        CEO Compensation. . . . . . . . . . . . . . . . . . 104
     Performance Graph. . . . . . . . . . . . . . . . . . . 106

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS. . . . . . .108

CERTAIN TRANSACTIONS IN PTI COMMON STOCK . . . . . . . . . .108

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT . . . . . . . . . . . . . . . . .111

INFORMATION CONCERNING HOLDINGS AND PACIFICORP
     AND THEIR DIRECTORS AND EXECUTIVE OFFICERS. . . . . . .112

INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . .118

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . .118

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . .118

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
     EXCHANGE ACT OF 1934. . . . . . . . . . . . . . . . . .118

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . .119

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . .119


EXHIBITS
     A -  Agreement and Plan of Merger
     B -  Sections 23B.13.010 through 23B.13.310
            of the Washington Business Corporation Act
     C -  Opinion of Smith Barney Inc.
     D -  Opinion of CS First Boston Corporation
     E -  Opinion of Salomon Brothers Inc

                            SUMMARY

          The following is a summary of certain information contained or incorporated by reference in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and the Exhibits hereto or incorporated herein by reference. Shareholders are urged to review the entire Proxy Statement carefully.


THE ANNUAL MEETING; RECORD DATE; QUORUM

          The Annual Meeting of Shareholders of Pacific Telecom will be held on July ___, 1995 at _______________, Pacific Time, at _________________________________________ _________.
Only holders of record of PTI Common Stock at the close of business on May 19, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 39,616,123 shares of PTI Common Stock outstanding, with each share entitled to cast one vote with respect to matters other than the election of directors, as to which cumulative voting will apply. The presence (in person or by proxy) of the holders of a majority of the outstanding shares of the PTI Common Stock is necessary to constitute a quorum at the Annual Meeting. See "Meeting Information--Introduction" and "--Voting Information."

MATTERS TO BE CONSIDERED AT THE MEETING; VOTING INFORMATION;
VOTE REQUIRED

          At the Annual Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement and is incorporated by reference herein. In addition, the shareholders will be asked to elect ten directors. Under the Merger Agreement, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PTI Common Stock held by the Minority Shareholders. Under the WBCA, approval of the Merger Agreement also requires the affirmative vote of the holders of two-thirds of the outstanding PTI Common Stock. In the election of directors, the holders of PTI Common Stock have cumulative voting rights. Holdings has advised Pacific Telecom that it intends to vote for approval of the Merger Agreement and to vote its shares of PTI Common Stock equally in favor of the election of each of the nominees for director. See "Meeting Information--Matters To Be Considered At The Meeting" and "-- Voting Information."

STRUCTURE OF THE MERGER

          Pursuant to the Merger Agreement, Merger Sub will merge with and into Pacific Telecom, with Pacific Telecom being the surviving corporation after the

Merger. Each outstanding share of PTI Common Stock held by the Minority Shareholders (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive the Merger Consideration, without interest. Each outstanding share of PTI Common Stock held by Holdings will be cancelled without consideration. Each outstanding share of Merger Sub Stock will be converted into the right to receive one share of PTI Common Stock. See "The Merger Agreement--General" and "--Conversion of Shares; Surrender of Stock Certificates; Payment for Shares."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF
PACIFIC TELECOM AND THE SPECIAL COMMITTEE

          A special committee of the Board of Directors, consisting solely of directors of Pacific Telecom who are not employees of Pacific Telecom or employees or directors of PacifiCorp or Holdings or any of their other affiliates (the "Special Committee"), has unanimously determined, based primarily upon the opinions of Smith Barney Inc. ("Smith Barney") and CS First Boston Corporation ("CS First Boston"), that the Merger Agreement is fair to, and in the best interests of, the Minority Shareholders. After considering the recommendation of the Special Committee, the Board of Directors of Pacific Telecom has determined that the Merger Agreement is fair to, and in the best interests of, Pacific Telecom and its shareholders, has unanimously approved and adopted the Merger Agreement and recommends that the Minority Shareholders vote FOR the proposal to approve the Merger Agreement. See "Special Factors--Background of the Merger" and "--Recommendations of the Board of Directors of Pacific Telecom and the Special Committee."

OPINIONS OF FINANCIAL ADVISORS

          Each of Smith Barney and CS First Boston, both nationally recognized investment banking firms, has rendered a written opinion to the Special Committee to the effect that, subject to the assumptions set forth therein, as of the date of this Proxy Statement, the Merger Consideration is fair to the Minority Shareholders, from a financial point of view. The full text of the written opinions of Smith Barney and CS First Boston, which set forth the assumptions made, procedures followed, matters considered and limits of review, are attached hereto as Exhibits C and D, respectively. MINORITY SHAREHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINIONS CAREFULLY AND IN THEIR ENTIRETY. See "Special Factors-- Opinions of Smith Barney and CS First Boston."

          Salomon Brothers Inc ("Salomon Brothers"), also a nationally recognized investment banking firm, has rendered a written opinion to the effect that, subject to the assumptions set forth therein, as of March 9, 1995, the Merger Consideration was fair to PacifiCorp, from a financial point of view. The opinion does not address the fairness of the Merger Consideration to the Minority Shareholders. The full text of the written opinion of Salomon Brothers, which sets forth the assumptions made, procedures followed, matters considered and limits of review, is attached hereto as

Exhibit E.  SUCH OPINION SHOULD BE READ CAREFULLY AND IN ITS
ENTIRETY. See "Special Factors--Opinion of Financial Advisor to PacifiCorp."

REASONS OF HOLDINGS AND PACIFICORP FOR THE MERGER

          Holdings determined to pursue a merger transaction with Pacific Telecom for the following reasons: (i) to better position Holdings and Pacific Telecom to take advantage of possible synergies between the electric and telecommunications businesses, without the constraints of actual or perceived conflicts with the minority interest; (ii) to simplify the corporate structure and eliminate certain expenses associated with duplication of functions and Pacific Telecom's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the publicly held minority interest; (iii) to improve PacifiCorp's earnings per share growth prospects due to the higher earnings growth prospects expected in the telecommunications industry as compared to the electric utility industry; and (iv) to facilitate more efficient capital allocation decisions between PacifiCorp, Holdings and Pacific Telecom, which will become increasingly important in view of Pacific Telecom's planned acquisition activity. See "Special Factors--Reasons of PacifiCorp and Holdings for the Merger."

CERTAIN EFFECTS OF THE MERGER

          As a result of the Merger, Pacific Telecom will become a wholly owned subsidiary of Holdings. Upon the effectiveness of the Merger, shareholders of Pacific Telecom, other than Holdings, will no longer have any continuing interest in Pacific Telecom. PTI Common Stock will no longer be traded on the Nasdaq National Market, and the registration of PTI Common Stock under the Exchange Act will be terminated. See "Special Factors--Certain Effects of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          The Merger Agreement provides that the directors and officers of Pacific Telecom at the effective time of the Merger (the "Effective Time") shall be the initial directors and officers of Pacific Telecom after the Merger. Holdings has agreed to cause Pacific Telecom to maintain for the benefit of current directors and officers of Pacific Telecom, for six years after the Merger, director and officer liability insurance and the indemnification rights currently provided for in articles of incorporation and bylaws of Pacific Telecom and its subsidiaries. PacifiCorp has also agreed to indemnify current directors of Pacific Telecom with respect to certain matters. Dr. Nancy Wilgenbusch is a member of the Board of Directors of both Pacific Telecom and PacifiCorp. Certain executive officers of Pacific Telecom are participants in a severance plan providing for the payment of severance benefits if their employment is terminated without cause. See "Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest," "The Merger Agreement--Indemnification of Officers and Directors" and "Executive Compensation--Severance Arrangements."

CONDUCT OF BUSINESS AFTER THE MERGER

          Following consummation of the Merger, it is expected that the business and operations of Pacific Telecom will be continued by Pacific Telecom substantially as they are currently being conducted. Except for the Merger and as otherwise described in Pacific Telecom's prior filings with the Securities and Exchange Commission (the "SEC"), neither Holdings nor PacifiCorp has any current intention to sell or dispose of all or any material portion of the PTI Common Stock or the business or assets of Pacific Telecom, and neither Holdings nor PacifiCorp has any present plans or proposals that would result in any other extraordinary corporate transaction such as a merger, reorganization, liquidation, relocation of operations, sale or transfer of assets involving Pacific Telecom or any material change in Pacific Telecom's corporate structure, business or composition of its management. Holdings will continue to evaluate Pacific Telecom's business and operations and will make such changes as are deemed appropriate. Pursuant to the Merger Agreement, (i) the members of the Board of Directors of Pacific Telecom immediately prior to the Merger, including the four additional directors designated for election by Holdings pursuant to the Merger Agreement, will be the initial directors of Pacific Telecom following the Merger and (ii) the officers of Pacific Telecom immediately prior to the Merger will be the initial officers of Pacific Telecom following the Merger. See "Special Factors-- Conduct of Business After the Merger."

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

          If the Merger is not consummated, it is expected that the business and operations of Pacific Telecom will continue to be conducted substantially as they are currently being conducted. Pacific Telecom will continue to be controlled by Holdings, and the Board of Directors of Pacific Telecom will include the four additional directors nominated by Holdings for election at the Annual Meeting. In such event, following the Annual Meeting a majority of the members of the Board of Directors of Pacific Telecom will consist of individuals who are designees of Holdings or directors or officers of PacifiCorp or Holdings. In addition, in such event, Holdings may purchase additional PTI Common Stock from time to time, subject to availability at prices deemed acceptable to Holdings, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise on terms more or less favorable to the Minority Shareholders than the terms of the Merger. However, Holdings has made no determination as to any future transactions if the Merger is not consummated. See "Special Factors--Conduct of Business if the Merger is Not Consummated."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The receipt of cash for PTI Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. See "Special Factors-- Certain Federal Income Tax Consequences of the Merger."

DISSENTERS' RIGHTS

            Holders of PTI Common Stock who comply with the requirements of Sections 23B.13.010 through 23B.13.310 of the WBCA are entitled to assert dissenters' rights with respect to the proposed Merger and to obtain payment of the fair value of their shares if the proposed Merger is consummated. A copy of Sections 23B.13.010 through 23B.13.310 of the WBCA is attached to the Proxy Statement as Exhibit B. See "Special Factors-- Rights of Dissenting Shareholders."

EFFECTIVE TIME OF THE MERGER

          The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Washington. The filing will occur promptly after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. Pacific Telecom and Holdings anticipate that the Merger will be consummated immediately following the Annual Meeting. See "The Merger Agreement-- General" and "--Effective Time."

PAYMENT AGENT; SURRENDER OF STOCK CERTIFICATES

          Holdings has designated LaSalle National Trust, N.A. as the payment agent (the "Payment Agent") for the Merger. Promptly after the Effective Time, the Payment Agent will send to each Minority Shareholder (other than those shareholders holding shares as to which dissenters' rights are perfected) a letter of transmittal advising as to the procedures for surrendering certificates representing shares of PTI Common Stock in exchange for the Merger Consideration. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

CONDITIONS TO CONSUMMATION OF THE MERGER

          The respective obligations of Pacific Telecom, on one hand, and Holdings and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, among others: (i) approval of the Merger Agreement by the holders of a majority of the outstanding shares of PTI Common Stock held by the Minority Shareholders and by the holders of two-thirds of the outstanding shares of PTI Common Stock; (ii) the absence of any statute, rule, injunction or order making illegal the consummation of the Merger; (iii) the receipt of all required authorizations, consents and approvals, subject to certain exceptions; (iv) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement required to be performed or complied with at or prior to the Effective Time; (v) the absence of any governmental action or proceeding seeking to prohibit consummation of the Merger that is deemed by counsel more likely than not to be successful; and (vi) the correctness in all material respects of all representations and warranties of the parties to the Merger Agreement. The obligations of Holdings and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including the absence of any material adverse change with respect to Pacific Telecom. See "The Merger Agreement-- Conditions to the Merger."

WAIVER, AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

          Any provision of the Merger Agreement may be waived at any time by the party entitled to the benefits of that provision. Except for the provisions relating to indemnification and insurance for Pacific Telecom's current directors and officers following the Merger, the Merger Agreement may be amended or supplemented at any time except that, after approval of the Merger Agreement by the shareholders of Pacific Telecom, no amendment may be made that decreases the Merger Consideration or in any other way materially adversely affects the Minority Shareholders without the further approval of such shareholders. See "The Merger Agreement--Waiver, Amendment and Termination."

          The Merger Agreement may be terminated at any time prior to the Effective Time, before or after approval of the Merger Agreement by the shareholders of Pacific Telecom:
(i) by mutual consent of Pacific Telecom and Holdings; (ii) by Pacific Telecom or Holdings if the Effective Time has not occurred on or before September 30, 1995, subject to certain exceptions; (iii) by Holdings or Pacific Telecom if the other party breaches its obligations under the Merger Agreement in any material respect; (iv) by Holdings or Pacific Telecom if consummation of the Merger is prohibited by any final, nonappealable order, decree or injunction; (v) by Holdings or Pacific Telecom if the shareholders of Pacific Telecom fail to approve the Merger; and (vi) by Holdings or Merger Sub if the Special Committee or the Board of Directors of Pacific Telecom shall have withdrawn or modified, in any manner adverse to Holdings or Merger Sub, its recommendation or approval of the Merger or the Merger Agreement. See "The Merger Agreement-- Waiver, Amendment and Termination."

SUMMARY FINANCIAL DATA

          The following table sets forth summary selected historical consolidated financial information for Pacific Telecom and its subsidiaries for the three-month periods ended March 31, 1995 and 1994, and each of the five years in the period ended December 31, 1994. The consolidated financial data for the three months ended March 31, 1995 and 1994 are derived from the unaudited consolidated financial information of Pacific Telecom not included herein, but incorporated by reference. In management's opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated financial statements of Pacific Telecom incorporated herein by reference. The results of operations for the three months ended March 31, 1995 are not indicative of results which may be expected for the entire year due to, among other things, the pending sale of Alascom, Inc. The consolidated financial data of Pacific Telecom for each of the five years in the period ended December 31, 1994 are derived from the audited consolidated financial statements of Pacific Telecom not included herein, but incorporated by reference.
The following financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Pacific Telecom included in Pacific Telecom's Quarterly Report on Form 10-Q for the period ended March 31, 1995 (the "1995 Form 10-Q") and Pacific Telecom's 1994 Annual Report on Form 10-K (the "1994 Form 10-K"), which are each incorporated herein by reference.

                                Three Months Ended
                                     March 31                    Years Ended December 31,
                                  --------------      ---------------------------------------------
                                  1995      1994      1994       1993      1992       1991     1990
                                  ----      ----      ----       ----      ----       ----     ----
                                                  (In thousands, except per share data)
Income Statement Data:
Operating revenues             $181,711   $165,787   $704,962   $702,111   $698,175   $719,991  $677,883
Operating expenses              141,556    131,126    540,321    560,463    558,701    559,567    522,904
- ---------------------------------------------------------------------------------------------------------
Net operating income             40,155     34,661    164,641    141,648    139,474    160,424    154,979
- ---------------------------------------------------------------------------------------------------------
Income from continuing
  operations                     16,727     15,800     81,399     59,058     67,248     89,536     95,410
Gain (loss) from discontinued
  operations (1)                     --         --         --     60,444    (45,741)    (8,431)    (5,186)
- ---------------------------------------------------------------------------------------------------------
Net income applicable to
  common stock                  $16,727    $15,800    $81,399   $119,502    $21,507    $81,105    $90,219
- ---------------------------------------------------------------------------------------------------------
Average number of common
  shares outstanding             39,608     39,608     39,612     39,584     39,526     39,477     38,768

Data Per Common Share:
Income from continuing
  operations                      $ .42      $ .40     $ 2.05     $ 1.49     $ 1.70     $ 2.27     $ 2.46
Gain (loss) from discontinued
  operations                         --         --         --       1.53      (1.16)     (.22)      (.13)
- ---------------------------------------------------------------------------------------------------------
Net income                        $ .42      $ .40     $ 2.05     $ 3.02      $ .54     $ 2.05     $ 2.33
- ---------------------------------------------------------------------------------------------------------
Dividends declared and paid       $ .33      $ .33     $ 1.32     $ 1.32    $ 1.305    $ 1.235     $ 1.13
- ---------------------------------------------------------------------------------------------------------
Book value                       $16.93     $16.19     $16.85     $16.13     $14.41     $15.16     $14.31

Balance Sheet Data:
Total assets                 $1,656,922 $1,461,264 $1,442,951 $1,482,224 $1,607,289 $1,748,570 $1,787,622
Long-term debt, net of
  current maturities            375,443    421,536    376,997    426,669    571,585    528,391    480,940
Shareholders' equity            670,605    641,116    667,773    638,711    569,846    598,524    563,906

__________________________________
(Footnote on following page)

(1) International Communications Holdings, Inc. ("ICH") had been shown as a discontinued operation for financial statement reporting purposes through September 1993 when TRT Communications, Inc. ("TRT"), its major subsidiary, was sold. The remaining investment in ICH is now reported as a continuing operation. See Note 7 to Consolidated Financial Statements included in the 1994 Form 10-K and incorporated herein by reference for information concerning the $60.4 million after-tax gain on the sale of ICH's major operating subsidiary recorded in 1993 and a $45.7 million after-tax loss recorded in 1992. Interest expense in 1994 decreased as proceeds from the sale of TRT were used to reduce outstanding debt.

CERTAIN FINANCIAL FORECASTS

          Certain forecasts of Pacific Telecom's future operating performance prepared by management of Pacific Telecom were furnished to the Special Committee and to Smith Barney, CS First Boston and Salomon Brothers in connection with their review of the proposed Merger. Such forecasts were prepared in the ordinary course of business and were not prepared in contemplation of the proposed Merger. Accordingly, such forecasts do not give effect to the Merger and do not reflect any benefits that might be realized by Holdings and PacifiCorp upon consummation of the Merger. Such forecasts have not been updated since the date of their preparation, involve estimates as to the future which may or may not prove to be accurate and reflect numerous assumptions as to matters beyond the control of Pacific Telecom. Actual results may vary from those reflected in such forecasts. Pacific Telecom does not intend to update or publicly revise the forecasts. For information concerning such forecasts, see "Certain Financial Forecasts."

MARKET PRICE AND DIVIDEND
INFORMATION FOR PTI COMMON STOCK

          On November 1, 1994, the last full trading day prior to the public announcement of Holdings' initial offer to purchase PTI Common Stock at $28.00 per share, the high and low sales prices reported for shares of PTI Common Stock on the Nasdaq National Market were $24 3/4 and $23 3/4, respectively, and the last reported sale price was $24 1/4. On March 8, 1995, the last full trading day prior to the public announcement of the Merger Agreement, the high and low sale prices reported for shares of PTI Common Stock on the Nasdaq National Market were $31 1/8 and $29 3/8, respectively, and the last reported sale price was $31 1/8. On June ___, 1995, the high and low sales prices for PTI Common Stock as reported on the Nasdaq National Market were ____ and ____, respectively, and the last reported sale price was ____. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR SHARES.

                      MEETING INFORMATION

INTRODUCTION

          This Proxy Statement is being furnished to the shareholders of Pacific Telecom in connection with the solicitation of proxies by the Board of Directors of Pacific Telecom from the holders of outstanding shares of PTI Common Stock for use at the Annual Meeting to be held on July ___, 1995 at _______________ Pacific Time, at
__________________________________________________, and at any
adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

          At the Annual Meeting, the shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. In addition, the shareholders will be asked to elect ten directors, including the six current directors and four additional directors designated by Holdings.

VOTING INFORMATION

          Holders of record of PTI Common Stock at the close of business on May 19, 1995 are entitled to vote at the Annual Meeting. On that date 39,616,123 shares of PTI Common Stock were issued and outstanding and held by approximately 3,913 holders of record. Each outstanding share of PTI Common Stock is entitled to one vote on all matters other than the election of directors, as to which cumulative voting will apply as described below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of PTI Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at such meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect in determining the number of votes received by a nominee. However, proxies that reflect abstentions will have the same effect as a no vote with respect to the Merger because approval by the holders of a majority of the outstanding shares held by the Minority Shareholders is required under the Merger Agreement, as described below.


          The Merger cannot be effected unless, among other conditions, the Merger Agreement is approved by the holders of a majority of the outstanding shares of PTI Common Stock held by the Minority Shareholders and by the holders of two-thirds of the outstanding shares of PTI Common Stock. As of May 19, 1995, approximately 5,290,942 shares of PTI Common Stock were held by the Minority Shareholders. Accordingly, the affirmative vote of 2,645,472 shares of PTI Common Stock held by the Minority

Shareholders is a condition to the obligation of Pacific
Telecom to consummate the Merger.


          Holdings, which, as of the date hereof, owns
34,325,181 shares of PTI Common Stock, representing approximately 86.6 percent of the votes entitled to be cast, has advised Pacific Telecom that it intends to vote for approval of the Merger Agreement and to vote its shares equally in favor of the election of each of the nominees for director. As of May 19, 1995, the directors and executive officers of Pacific Telecom, Holdings and PacifiCorp owned a total of 181,779 shares of PTI Common Stock, consisting of approximately
0.46 percent of all PTI Common Stock outstanding.

          In the election of directors, the holders of PTI Common Stock have cumulative voting rights, which means each shareholder has the right to give one candidate as many votes as the number of directors multiplied by the number of his or her shares or to distribute votes among any number of candidates on the same principle. If the authority to vote for directors is granted to them, the persons named on the accompanying form of proxy will have the discretionary authority to vote on a cumulative basis. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting if a quorum is present.

SOLICITATION, REVOCATION AND USE OF PROXIES

          Pacific Telecom will pay the costs of soliciting proxies from its shareholders and the costs of preparing and mailing this Proxy Statement, proxy and any other material furnished to the shareholders by Pacific Telecom in connection with the Annual Meeting. In addition to the solicitation of proxies by mail, certain of Pacific Telecom's directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of PTI Common Stock, and such persons will be reimbursed for their reasonable expenses incurred in connection therewith. In addition, Georgeson & Company Inc., 88 Pine Street, Wall Street Plaza, New York, New York 10005 (telephone (212) 440-9800), has been engaged to solicit proxies on behalf of Pacific Telecom for a fee of $7,500 plus reasonable out-of-pocket expenses.

          Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of Pacific Telecom an instrument of revocation or a duly executed proxy bearing a later date. Such filing shall be made to the attention of the Secretary of Pacific Telecom by mailing or delivering such filing to Pacific Telecom's principal executive offices located at 805 Broadway, Vancouver, Washington 98668. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the Annual Meeting FOR approval of the Merger Agreement, FOR the directors and in accordance with this Proxy Statement on any other business that may properly come before the Annual Meeting and any postponement or adjournment thereof.

                        SPECIAL FACTORS

BACKGROUND OF THE MERGER

          Since 1973, Pacific Telecom has been a majority-owned subsidiary of Holdings. As of the date of this Proxy
Statement, Holdings owns approximately 86.6 percent of the outstanding PTI Common Stock.

          During late 1993 and 1994, in connection with its periodic review of the financial results, operations and prospects of Holdings' principal subsidiaries, including Pacific Telecom, management of PacifiCorp and Holdings began to give increased attention to the technological developments in the telecommunications industry and the asset acquisition and disposition strategies of Pacific Telecom. Telecommunications industry consultants were retained by PacifiCorp and Pacific Telecom in late 1993 to provide a technological analysis of the telecommunications industry, Pacific Telecom's competitive position within the industry and the technological, regulatory and competitive risks faced by Pacific Telecom.

          At a meeting held in November 1993, management of PacifiCorp and Holdings informed PacifiCorp's Board of Directors that it planned to review strategic alternatives with regard to Pacific Telecom and to present a recommendation to the Board. At that meeting, representatives of Edgar, Dunn & Company ("Edgar Dunn"), a management consulting firm retained by PacifiCorp, presented the results of its report dated November 17, 1993 (the "1993 Edgar Dunn Materials") concerning the competitive risks facing Pacific Telecom arising from technological developments, possible changes in the regulatory environment and changes in customer demand. To ensure broad applicability of the results, Edgar Dunn selected four Pacific Telecom companies accounting for 21 percent of Pacific Telecom's access lines. Edgar Dunn assessed the external environment and evaluated the relative cost position of Pacific Telecom's installed wire line facilities versus other technology options. Edgar Dunn determined that over the next decade Pacific Telecom will encounter increased competition, especially in more densely populated urban areas and that rural areas will also be vulnerable to competition over time as cost support and technology costs decline. Nonetheless, Edgar Dunn concluded that, with appropriate planning, Pacific Telecom could counter competitive threats and take advantage of future growth in telecommunications service markets. To do this, Edgar Dunn suggested that Pacific Telecom develop a competitive strategy focusing on its rural service territories. In conclusion, Edgar Dunn determined that Pacific Telecom was well positioned in the industry, that Pacific Telecom has ample opportunity to plan an appropriate response to potential competitive threats and to take advantage of new opportunities and that these efforts would require substantial resources, managerial and technical expertise and financial support for strategic positioning. The 1993 Edgar Dunn Materials serve only as an assessment of the technological risks facing Pacific Telecom, did not contemplate and do not address any aspect of the Merger and do not constitute a recommendation to any shareholder of Pacific Telecom as to how such shareholder should vote at the Annual Meeting. A copy of the 1993 Edgar Dunn Materials has been filed as an exhibit to the Rule 13e-3 Transaction Statement filed pursuant to the Exchange Act (the "Schedule 13E-3") and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of the 1993 Edgar Dunn Materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing on written request and at the expense of the requesting Minority Shareholder or representative. The summary of the 1993 Edgar Dunn Materials set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such materials. Edgar Dunn is a general management consulting firm founded in 1978. Edgar Dunn's headquarters are located in San Francisco and it has offices in Atlanta and London. Edgar Dunn's focus is on rate regulated industries and financial institutions. Since the early 1980s, Edgar Dunn has provided management consulting services to both PacifiCorp and Pacific Telecom in a variety of areas. For services rendered in connection with the 1993 Edgar Dunn Materials, which were billed on an hourly basis, Edgar Dunn received $154,050. In addition, Edgar Dunn was reimbursed for its out-of-pocket expenses in the amount of $31,065.

          From time to time during 1993 and 1994, PacifiCorp received overtures from various investment banking firms offering to represent PacifiCorp in connection with the sale of its investment in Pacific Telecom, but there was never any indication that any of those firms represented a prospective buyer, and none of the firms was retained. In addition, approximately two years ago, the exact dates being uncertain, PacifiCorp received separate inquiries from two other telephone companies asking whether PacifiCorp would consider selling its investment in Pacific Telecom.

Both companies were advised that PacifiCorp had no interest in selling its investment in Pacific Telecom, and no further discussions ensued. In the summer of 1994, in connection with preliminary discussions with another utility regarding a possible independent power project joint venture, representatives of Holdings raised the possibility of expanding the joint venture to include its interest in Pacific Telecom. The other utility indicated that it had no interest in investing in the telecommunications business, and those discussions were terminated. Other than the foregoing, neither PacifiCorp nor Holdings has engaged in any discussions with third parties regarding a possible sale of Pacific Telecom since January 1, 1993. See "The Merger Agreement-- Representations and Warranties."

          In February 1994, PacifiCorp management, in conjunction with its presentation of PacifiCorp's five-year business plan to PacifiCorp's Board of Directors, presented an analysis of various alternatives with respect to Pacific Telecom, including the potential purchase of the minority interest in Pacific Telecom, maintenance of the status quo and a sale of Pacific Telecom. PacifiCorp's newly elected Chief Executive Officer informed the PacifiCorp Board that management had not yet formulated a recommendation regarding a strategic plan for PacifiCorp's investment in Pacific Telecom.

          At a meeting of the Holdings Board on August 9, 1994, management of Pacific Telecom made a presentation that included materials derived from a report dated April 25, 1994 (the "SRI Materials"), prepared by SRI International, an independent consulting firm ("SRI"). SRI had been retained by Pacific Telecom to provide an independent assessment of whether Pacific Telecom's rural exchange business provided a viable growth opportunity for continuing investment or whether additional investment would be inadvisable due to threats posed by new technology, new competitors and changes in the regulatory environment. The SRI Materials focused primarily on Pacific Telecom's business in the Midwest. SRI used as its starting point the information and analyses contained in the 1993 Edgar Dunn Materials. In its materials, SRI analyzed regulatory, competitive and technological threats posed to Pacific Telecom's business. SRI stated that the most serious threat posed to Pacific Telecom's businesses comes from bypass technology, but that Pacific Telecom's broad customer base minimizes vulnerability to such competition. SRI concluded that, although bypass technology could seriously erode revenues for a small number of Pacific Telecom's exchanges, it did not have the potential to undermine Pacific Telecom's entire local exchange business. SRI determined that the alleged technological threats actually presented Pacific Telecom with additional opportunities to exploit and position Pacific Telecom's business for partnering with other types of technology. As more thoroughly set forth in the SRI Materials, SRI found no serious threat to Pacific Telecom's Midwest region business as of the time of the study and found that Pacific Telecom was well positioned to deal with new competitive technologies.
Moreover, these new technologies, especially cellular, cable television and personal communication systems, constitute emerging opportunities for Pacific Telecom to expand its revenues. In conclusion, SRI noted that the Midwest region constituted an excellent model by which Pacific Telecom could manage and expand its rural local exchange business in an increasingly competitive environment. SRI also noted that Pacific Telecom had the time and resources to position itself for long-term development and that its Midwest region has valuable assets that should prove attractive for growth and partnering alliances. SRI recommended that Pacific Telecom continue to identify specific bypass targets and incursions and develop models that quantify probable revenue impact. SRI also recommended that Pacific Telecom benchmark its other rural exchange regions against its Midwest regions to determine vulnerabilities to competition and new technologies. Finally, SRI recommended that Pacific Telecom develop individual action plans for the rural exchange businesses and develop an overall strategic plan, including strategic alliances. The SRI Materials were directed only to the management of technological issues faced by Pacific Telecom. The SRI Materials were prepared by SRI at the request of Pacific Telecom in the ordinary course of Pacific Telecom's business. The SRI Materials did not contemplate and do not address any aspect of the Merger and do not constitute a recommendation to any shareholder of Pacific Telecom as to how such shareholder should vote at the Annual Meeting. A copy of the SRI Materials has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of the SRI Materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative. The summary of the SRI Materials set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such report. SRI is a nonprofit research and consulting firm and has conducted numerous market studies of new telecommunication services. Prior to preparation of the SRI Materials, SRI provided other consulting services to Pacific Telecom. For services rendered in connection with preparing the SRI Materials, Pacific Telecom paid SRI a total of $76,512, which includes reimbursement of SRI's out-of-pocket expenses.

          On August 15, 1994, PacifiCorp engaged Salomon
Brothers to assist as financial advisor in respect of PacifiCorp's investment in Pacific Telecom.

          During August and September 1994, management of PacifiCorp and Holdings met with representatives of Salomon Brothers to discuss strategic alternatives with respect to Pacific Telecom. During the course of those meetings, Salomon Brothers presented certain background materials relating to Pacific Telecom. The background materials discussed various alternatives in respect of Pacific Telecom, including the potential acquisition by Holdings of the minority interest in Pacific Telecom. The materials then outlined various strategic benefits to PacifiCorp and Holdings of a going private transaction. The materials set forth Pacific Telecom's contribution to PacifiCorp in terms of revenue, earnings before income and taxes ("EBIT") and assets. The materials examined the recent trading history and related data in respect of PTI Common Stock. The materials then reviewed illustrative valuation parameters in respect of Pacific Telecom. The materials set forth an illustrative range of implied overall firm values of Pacific Telecom from $1,373 million to $1,858 million, mathematically derived from a wide range of share prices of $22.75 to $35.00. This share price range of $22.75 to $35.00 was selected as an illustration rather than derived from a valuation analysis. Because of its illustrative nature, this range was very wide and outside the parameters of an appropriate actual value range for Pacific Telecom. The materials also set forth related illustrative values of the telephone and non-telephone segments of the business of Pacific Telecom. In these illustrations, the value attributed to Pacific Telecom's telephone business is not based on any financial analysis, but is the arithmetically calculated difference between the values assigned to Pacific Telecom's other businesses and the total firm value mathematically derived from the $22.75 to $35.50 per share range. The comparable presentation and discounted cash flow ("DCF") data by segment presented in the materials was in all material respects the same in terms of form of presentation and content as that set forth below under "Opinion of Financial Advisor
- --Comparable Transaction Methodology." The materials presented by Salomon Brothers then considered various transaction considerations and possible transaction structure alternatives. The materials also set forth various strategies in connection with the relevant approach and potential forms of consideration. For certain important limitations in respect of this summary, see "Opinion of Financial Advisor to PacifiCorp-- Summary." For certain important limitations in respect of the engagement of Salomon Brothers, see "Opinion of Financial
Advisor to PacifiCorp." A copy of the presentation materials of Salomon Brothers used at the August meeting has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative. This summary of such materials does not purport to be complete and thus is qualified in all respects by the materials filed as an exhibit and by the important limitations referenced above. IN ADDITION, IN CONNECTION WITH SUCH PRESENTATION AND SUCH BACKGROUND
MATERIALS, SALOMON BROTHERS DID NOT, AND WAS NOT REQUESTED BY
THE BOARD OF DIRECTORS OF PACIFICORP TO, MAKE ANY
RECOMMENDATION AS TO THE FORM OR SPECIFIC AMOUNT OF
CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT OR OTHERWISE. THE PRESENTATION AND BACKGROUND MATERIALS DO NOT ANALYZE THE MERGER CONSIDERATION, WERE PREPARED FROM THE PERSPECTIVE OF PACIFICORP AND DO NOT ADDRESS THE FAIRNESS TO
THE MINORITY SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, OF THE CONSIDERATION TO BE RECEIVED BY THE MINORITY SHAREHOLDERS IN ANY TRANSACTION (INCLUDING THE MERGER), NOR DO THEY CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC TELECOM IN RESPECT OF THE MERGER OR ANY OTHER TRANSACTION.

          As a result of the August and September 1994 meetings, management of PacifiCorp and Holdings reached the conclusion that PacifiCorp should retain its investment in Pacific Telecom. Management of PacifiCorp and Holdings based their conclusions on several factors, the material factors being the higher earnings growth prospects in the telecommunications industry than in the electric utility industry, the fact that other utilities were exploring telecommunications as a diversification alternative, the perception among the investment community that there could be beneficial synergies between electric and telecommunications businesses and the fact that a cash sale of Pacific Telecom would generate significant tax liability to Holdings and that Holdings had no current investment alternative for the sale proceeds. Once the decision had been made by management of PacifiCorp and Holdings that Holdings should retain its investment in Pacific Telecom, it was then necessary to decide whether to maintain the status quo or attempt to acquire the minority interest. Management of PacifiCorp and Holdings concluded that, given the size of Holdings' investment, the anticipated increases in the debt to be incurred by Pacific Telecom as a result of Pacific Telecom's acquisition plans and the resulting increase in risk associated with Holdings' investment, it was advisable for Holdings to have greater control over Pacific Telecom, which management of PacifiCorp and Holdings believed was best accomplished by acquiring the minority interest. For additional information concerning the factors leading to the decision to acquire the minority interest of Pacific Telecom, see "--Reasons of PacifiCorp and Holdings for the Merger."

          On November 1, 1994, the PacifiCorp Board met to consider management's recommendations with respect to PacifiCorp's investment in

Pacific Telecom. The meeting began with a report by management of the basis for its conclusion that PacifiCorp's investment in Pacific Telecom should be retained. Representatives of Edgar Dunn then presented the results of Edgar Dunn's report dated November 1, 1994 (the "1994 Edgar Dunn Materials), which updated the analysis contained in the 1993 Edgar Dunn Materials. The 1994 Edgar Dunn Materials noted that the wireless revolution and the video revolution had fueled changes in customer demand, which in turn had driven technological advances and increased competition. Additionally, there has been a desire on the part of local exchange companies, interexchange carriers and cable television companies to diversify into each other's related, existing markets. Certain companies have made preemptive movements into other markets to forestall the loss of market position and to forestall entry into those markets by other companies. Notwithstanding the increased competition, Edgar Dunn concluded that potential competition facing Pacific Telecom's local exchange business continued to be manageable and that, in the near term, Pacific Telecom's local exchange franchises would maintain their value. Edgar Dunn recommended that Pacific Telecom continue to review changes in the industry and their potential impact on Pacific Telecom's local telephone properties and explore and evaluate ways for taking advantage of selective, technologically driven growth opportunities. The 1994 Edgar Dunn Materials serve only as an assessment of the technological risks facing Pacific Telecom, do not address any aspect of the Merger and do not constitute a recommendation to any shareholder of Pacific Telecom as to how such shareholder should vote at the Annual Meeting. A copy of the 1994 Edgar Dunn Materials has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing on written request and at the expense of the requesting Minority Shareholder or representative. The summary of the 1994 Edgar Dunn Materials set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such report. For services rendered in connection with the 1994 Edgar Dunn Materials, which were billed on an hourly basis, Edgar Dunn received $22,050. In addition, Edgar Dunn was reimbursed for its out-of-pocket expenses in the amount of $2,529.

          Following the presentation by Edgar Dunn, management discussed the following alternatives with respect to its investment in Pacific Telecom: maintaining the status quo, increasing Holdings' involvement in management of Pacific Telecom without increasing its stock ownership of Pacific Telecom and increasing both Holdings' involvement in management and its ownership. Management explained that, for the reasons discussed below under "--Reasons of PacifiCorp and Holdings for the Merger," management had concluded that Holdings should acquire the minority interest of Pacific Telecom.

          Representatives of Salomon Brothers then made a presentation to the PacifiCorp Board. The presentation set forth certain information concerning the historical stock price and performance of Pacific Telecom. The presentation then turned to a discussion of certain data in respect of Pacific Telecom. The presentation noted that the nonaccess line businesses of Pacific Telecom had an estimated value of $581 million, implying a value for Pacific Telecom's access line business of $881 million or $2,159 per access line based upon the approximately current share price of $25. For a more complete discussion of this method of analysis, see "Opinion of Financial Advisor to PacifiCorp--Segment Approach--General." The analysis then compared the implied telephone company valuation of Pacific Telecom with the implied value of five comparable independent telephone companies. The value per access line of the independent companies was $1,681 on average, compared to $2,159 for Pacific Telecom based on the approximately current $25 share price. The access line value/telephone revenue of the independent companies was 2.4x on average, compared to 2.7x for Pacific Telecom based on the approximately current $25 share price. The access line value/telephone earnings before interest, taxes, depreciation and amortization ("EBITDA") of the independent companies was 5.4x on average, compared to 6.2x for Pacific Telecom based on the approximately current $25 share price. The access line value/telephone EBIT of the independent companies was 9.1x on average, compared to 10.9x for Pacific Telecom based on the approximately current $25 share price. The material presented at the November Board meeting then stated that, based on various assumptions, the knowledge of Salomon Brothers of Pacific Telecom and the knowledge of Salomon Brothers of the telecommunications industry, a purchase price of $27 to $28 per share for PTI Common Stock (or an 8 percent -12 percent premium to the market price of approximately $25 per share at that time) should be considered. The materials then set forth, in summary form, categories of data discussed more fully under "Opinion of Financial Advisor to PacifiCorp." In conclusion, the presentation materials stated that Pacific Telecom's trading value at the time of the presentation of $25 per share implied a 6.2x multiple of telephone EBITDA in respect of Pacific Telecom's telephone operations. Accordingly, such figure and other results suggested to Salomon Brothers that, at such time, Pacific Telecom was not trading at a discount to other independent telephone companies. Nevertheless, the valuation per access line of Pacific Telecom was consistent with the revenue, cash and growth characteristics of Pacific Telecom's access lines. The presentation further concluded that applying a 7.0x multiple (based on selected publicly announced telephone transactions) to the telephone EBITDA of Pacific Telecom's access lines implied a value of the telephone business of Pacific Telecom of $995 million, which when added to the value of the nonaccess line businesses of $581 million, supported a purchase price of $27 to $28 per share. For a discussion of certain important limitations concerning the summary of these presentation materials, see "Opinion of Financial Advisor to PacifiCorp" and "Opinion of Financial Advisor to PacifiCorp--Summary." A copy of these presentation materials has been filed as an exhibit to the
Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative. This summary of such materials does not purport to be complete and thus is qualified in all respects by the materials filed as an exhibit and by the important limitations referenced above. IN ADDITION, IN CONNECTION WITH SUCH PRESENTATION AND SUCH BACKGROUND MATERIALS, SALOMON DID NOT, AND WAS NOT REQUESTED BY THE BOARD OF DIRECTORS OF PACIFICORP TO, MAKE ANY RECOMMENDATION AS TO THE FORM OR SPECIFIC AMOUNT OF CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT OR OTHERWISE. THE PRESENTATION AND BACKGROUND MATERIALS DO NOT ANALYZE THE MERGER CONSIDERATION, WERE PREPARED FROM THE PERSPECTIVE OF PACIFICORP AND DO NOT ADDRESS THE FAIRNESS TO THE MINORITY SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, OF THE CONSIDERATION TO BE RECEIVED BY THE MINORITY SHAREHOLDERS IN ANY TRANSACTION (INCLUDING THE MERGER), NOR DO THEY CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC TELECOM IN RESPECT OF THE MERGER OR ANY OTHER TRANSACTION.

          Counsel to PacifiCorp then reviewed possible structures for the acquisition of the minority interest of Pacific Telecom. There was a discussion of the possible transaction structures, after which the Board concluded that Holdings should pursue a transaction involving a negotiated agreement with a special committee of independent Pacific Telecom directors in which minority shareholders would receive cash in exchange for their shares. For additional information concerning the alternative structures considered and reasons for their rejection, see "--Reasons of PacifiCorp and Holdings for the Merger." After further discussion, PacifiCorp decided that Holdings should proceed with an offer to acquire the minority interest at $28.00 per share in cash (the "Initial Offer"). Determination of the $28.00 per share price was based on Salomon's evaluation as set forth above. A letter containing the Initial Offer was sent to Pacific Telecom late in the day on November 1, and PacifiCorp publicly announced the Initial Offer on November 2, 1994.

          In its press release announcing the Initial Offer, PacifiCorp noted that the transaction was subject to the preparation and execution of definitive agreements, the receipt of regulatory approvals and third-party consents and the satisfaction of other conditions customary for such transactions. PacifiCorp also announced that Salomon Brothers had been retained as its financial advisor in connection with the Initial Offer. Pacific Telecom announced on November 2, 1994 that it had received the Initial Offer.

          On November 7, 1994, the Board of Directors of Pacific Telecom met to consider the Initial Offer. At that meeting, the Board of Directors of Pacific Telecom determined that any proposed business combination between Pacific Telecom and Holdings should be reviewed and negotiated by members of the Board of Directors of Pacific Telecom who were not also officers of Pacific Telecom or directors of Holdings or its other affiliates. Accordingly, the Board of Directors of Pacific Telecom unanimously approved the appointment of the Special Committee, consisting of Mr. Donald L. Mellish (Chairman), Mr. Roy M. Huhndorf, Ms. Joyce E. Galleher and the Honorable Sidney R. Snyder to receive, study, negotiate and make recommendations to the Board of Directors of Pacific Telecom concerning the Initial Offer. The Board of Directors of Pacific Telecom also authorized the Special Committee to retain legal counsel and financial advisors to assist the Special Committee in its review and consideration of the Initial Offer.

          Also on November 7, 1994, a lawsuit was filed by an alleged shareholder of Pacific Telecom seeking to bring a class action lawsuit on behalf of all shareholders of Pacific Telecom against Pacific Telecom, PacifiCorp, Holdings and each member of the Board of Directors of Pacific Telecom. The plaintiff claimed, among other things, that the $28.00 per share price offered by Holdings in the Initial Offer was inadequate and that the members of the Board of Directors of Pacific Telecom had breached their fiduciary duty to the Minority Shareholders. On February 3, 1995, this lawsuit was dismissed, without prejudice, as premature.

          Shortly after its formation, the Special Committee retained Latham & Watkins as its legal counsel. Thereafter, the Special Committee and its legal counsel discussed the procedures to be followed in evaluating the Initial Offer, including the retention of financial advisors. After conducting interviews of several nationally recognized investment banking firms, the Special Committee retained Smith Barney to serve as financial advisor to the Special Committee, assist in negotiations with Holdings and, if requested, render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders in the Initial Offer or in any other business combination involving Pacific Telecom and Holdings. Prior to its retention by the Special Committee, Smith Barney had rendered financial advisory services to Pacific Telecom and financing and underwriting services to PacifiCorp and its affiliates with respect to matters unrelated to the Initial Offer. In addition to Smith Barney, CS First Boston was also retained by the Special Committee to render, if requested, an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders in the Initial Offer or any other business combination involving Pacific Telecom and Holdings.

          From mid-November 1994 through January 1995, the Special Committee and its legal and financial advisors reviewed certain financial and other information concerning Pacific Telecom and Holdings. The materials reviewed by the financial and legal advisors consisted principally of (i) historical income statements, balance sheets and cash flow statements of Pacific Telecom for the last three fiscal years, both in consolidated form and by business segment; (ii) the Pacific Telecom five-year business plan (see "Certain Financial Forecasts"); (iii) back-up data relating to the foregoing;
(iv) corporate records of Pacific Telecom, including minutes of proceedings of the Board of Directors and related materials;
(v) recent publicly filed annual and quarterly reports of PacifiCorp; (vi) correspondence between management of Pacific Telecom and the management of PacifiCorp and Holdings;
(vii) certain documents evidencing the material financing arrangements between PacifiCorp and Holdings and PTI;
(viii) documentation relating to the pending sale of Alascom, Inc. ("Alascom") to AT&T Corp. ("AT&T") for $365 million (the "Alascom Sale"); and (ix) documentation relating to certain pending and proposed transactions involving Pacific Telecom. Also during such period, Smith Barney and CS First Boston met with representatives of Pacific Telecom, and Smith Barney met with representatives of Holdings on a number of occasions, and reviewed and discussed, among other things, (i) Pacific Telecom's business and historical and projected financial performance; (ii) Pacific Telecom's five-year business plan;
(iii) certain pending and proposed transactions involving Pacific Telecom; and (iv) the background of the timing of, and Holdings' reasons for, the Initial Offer. During discussions with PacifiCorp's financial advisors, Smith Barney inquired whether the common stock of PacifiCorp would be available as consideration in any possible business combination and was informed by Holdings' financial advisors that the Initial Offer was limited to cash and that PacifiCorp would not include common stock of PacifiCorp in the consideration to be received by the Minority Shareholders. During this period, Smith Barney and CS First Boston also discussed valuation analyses and methodologies. On December 22, 1994, Smith Barney and CS First Boston briefed the Special Committee and its counsel on the status of the examinations that had been conducted, and Smith Barney briefed them on the results of discussions with Holdings.

          On January 21, 1995, the Special Committee met with its financial and legal advisors and certain officers of Pacific Telecom and considered the terms of the Initial Offer and certain other issues concerning Pacific Telecom and Smith Barney's discussions with Holdings. The January 21, 1995 meeting began with a presentation by certain officers of Pacific Telecom concerning, among other things, (i) the current and projected future financial performance of Pacific Telecom;
(ii) the long-range business plan of Pacific Telecom, as described under "Selected Financial Data; Pro Forma Financial Information" and "Certain Financial Forecasts"; (iii) the effect on Pacific Telecom's earnings of the Alascom Sale;
(iv) the status of several acquisitions of rural local exchange carriers ("LECs") that Pacific Telecom was considering for acquisition in the near-term; and (iv) actual and foreseeable competition to Pacific Telecom in the LEC and cellular businesses. During this presentation, Pacific Telecom's officers explained that Pacific Telecom's long-range business plan contemplated the completion of the disposition by Pacific Telecom of its non-core businesses, including the resolution of the Alaska telecommunications market restructuring through the Alascom Sale and investment in rural telecommunications assets. The officers indicated that Pacific Telecom planned to finance these LEC acquisitions through (i) redeployment of funds received from the Alascom Sale and other divestitures and (ii) obtaining additional debt financing, which was expected to be available due to Pacific Telecom's low debt-to-equity ratio relative to peer companies in the same or similar industries. The Pacific Telecom officers further explained that Pacific Telecom was in the process of implementing this plan, as evidenced by the Alascom Sale, the sale of Pacific Telecom's international division and certain other assets and the pending acquisitions (the "Pending Acquisitions") of certain rural LEC assets in Colorado, Washington and Oregon from US West Communications, Inc. ("USWC"). See "Certain Financial Forecasts." The officers also informed the Special Committee that Pacific Telecom (i) was planning to submit bids to acquire certain other rural LECs; (ii) was discussing possible additional rural LEC acquisitions with certain other parties; and (iii) had factored into its projected financial results additional acquisitions of then unidentified rural telecommunications assets as such assets became available for purchase at assumed dates (all such acquisitions, other than the Pending Acquisitions, are referred to collectively as the "Future Acquisitions"). Certain portions of management's presentation to the Special Committee on January 21 included material derived from the SRI Materials described above.

          Also at the January 21, 1995 meeting, representatives of Smith Barney made a preliminary presentation that included
(i) a discussion of the scope and results of Smith Barney's due diligence review; (ii) a review of the terms of the Initial Offer; (iii) a discussion of the historical financial performance of Pacific Telecom and certain transactions previously effected by Pacific Telecom; (iv) a discussion of Pacific Telecom's financial information, business plans and projections provided to the advisors and to the Special Committee by management of Pacific Telecom; (v) a review of the valuation methodologies that it was using in connection with its valuation of the PTI Common Stock and evaluation of the Initial Offer; (vi) a discussion of the terms of other recent transactions similar to the Initial Offer; (vii) an analysis of the historical and projected future trading price of the PTI Common Stock; and (viii) a discussion of the financial performance and trading prices of certain companies comparable to Pacific Telecom. Representatives of CS First Boston also reviewed the due diligence investigation conducted and the examination of the Initial Offer being undertaken by CS First Boston. The Special Committee then discussed the presentations of Pacific Telecom management and Smith Barney, as well as the status of the review being conducted by CS First Boston, and considered possible alternatives to the Initial Offer, including increasing the amount of the cash consideration to be received by the Minority Shareholders, as well as an increase in the cash consideration coupled with the issuance to each Minority Shareholder of rights or other similar securities (the "Rights") that would provide additional consideration to the Minority Shareholders in the event that Holdings, after consummating the acquisition of the shares held by the Minority Shareholders, sold Pacific Telecom to a third party within a certain period of time. The Rights were discussed due to a concern expressed by the Special Committee that Holdings might have the opportunity to dispose of 100 percent of the PTI Common Stock to a third party after acquisition of the shares from the Minority Shareholders.
After further discussion, the Special Committee determined to seek to improve the Initial Offer by requesting an increase in the amount of cash to be paid for each share of PTI Common Stock and by introducing to Holdings the concept of issuing the Rights. After that discussion, the Special Committee instructed Smith Barney to discuss with Salomon Brothers two possible approaches: (i) an increase in the per share consideration to a price in the "high 30's" and (ii) a smaller increase in the per share cash consideration coupled with the Rights.

          On January 25, 1995, Smith Barney met with Salomon Brothers to discuss the terms of the Initial Offer and informed Salomon Brothers that the Special Committee desired an increase in the price per share of PTI Common Stock to be received by the Minority Shareholders to a price in the "high 30's," which Smith Barney supported in a presentation that included (i) a discussion of the historical financial performance of Pacific Telecom and certain transactions previously effected by Pacific Telecom; (ii) a discussion of Pacific Telecom's financial information, business plans and projections provided to Smith Barney by management of Pacific Telecom; (iii) a review of the valuation methodologies that it was using in connection with its valuation of the PTI Common Stock and evaluation of the Initial Offer; and (iv) an analysis of the historical and projected future trading price of PTI Common Stock.

          Smith Barney and Salomon Brothers met again on February 3, 1995, at which meeting Salomon Brothers presented a critique of the Smith

Barney valuation and its own valuation of the shares of PTI Common Stock held by the Minority Shareholders and the methodologies and analyses supporting such valuation. Salomon Brothers stated to Smith Barney that Salomon Brothers continued to believe that a purchase price of $28.00 should be acceptable. The substance of the Salomon Brothers response was contained in certain presentation materials. In general, the presentation discussed the discount rates applied by Smith Barney, inclusion of "generic acquisitions" in the Smith Barney analysis and, in the view of Salomon Brothers, inclusion of the premium suggested by the Smith Barney analysis. In discussing the discount rates utilized by Smith Barney, Salomon Brothers first pointed out that, in connection therewith, Smith Barney assumed a 50 percent debt/total capitalization ratio based on book accounting, whereas Salomon Brothers suggested use of market value weightings of debt/total capitalization.
According to the Salomon Brothers materials, applying market value weightings to debt/total capitalization ratios would produce a ratio of 30.9 percent, as opposed to 50 percent. Salomon Brothers also discussed the assumed level of systematic risk associated with Pacific Telecom's stock price (i.e., the equity beta) utilized by Smith Barney. As a general matter, Salomon Brothers stated that an equity beta of 0.84-0.97 should be utilized as opposed to the equity beta of 0.67 utilized by Smith Barney. Salomon Brothers also discussed the market risk premium of 5.7 percent utilized by Smith Barney, particularly because Salomon Brothers believed such percentage was at the low end of the available range of risk premiums. After taking into account such adjustments and applying only those changes to the Smith Barney DCF analysis in respect of Pacific Telecom, Salomon Brothers set forth adjusted Smith Barney valuations ranging from $27.45 to $24.05 per share compared to Smith Barney's valuation of $33.30 per share to $29.29 per share. In addition, in recalculating Smith Barney's analysis of the present value of future stock prices, Salomon Brothers set forth an adjusted range of values of $28.70 to $26.48 as compared to the range set forth by Smith Barney of $31.81 to $29.28 per share. Salomon Brothers next discussed Smith Barney's consideration of the impact of generic and unidentified acquisitions in its valuation of Pacific Telecom. Salomon Brothers pointed out that an acquiror of a particular company should not be expected to pay for "value" created by unidentified future acquisitions and thus such acquisitions should not be considered. Salomon Brothers also reiterated PacifiCorp's position that the valuation of Pacific Telecom should not take into account the premium suggested by the Smith Barney analysis. Salomon Brothers noted that Smith Barney applied a premium to theoretical prices, such as those derived from a DCF analysis, which, according to Salomon Brothers, resulted in "double counting." In addition, the terminal multiples were significantly higher than those observed in actual merger and acquisition transactions. Finally, Salomon Brothers reviewed its own analysis of Pacific Telecom, the substance of which is more fully discussed below under "Opinion of Financial Advisor to PacifiCorp." For certain important limitations in respect of this summary, see "Opinion of

Financial Advisor to PacifiCorp--Summary." For certain important limitations in respect of the engagement of Salomon Brothers, see "Opinion of Financial Advisor to PacifiCorp." A copy of the presentation materials in respect of the response by Salomon Brothers to the Smith Barney analysis has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative. This summary of such material does not purport to be complete and thus is qualified in all respects by the materials filed as an exhibit to the Schedule 13E-3 and by such important limitations discussed above. IN ADDITION, IN CONNECTION WITH SUCH PRESENTATION AND SUCH BACKGROUND MATERIALS, SALOMON BROTHERS DID NOT, AND WAS NOT REQUESTED BY THE BOARD OF DIRECTORS OF PACIFICORP TO, MAKE ANY RECOMMENDATION AS TO THE FORM OR SPECIFIC AMOUNT OF CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT OR OTHERWISE. THE PRESENTATION AND BACKGROUND MATERIALS DO NOT ANALYZE THE MERGER CONSIDERATION, WERE PREPARED FROM THE PERSPECTIVE OF PACIFICORP AND DID NOT ADDRESS THE FAIRNESS TO THE MINORITY SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, OF THE CONSIDERATION TO BE RECEIVED BY THE MINORITY SHAREHOLDERS IN ANY TRANSACTION (INCLUDING THE MERGER), NOR DO THEY CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC TELECOM IN RESPECT OF THE MERGER OR ANY OTHER TRANSACTION.

          Following further discussion, Smith Barney introduced the alternative discussed by the Special Committee of increasing the amount of the per share consideration to a price below the "high 30's" and including the Rights in the consideration to be received by the Minority Shareholders. Salomon Brothers, after further consultation with Holdings, indicated that, because Holdings had no present intention to sell Pacific Telecom, Holdings did not believe that it was appropriate to issue the Rights as part of the consideration to be received by the Minority Shareholders. Salomon Brothers also indicated that Holdings was not, at that time, prepared to increase the price for the PTI Common Stock above $28.00 per share. See the summary of the Salomon Brothers analysis with respect thereto in the immediately preceding paragraph.

          On February 5, 1995, the Special Committee, its legal counsel and Smith Barney met to discuss developments in the negotiations between Smith Barney and Salomon Brothers since January 21, 1995, to review the discussion concerning financial analyses between Smith Barney and Salomon Brothers and to formulate the response of the Special Committee. At that meeting, Smith Barney summarized its discussions with Salomon Brothers and certain differences between the valuation analyses of Smith Barney and those of Salomon Brothers. Smith Barney explained that, in its view, Salomon Brothers' valuation of Pacific Telecom did not take into account sufficiently the potential positive effect of the Future Acquisitions on Pacific Telecom's future financial performance and that Smith Barney and Salomon Brothers had differing views as to the possible effect of the Pending Acquisitions on Pacific Telecom's future financial performance. Smith Barney also indicated that differences between Salomon Brothers' valuation of the PTI Common Stock (from the perspective of PacifiCorp) and the valuation of Smith Barney (from the perspective of the Minority Shareholders of Pacific Telecom) also resulted, in part, from differing assumptions concerning the weighted average cost of capital for Pacific Telecom.

          At that meeting, the Special Committee also discussed contacts on February 5, 1995 between representatives of Pacific Telecom and Texas Pacific Group, Inc. ("Texas Pacific"). A representative of Texas Pacific had called the Chief Executive Officer of Pacific Telecom, who had referred the representatives of Texas Pacific to the Special Committee. In the conversations with representatives of the Special Committee on February 5, 1995, the representatives of Texas Pacific expressed an interest in acquiring all, but not less than all, of the outstanding shares of PTI Common Stock, but did not make an offer. Because the expression of interest contemplated the acquisition of all of the outstanding PTI Common Stock, the Special Committee determined to inform the other members of the Board of Directors of Pacific Telecom of the contacts and instructed Smith Barney to communicate the substance of the contacts to Salomon Brothers.

          Following further discussions, the Special Committee also determined to continue negotiations concerning the appropriate price per share for the PTI Common Stock held by the Minority Shareholders. The Special Committee and its advisors also discussed the possibility of structuring the terms and conditions of any possible transaction with Holdings in a manner that would address certain concerns of the Special Committee, including Holdings' position that Rights should not be included as part of the consideration to be received by the Minority Shareholders. After this discussion, the Special
Committee determined that it should propose that any agreement with Holdings include, among other things, a representation from Holdings to the effect that neither Holdings nor PacifiCorp had any current intention to sell the stock or business of Pacific Telecom to a third party and an additional representation that neither Holdings nor PacifiCorp had received any offer or indication of interest from a third party regarding the purchase of Pacific Telecom except as disclosed to Pacific Telecom (collectively, the "Special
Representations"). The Special Committee also agreed that the consummation of any merger or other transaction between Pacific Telecom and Holdings should be conditioned upon the affirmative vote of the holders of a majority of the shares of PTI Common
Stock held by the Minority Shareholders (the "Minority
Shareholder Approval"). Following that discussion, the Special Committee instructed Smith Barney to contact Salomon Brothers to discuss an increase of the per share consideration to $34.00, to request that Holdings consider the Special
Representations and the Minority Shareholder Approval condition and to inform Salomon Brothers of the contact from the third party.

          Following that meeting, Smith Barney contacted Salomon Brothers and informed Salomon Brothers of the contact by Texas Pacific and held discussions concerning the price per share to be received by the Minority Shareholders and the other matters addressed in the February 5, 1995 meeting of the Special Committee. Although Salomon Brothers indicated that Holdings would consider the Special Committee's proposal concerning the Special Representations and the Minority Shareholder Approval, Salomon Brothers indicated that Holdings would not increase the purchase price to $34.00 per share. During such discussions, Salomon Brothers also indicated that Holdings' position would not be affected by the Texas Pacific's expression of interest, because Holdings did not intend to dispose of its interest in Pacific Telecom and that Salomon Brothers had so advised Texas Pacific. Texas Pacific had no further contact with Salomon Brothers, Holdings or PacifiCorp regarding Pacific Telecom and no offer was ever made by Texas Pacific.

          The Special Committee met again on February 6, 1995, during which meeting Smith Barney informed the Special Committee of the status of negotiations. Following that meeting, legal counsel to the Special Committee contacted Mr. William J. Glasgow, then the Chief Executive Officer of Holdings and the Chief Financial Officer of PacifiCorp, and, at the instruction of the Special Committee, informed him that the Special Committee would be willing to consider a per share consideration of $32.50 in cash, subject to the negotiation of a merger agreement that would include the Special Representations and the Minority Shareholder Approval condition. On February 7, 1995, Mr. Glasgow contacted representatives of Smith Barney and informed them that, although Holdings desired to complete a transaction as soon as possible, Holdings was not prepared to increase significantly the per share consideration to be received by the Minority Shareholders. Mr. Glasgow further indicated that the Board of Directors of Holdings had instructed him to complete negotiations concerning the material terms of any negotiated transaction between Pacific Telecom and Holdings as soon as possible and that, if negotiations were not completed soon, the Board of Directors of Holdings would convene a meeting to discuss Holdings' available alternatives. Mr. Glasgow suggested that representatives of Holdings, the Special Committee and their respective advisors meet in person as soon as possible.

          The Special Committee held meetings on February 7, 1995 and again on February 8, 1995 with its legal counsel and Smith Barney and discussed the status of negotiations and determined that two of the four members of the Special Committee, accompanied by Smith Barney and legal counsel, should meet with Mr. Glasgow, Salomon Brothers and Holdings' legal counsel. A meeting between Mr. Mellish and Mr. Huhndorf of the Special Committee and Mr. Glasgow was scheduled for February 15, 1995. At the February 8, 1995 meeting, the Special Committee also discussed the possible alternatives that Holdings could pursue in the event that Holdings and the Special Committee reached an impasse. The alternatives that the Special Committee believed could be available to Holdings were: to terminate consideration of a transaction with Pacific Telecom, to commence a tender offer for the shares of PTI Common Stock held by the Minority Shareholders followed by a short-form merger without first reaching an agreement with the Special Committee or to use Holdings' voting power to assert greater control over the Board of Directors. The Special Committee noted that each of these alternatives could involve a share price for the PTI Common Stock lower than the Initial Offer or otherwise remove entirely any opportunity for the Minority Shareholders to realize a significant premium to historical trading values for their PTI Common Stock. Given that the Special Committee viewed each of these alternatives as less attractive to the Minority Shareholders than a negotiated transaction, it undertook to continue to negotiate with Holdings and its representatives in order to obtain the highest possible cash price for the PTI Common Stock held by the Minority Shareholders.

          The Special Committee met again on February 11, 1995 to prepare for the February 15, 1995 meeting with Mr. Glasgow and Holdings' other representatives. At the February 11, 1995 meeting, Smith Barney presented an updated financial analysis concerning Pacific Telecom and again reviewed the alternatives that might be available to Holdings in the event an agreement could not be reached, as summarized above.

          On February 15, 1995, Mr. Mellish and Mr. Huhndorf of the Special Committee met in Seattle, Washington with Mr. Glasgow and other members of Holdings' management. Representatives of Smith Barney and the Special Committee's legal counsel were also present, as were representatives of Salomon Brothers and legal counsel for Holdings. In the course of discussions, Mr. Glasgow expressed Holdings' views concerning the Initial Offer and Salomon Brothers made a presentation concerning its valuation analysis and the manner in which its analysis differed from that of Smith Barney. Salomon Brothers also provided the Special Committee and its representatives with a written presentation supporting its analysis. These presentation materials contained a general summary of the analysis by

Salomon Brothers of Pacific Telecom, which is more fully described below under "Opinion of Financial Advisor to PacifiCorp." These presentation materials also contained a general summary of the discussion by Salomon Brothers of the Smith Barney analysis described above.

          Following such discussion, Smith Barney distributed to Holdings' representatives a summary of the differences between the valuation assumptions of Smith Barney and those of Salomon Brothers prepared in August 1994 and February 1995. In its summary, Smith Barney identified four significant factors that it believed contributed to the disparity between the firms' valuations of PTI Common Stock:

          (1) Smith Barney analyzed Pacific Telecom's value using several valuation methodologies, conducted such analyses using Pacific Telecom's 1995-1996 forecasts adjusted for consummation of the Alascom Sale and the Pending Acquisitions (the "Short-Term Forecasts"), Pacific Telecom's 1995-1999 forecasts as so adjusted (the "Long-Term Forecasts Without Future Acquisitions") and Pacific Telecom's 1995-1999 forecasts adjusted for the consummation of the Alascom Sale, the Pending Acquisitions and the Future Acquisitions (the "Long-Term Forecasts With Future Acquisitions") (the Long-Term Forecasts Without Future Acquisitions together with the Long-Term Forecasts With Future Acquisitions being hereinafter referred to as the "Long-Term Forecasts") and took into account Pacific Telecom's projected value under various future acquisition scenarios. Salomon Brothers' analysis was based on only one valuation methodology and did not take into account the effects of the Future Acquisitions.

          (2) Smith Barney and Salomon Brothers used different weighted average cost of capital ("WACC") figures in their analyses: Smith Barney used a WACC of 8 percent to 10 percent and Salomon Brothers used a WACC of 10 percent to 13 percent. In Smith Barney's view, the difference in the WACCs used was due to two factors. First, the firms used differing measures of risk ("beta"). Although both firms used betas published by BARRA, an independent financial consulting firm, Salomon Brothers used Pacific Telecom's historical beta, and Smith Barney used Pacific Telecom's predicted beta. Smith Barney noted in its summary that BARRA recommends that predicted beta, rather than historical beta, be used to forecast market sensitivity. Secondly, the firms used different debt to capitalization ratios. Smith Barney used the book value of equity to determine the debt to capitalization ratio, whereas Salomon Brothers used the market value of equity. Smith Barney noted in its summary that although Salomon Brothers' position is correct for nonregulated companies, for highly regulated companies such as the majority of Pacific Telecom's operations, the book value of equity, in Smith Barney's view, is the appropriate measure because regulators use the book value of equity in the rate-making process.

          (3) Smith Barney considered the Short-Term Forecasts and the Long-Term Forecasts that took into account the benefits derived from "unidentified future acquisitions" of rural LEC properties. Salomon Brothers did not consider the scenarios incorporating such "unidentified future acquisitions."

          (4) Salomon Brothers' DCF analysis did not include a squeezeout premium, which premium was included in the analysis conducted by Smith Barney.

          After additional discussion, the representatives of Holdings indicated that Holdings continued to believe that the per share price reflected in the Initial Offer was fair to the Minority Shareholders, but that they would consider recommending to the Board of Directors of Holdings an increase of the consideration to be received by the Minority Shareholders by $1.00 per share or, perhaps, slightly more. Holdings' representatives indicated, however, that in no event would Holdings increase its offer to the level proposed by the Special Committee. Before conclusion of the meeting, Holdings' representatives indicated that, in the event that agreement could not be reached concerning the per share consideration to be received by the Minority Shareholders, Holdings would then consider its alternatives. After this meeting, a telephonic conference call was held by the full Special Committee, legal counsel and Smith Barney to review the discussions with Holdings.

          The Special Committee met again with representatives of Smith Barney and legal counsel on February 21, 1995 to consider its response to the matters discussed at the February 15, 1995 meeting. The Special Committee was informed that Mr. Mellish had spoken with Mr. Frederick W. Buckman, the Chief Executive Officer of PacifiCorp, that morning and that Mr. Buckman had stated that Holdings might be willing to reach an agreement at a price between $29.25 per share to $29.50 per share of PTI Common Stock. The members of the Special Committee then engaged in a discussion as to what price per share they would be willing to recommend to the Minority Shareholders. The Special Committee further discussed the financial analyses with Smith Barney. After further deliberation, the Special Committee determined to inform Holdings that, subject to receipt of fairness opinions from its financial advisors and the completion of negotiation of an agreement and plan of merger between Holdings and Pacific Telecom containing the Special Representations, a Minority Shareholder Approval condition and other terms acceptable to the Special Committee, the Special Committee was prepared to favorably consider a transaction involving consideration in the amount of $30.00 per share.

          Following that meeting, representatives of Smith Barney communicated the Special Committee's position concerning the proposed consideration, the Special Representations and the Minority Shareholder Approval condition to Mr. Glasgow, who indicated that he would be willing to recommend a transaction at a $30.00 price if agreement could be reached regarding the proposed representations and the approval condition, as well as the other terms and conditions of a definitive agreement and plan of merger.


          On February 23, 1995, Holdings provided the Special Committee and its advisors with a draft agreement and plan of merger, and, between February 23 and March 8, 1995, legal counsel to Holdings and the Special Committee negotiated the terms and conditions of the agreement, including the Special Representations and the Minority Shareholder Approval condition.

          On March 3, 1995, a joint meeting of the Board of Directors of Holdings and the Executive Committee of the Board of Directors of PacifiCorp (the "Executive Committee") was held to discuss the status of the negotiations and to review the draft agreement and plan of merger and the draft agreement between Pacific Telecom and PacifiCorp pursuant to which PacifiCorp would make certain representations and undertake certain obligations with respect to the Merger. At that joint meeting, Mr. Glasgow, who had resigned his positions with PacifiCorp and it affiliates on February 28, 1995 to become a partner in a venture capital firm, but continued to handle negotiations with the Special Committee in his capacity as a consultant to PacifiCorp, reviewed the status of the negotiations. Counsel to PacifiCorp and Holdings reviewed the terms and provisions of the draft agreements and responded to questions of the directors. A representative of Salomon Brothers made a presentation as to the basis underlying Salomon Brothers' determination that a $30.00 per share price for PTI Common Stock would be fair to PacifiCorp and rendered the oral opinion of Salomon Brothers (subsequently confirmed in writing) to the effect that such price was fair, from a financial point of view, to PacifiCorp. Salomon Brothers did not, and was not requested to, make any recommendation as to the form or amount of consideration to be paid pursuant to the Merger Agreement. Salomon Brothers did not address the fairness to the Minority Shareholders, from a financial point of view or otherwise, of the consideration to be received by the Minority Shareholders in the Merger. See "Opinion of Financial Advisor to PacifiCorp." After discussion, the Holdings Board approved the draft agreement and plan of merger in the form presented to the Board at the meeting, subject to receipt by the Special Committee of fairness opinions from Smith Barney and CS First Boston, the recommendation of the Special Committee that the Board of Directors of Pacific Telecom approve and adopt the agreement and plan of merger and the recommendation of the Board of Directors of Pacific Telecom that the

Minority Shareholders approve the agreement and plan of merger and the Merger. The Holdings Board authorized the execution and delivery of an agreement and plan of merger substantially in the form presented, subject to the foregoing conditions and changes as approved by Mr. Buckman within specified parameters, including that the proposed merger consideration not exceed $30.00 per share.

          After the conditional approval of the Merger
Agreement by the Holdings Board, the Executive Committee approved the draft agreement between Pacific Telecom and PacifiCorp, subject to the same conditions upon which the Holdings Board approved the draft agreement and plan of merger, and authorized execution and delivery of an agreement substantially in the form presented, subject to changes as approved by Mr. Buckman within the same parameters specified by the Holdings Board.

          At the March 4, 1995 meeting of the Special
Committee, its legal counsel reported on the status of the negotiations concerning the draft agreement and plan of merger. The Special Committee also tentatively scheduled its next meeting for March 8, 1995. From March 3 through March 8, 1995, counsel for Holdings and counsel for the Special Committee had a number of discussions to resolve open issues on the draft agreement and plan of merger and related matters.

          The Special Committee met on the evening of March 8, 1995 and the early morning of March 9, 1995 (Eastern Standard
Time) to consider the draft agreement and plan of merger and the changes made thereto since March 4, 1994. That meeting also included presentations from representatives of Smith Barney, CS First Boston and the Special Committee's legal counsel. The Special Committee's legal counsel reviewed the process of the negotiations that had led to the draft agreement, reviewed the terms and provisions of the draft agreement and answered questions of the Special Committee. Certain members of Pacific Telecom's management then summarized the status of Pacific Telecom's acquisition program, including the status and timing of certain possible acquisitions that Pacific Telecom's management was considering. Representatives of Smith Barney and CS First Boston each made a presentation as to their respective valuation analyses of the PTI Common Stock. See "--Opinions of Smith Barney and CS First Boston."
Following each presentation, the Special Committee received the oral opinion (subsequently confirmed in writing) of each of Smith Barney and CS First Boston to the effect that, as of March 9, 1995, the Merger Consideration was fair, from a financial point of view, to the Minority Shareholders.

          After further discussion, the Special Committee concluded, based primarily on the opinions of Smith Barney and CS First Boston and, in part, on the other factors described below under "--Recommendations of the Board of Directors of Pacific Telecom and the Special Committee," that the terms of the Merger were fair to, and in the best interests of, the Minority Shareholders and unanimously recommended that the Pacific Telecom Board of Directors (i) approve and adopt the Merger Agreement in the form presented to the Special Committee at such meeting;
(ii) determine that the Merger was fair to, and in the best interests of, the Minority Shareholders; and (iii) recommend that the Minority Shareholders approve the Merger Agreement and the Merger.

          In a meeting of the Board of Directors of Pacific Telecom held immediately after the meeting of the Special Committee, the Board of Directors of Pacific Telecom unanimously approved and adopted the Merger Agreement, authorized the execution thereof, determined that the Merger was fair to, and in the best interests of, the Minority Shareholders, and recommended that the Minority Shareholders approve the Merger Agreement and the Merger.

          The Merger Agreement was executed and delivered by the respective parties on March 9, 1995, in the form attached hereto as Exhibit A.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF PACIFIC TELECOM
AND THE SPECIAL COMMITTEE

          At a meeting of the Special Committee commencing on March 8, 1995, the Special Committee unanimously determined that the Merger Agreement was fair to, and in the best interests of, the Minority Shareholders and recommended that the Board of Directors of Pacific Telecom approve and adopt the Merger Agreement and the transactions contemplated therein. At a meeting of the Board of Directors of Pacific Telecom held immediately following the meeting of the Special Committee, based on the recommendation of the Special Committee and considering the fairness opinions received from Smith Barney and CS First Boston, the Board of Directors of Pacific Telecom unanimously (i) determined that the Merger was fair to, and in the best interests of, the shareholders of Pacific Telecom;
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance thereof by Pacific Telecom; and (iii) resolved to recommend that the shareholders of Pacific Telecom approve the Merger Agreement and the transactions contemplated therein. ACCORDINGLY, THE BOARD OF DIRECTORS OF PACIFIC TELECOM RECOMMENDS THAT THE SHAREHOLDERS OF PACIFIC TELECOM APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          The Board of Directors of Pacific Telecom believes that the terms of the Merger Agreement are fair to, and in the best interests of, Pacific

Telecom and its shareholders. In reaching its conclusion, the Board of Directors of Pacific Telecom adopted the recommendation of the Special Committee as set forth below.

          The Special Committee, in reaching its conclusion that the Merger was fair to, and in the best interest of, the Minority Shareholders and in determining to recommend approval of the Merger Agreement and the Merger to the Board of Directors of Pacific Telecom, considered a number of factors, including, without limitation, the following:

          1. The oral and written presentations of Smith Barney and CS First Boston to the Special Committee on March 8, 1995 and the written opinions of Smith Barney and CS First Boston dated March 9, 1995 to the effect that, as of the date of each such opinion and based upon and subject to certain matters stated in each such opinion, the Merger Consideration was fair, from a financial point of view, to the Minority Shareholders. See "--Opinions of Smith Barney and CS First Boston." THE OPINIONS OF SMITH BARNEY AND CS FIRST BOSTON, DATED AS OF THE DATE HEREOF, ARE ATTACHED HERETO AS EXHIBITS C AND D, RESPECTIVELY. THE SHAREHOLDERS OF PACIFIC TELECOM ARE URGED TO READ EACH SUCH OPINION CAREFULLY IN ITS ENTIRETY.

          2.   The Special Committee's conclusion that the
Merger Consideration represented the highest price that Holdings would be willing to pay in acquiring the PTI Common
Stock held by the Minority Shareholders.

          3. The terms of the Merger Agreement, including, without limitation, the amount and form of consideration, the nature of the parties' representations, warranties, covenants and agreements and the conditions to the obligations of Holdings and Pacific Telecom. In this regard, the Special Committee considered significant: (i) the Minority Shareholder Approval condition to the consummation of the Merger that requires that the Merger Agreement be approved by the affirmative vote of the holders of a majority of the shares of the PTI Common Stock held by the Minority Shareholders and (ii) the Special Representations of Holdings and PacifiCorp set forth in the Merger Agreement and in the PacifiCorp Agreement to the effect that (A) other than transactions disclosed in Pacific Telecom's prior filings with the SEC, neither PacifiCorp nor Holdings had any current plan or intention to sell or otherwise dispose of any material portion of the PTI Common Stock or the assets of Pacific Telecom and (B) to the best knowledge of Holdings and PacifiCorp, neither PacifiCorp nor Holdings had received any offer or "proposal" (as defined in the Merger Agreement) to purchase any material portion of the capital stock or assets of Pacific Telecom. See "The Merger Agreement--Representations and Warranties."

          4. The possibility that, in the absence of a merger agreement, Holdings could increase its ownership of the PTI
Common Stock in a transaction not approved by Pacific Telecom or the Special Committee.

          5.   The fact that the Merger Consideration
represented a 23.7 percent premium over the last reported sale price of the PTI Common Stock on the day immediately preceding the announcement of the Initial Offer ($24.25 per share) and a
7.1 percent premium over the Initial Offer. The Special Committee did note that the last reported sale price of the PTI Common Stock on the day immediately preceding the announcement of the execution of the Merger Agreement ($31.125 per share) exceeded the Merger Consideration. The Special Committee understood, based on Smith Barney's estimate of the number of shares of PTI Common Stock traded on the Nasdaq National Market between the announcement of the Initial Offer and March 8, 1995, that approximately 18.8 percent of such shares reflected a trading price in excess of $30.00 per share.

          6. The Special Committee's knowledge of the business, financial condition, results of operations and prospects of Pacific Telecom and the Special Committee's understanding of the effect thereon of the Alascom Sale, the Pending Acquisitions, the Future Acquisitions and certain other transactions recently completed, proposed or contemplated by Pacific Telecom. See "Certain Financial Forecasts."

          7. The historical trading prices of the PTI Common Stock. In particular, the Special Committee noted that the reported trading price of the PTI Common Stock had not exceeded $30.00 per share during the three year period prior to the announcement of the Initial Offer.

          8. The availability of dissenters' rights to the Minority Shareholders who vote against approval of the Merger
Agreement and perfect such rights under the applicable provisions of the WBCA. See "--Rights of Dissenting
Shareholders."

          In view of the number and disparate nature of the factors considered by the Special Committee, the Special Committee did not assign relative weights to the factors considered in reaching its conclusions. The Special Committee did, however, rely primarily upon the presentations and opinions of Smith Barney and CS First Boston described in paragraph 1 above.

          According to Smith Barney's and CS First Boston's DCF analyses, the value of Pacific Telecom as a going concern was between (i) $27.66 and $32.57 in the case of Smith Barney (for a midpoint of $30.11) and (ii) $23.25 to $35.50 in the case of CS First Boston (for a midpoint of

$29.38). The Special Committee considered that the Merger Consideration exceeded $29.74, the median of the midpoints of $30.11 and $29.38. As indicated in the 1994 Form 10-K, Pacific Telecom's book value was $16.86 per share as of December 31, 1994. The Special Committee gave the book value of Pacific Telecom little consideration because it was well below the consideration being discussed. Since January 1, 1993, Pacific Telecom has purchased a total of 261,946 shares of PTI Common Stock at an average purchase price of approximately $23.63 per share. See "Certain Transactions in PTI Common Stock." The Special Committee gave little weight to such repurchases of PTI Common Stock because such repurchases occurred at the then-current market price which, with the exception of the repurchases made after the announcement of the Initial Offer, were at a price substantially below the consideration being discussed with Holdings.

          The Merger Consideration was below the numerical values that resulted from certain valuation analyses conducted by Smith Barney and CS First Boston. See "--Opinions of Smith Barney and CS First Boston." Because the Special Committee was advised by each of Smith Barney and CS First Boston that their respective analyses should be considered as a whole, the Special Committee did not give any weight to individual valuation methodology or analysis but, as discussed above, determined that the Merger Consideration is fair to and in the best interests of the Minority Shareholders based primarily upon the oral and written fairness opinions of each of Smith Barney and CS First Boston.

          The members of the Special Committee (as well as the other directors of Pacific Telecom) are indemnified by Pacific Telecom under Pacific Telecom's Articles of Incorporation and Bylaws, related indemnification contracts and the applicable provisions of the WBCA (and, pursuant to the Merger Agreement and the PacifiCorp Agreement, by Holdings and PacifiCorp) with respect to their actions in connection with the Merger. See "The Merger Agreement--Indemnification of Officers and Directors." As compensation for the services of the members of the Special Committee, Pacific Telecom has agreed to pay additional directors' fees of $20,000 to the Chairman of the Special Committee and $15,000 to each of the other members of the Special Committee. Pacific Telecom has also agreed to pay each member of the Special Committee $750 for each meeting held by the Special Committee and to reimburse the members of the Special Committee for expenses incurred by each of them in connection with the Merger. Such compensation is in addition to the compensation payable to all directors of the Pacific Telecom, including the directors comprising the Special Committee. See "Election of Directors--Director Compensation" and "Security Ownership of Certain Beneficial Owners and Management."

OPINIONS OF SMITH BARNEY AND CS FIRST BOSTON

     Opinion of Smith Barney

          Smith Barney was retained by the Special Committee and Pacific Telecom to act as financial advisor to the Special Committee in connection with the Merger. In connection with such engagement, the Special Committee requested that Smith Barney evaluate the fairness, from a financial point of view, of the Merger Consideration. On March 8, 1995, Smith Barney delivered to the Special Committee an oral opinion (subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Minority Shareholders. Smith Barney has confirmed such opinion by delivery of a written opinion dated the date hereof. The assumptions made, matters considered and limitations on the review undertaken in the March 8, 1995 opinion are substantially the same as those contained in the opinion dated the date hereof and attached hereto as Exhibit C.

          In arriving at its opinion, Smith Barney reviewed the draft Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Pacific Telecom and the Special Committee concerning the business, operations and prospects of Pacific Telecom. Smith Barney participated in discussions and negotiations among representatives of Pacific Telecom and Holdings and their financial and legal advisors. Smith Barney examined certain publicly available business and financial information relating to Pacific Telecom and PacifiCorp, as well as certain financial forecasts and other data for Pacific Telecom that were provided to Smith Barney by the senior management of Pacific Telecom. See "Certain Financial Forecasts." Smith Barney reviewed the financial terms of the Merger as set forth in the draft Merger Agreement in relation to, among other things, Pacific Telecom's historical and forecasted earnings and the capitalization and financial condition of Pacific Telecom. Smith Barney also considered, to the extent publicly available, the financial terms of certain other transactions that Smith Barney deemed comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to the operations of Pacific Telecom. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion.

          In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, Smith Barney was informed by the management of Pacific Telecom that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pacific Telecom as to the expected future financial performance of Pacific Telecom. In addition, Smith Barney did not make or obtain an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Pacific Telecom. No limitations were imposed by the Special Committee on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion. Smith Barney was not asked to, and did not, solicit acquisition proposals from any third parties. A copy of the written materials provided by Smith Barney and distributed to the Special Committee in connection with the delivery of its opinion, a copy of Smith Barney's written presentation materials dated January 25, 1995 used at the meeting between Smith Barney and Salomon Brothers that was held on that date, a copy of Smith Barney's draft report to the Special Committee dated February 13, 1995 and a copy of Smith Barney's written presentation to Salomon Brothers, PacifiCorp and Holdings dated February 15, 1995, which summarized certain differences in the valuation methodologies used by Smith Barney and Salomon Brothers, have been filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder that has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative.

          THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. PACIFIC TELECOM'S SHAREHOLDERS ARE URGED TO CAREFULLY READ THE ATTACHED OPINION IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE SPECIAL COMMITTEE IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC TELECOM AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

          In preparing its opinion to the Special Committee, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selected portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Pacific Telecom and industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pacific Telecom, such as the impact of competition on the business of Pacific Telecom and the telecommunications industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Pacific Telecom or the telecommunications industry or in the financial markets in general. The assumptions primarily relate to Smith Barney's reliance, as described above, on the reasonableness of the forecasts prepared by Pacific Telecom and to Smith Barney's judgment as to the appropriateness of other assumptions, which are described herein in connection with the summary of its analyses. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


          Smith Barney's general approach in its analysis of the fairness of the Merger Consideration was to utilize a variety of methodologies to derive theoretical public market prices for Pacific Telecom and to then add to such theoretical public market prices a "minority buy-out premium." Smith Barney derived this minority buy-out premium by analyzing the premiums over preannouncement market prices paid in other transactions involving the acquisition by majority shareholders of the stock held by minority shareholders. Smith Barney then applied this minority buy-out premium to its valuation analyses; however, as Smith Barney advised the Special

Committee, the minority buy-out premium is only an arithmetic mean, does not represent a minimum or a maximum for any particular minority buy-out transaction and may be higher or lower with respect to any particular transaction because of differences in facts and circumstances (the "Minority Buy-Out Premium"). Smith Barney used, among other valuation analyses, a historical stock price analysis, a component valuation analysis, a public market valuation analysis, a DCF analysis, a future stock price analysis, a comparable company analysis and a comparable transaction analysis. Certain of these methodologies used the Short-Term Forecasts, which were not adjusted for the Future Acquisitions. See "Certain Financial Forecasts." Other methodologies used the Long-Term Forecasts Without Future Acquisitions and the Long-Term Forecasts With Future Acquisitions.

          MINORITY BUY-OUT PREMIUM ANALYSIS. Smith Barney analyzed the premiums paid in certain transactions of $20 million or more from 1989 through 1994 for which there is publicly available information, in which the majority shareholder purchased between 5 percent and 50 percent of the company's outstanding shares of common stock from the minority shareholders, based on stock prices four weeks prior to the announcement of such transaction as compared to the final per share offer price, including transactions in the health care, telecommunications, entertainment, consumer goods and financial services fields, among others. The median premium for such transactions with cash merger consideration was 24.8 percent, and for all such transactions with various forms of merger consideration, the median premium was 25 percent. Applying these premiums to the price of a share of PTI Common Stock four weeks before announcement of the transaction, Smith Barney derived an implied valuation range of $30.74 to $30.78 per share.

          Smith Barney also performed a similar analysis based on the premium of the final per share offer price of such transactions compared to the initial per share offer price in such transactions. The median premium for such transactions with cash merger consideration was 10 percent, and for all such transactions with various forms of merger considerations, the median premium was 4.4 percent. Applying these premiums to the Initial Offer price for a share of PTI Common Stock, Smith Barney derived an implied valuation range for PTI Common Stock of $29.24 to $30.79 per share. Finally, applying these premiums both to the price of a share of PTI Common Stock four weeks before announcement of the transaction and to the Initial Offer price, Smith Barney derived an implied valuation range for PTI Common Stock of $30.01 to $30.76 per share.

          HISTORICAL STOCK PRICE ANALYSIS. Smith Barney analyzed the prices at which shares of Pacific Telecom's Common Stock traded after the date of announcement of the Initial Offer through March 3, 1995. This analysis showed that 81.2 percent of traded shares of PTI Common Stock traded during such period at or under $30.00 per share and 18.8 percent of traded shares of PTI Common Stock traded during such period at over $30.00 per share. The weighted average of daily closing prices during this period was $29.88. Smith Barney noted that during the three-year period prior to the date of announcement of the Initial Offer, the highest price per share of PTI Common Stock was $28.75.

          Smith Barney also analyzed the trading activity in PTI Common Stock in the last hour and last 15 minutes of each of the 20 trading days prior to March 9, 1995. On 10 of those days, 50 percent or more of the shares traded were traded within the last hour of the trading day; on six of those days, 75 percent or more of the shares traded were traded within the last hour; and on five of those days, 50 percent or more of the shares traded were traded within the last 15 minutes. The share price rose or remained the same during the last trading hour on 19 of the 20 trading days.

          VALUATIONS USING SHORT-TERM FORECASTS

               Component Valuation Analysis. Based on Pacific Telecom's Short-Term Forecasts, Smith Barney analyzed Pacific Telecom's public market value as the aggregate of the 1996 estimated value of the following lines of business of Pacific
Telecom: LEC properties, cellular properties and North Pacific Cable. The results of this analysis were adjusted for the Alascom Sale and the Pending Acquisitions, but not adjusted for the Future Acquisitions. In its analysis of the low- and high-range values of Pacific Telecom's LEC properties, Smith Barney used low and high estimates of enterprise value as a multiple of estimated 1996 EBITDA (4.75x and 5.25x, respectively), which estimates Smith Barney extrapolated from the median enterprise value as a multiple of estimated 1995 EBITDA of the low growth and high growth comparable independent telephone companies analyzed under the comparable company analysis described below. See "--Opinion of Smith Barney--Valuations Using Long-Term Forecasts." The analysis resulted in a valuation range for Pacific Telecom of $22.48 to $26.93 and, after applying a Minority Buy-Out Premium of 25 percent, of $28.10 to $33.67 per share of PTI Common Stock.

               Public Market Valuation Analysis. Smith Barney also analyzed Pacific Telecom's equity market value, enterprise value, net income, dividend yield and EBITDA implied by various values of a share of PTI Common Stock. Under this analysis, the Merger Consideration resulted in multiples of (i) Pacific Telecom's forecasted calendar 1996 net income of 17.0x; (ii) Pacific Telecom's forecasted 1996 EBITDA of 6.4x; and (iii) a dividend yield on PTI Common Stock of 4.4 percent. The Public Market Valuation Analysis, which is used to evaluate, based on Pacific Telecom's consolidated near-term financial performance, the price at which the PTI Common Stock would trade if it were a publicly held liquid security, resulted in a valuation of $24.00 to $28.00 per share of PTI Common Stock and, adjusted for a Minority Buy-Out Premium of 25 percent, resulted in a valuation range of between $30.00 and $35.00 per share.

          Averaging the low value of the range derived through the Component Valuation Analysis (adjusted for a Minority Buy-Out Premium of 25 percent) with the low value of the range derived through the Public Market Valuation Analysis, and averaging the high value of the range derived through the Component Valuation Analysis (adjusted for a Minority Buy-Out Premium of 25 percent) and the high value of the range derived through the Public Market Valuation Analysis, Smith Barney arrived at a valuation range for Pacific Telecom of $29.05 to $34.33 per share of Pacific Telecom Common Stock.

          VALUATIONS USING LONG-TERM FORECASTS

               Discounted Cash Flow Analysis. Smith Barney performed a DCF analysis of the projected free cash flow of Pacific Telecom for the second half of 1995 and the years 1996 through 1999, assuming, among other things, discount rates of
8.0 percent to 10.0 percent and terminal multiples of EBITDA of 5.50x to 6.25x. Utilizing these assumptions and based on Pacific Telecom's Long-Term Forecasts Without Future Acquisitions, Smith Barney arrived at estimated ranges of equity values per share of PTI Common Stock and summarized these values at a range of between approximately $27.66 to $30.64. After applying a Minority Buy-Out Premium of 25 percent, Smith Barney arrived at estimated ranges of equity values per share of between approximately $34.57 to $38.30. Using Pacific Telecom's Long-Term Forecasts With Future Acquisitions, and applying the same discount rate and terminal multiple assumptions, Smith Barney arrived at estimated ranges of equity values per share of PTI Common Stock and summarized these values at a range of between approximately $28.87 to $32.56. After applying a Minority Buy-Out Premium of 25 percent, Smith Barney arrived at estimated ranges of equity values per share of between approximately $36.08 to $40.71.


               Present Value of Future Stock Price Analysis. Smith Barney also analyzed the present value of the future stock price and discounted dividend stream of a share of PTI Common Stock, assuming discount rates of 12.0 percent to 130 percent, multiples of 1999 projected earnings per share ("EPS") of 15.5x to 16.5x and dividends as projected by Pacific Telecom. Utilizing these assumptions and based on the Long-Term Forecasts Without Future Acquisitions, Smith Barney arrived at estimated ranges of equity values per share of PTI Common Stock and summarized these values at a range of between approximately $26.90 and $29.52. Using the Long-

Term Forecasts With Future Acquisitions, and applying the same discount rate, terminal multiple and dividend assumptions, Smith Barney arrived at estimated ranges of equity values per share of PTI Common Stock of between approximately $29.11 and $31.97.

          The Discounted Cash Flow Analysis and the Present Value of Future Stock Price Analysis together resulted in an average valuation range for PTI Common Stock of between approximately $27.28 to $30.08 per share and, after applying a Minority Buy-Out Premium of 25 percent, of $33.50 to $36.98 per share of PTI Common Stock using the Long-Term Forecasts Without Future Acquisitions. Using the Long-Term Forecasts With Future Acquisitions, the combined analyses resulted in an average valuation range for PTI Common Stock of between approximately $28.99 to $32.27 and, after applying a Minority Buy-Out Premium of 25 percent, of between approximately $35.63 and $39.71 per share.

               Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of regional bell operating companies ("RBOCs") and substantially all major publicly traded independent LECs. The comparable companies analyzed were Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, GTE Corporation, NYNEX Corporation, Pacific Telesis Group, Southwestern Bell Corporation and US WEST, Inc. (the "RBOCs & GTE"), Lincoln Telecommunications Company, Southern New England Telecommunications Corporation and Telephone & Data Systems, Inc. (the "Lower Growth Independents"), and ALLTEL Corporation, Century Telephone Enterprises, Inc., Cincinnati Bell, Inc., Frontier Corporation and Citizens Utilities Company (the "Higher Growth Independents" and, together with the RBOCs & GTE and the Lower Growth Independents, the "Comparable Companies"). Smith Barney compared current stock prices to projected calendar 1994 and 1995 EPS of the Comparable Companies. The projected calendar 1994 and 1995 multiples of stock prices to EPS ("Price-Earnings Multiples") of the RBOCs & GTE were between 10.7x and 14.7x (with a mean of 13.6x and a median of 13.9x) and between 10.9x and 13.5x (with a mean of 12.6x and a median of 12.9x), respectively. The projected calendar 1994 and 1995 Price-Earnings Multiples of the Lower Growth Independents were between 6.9x and 14.5x (with a mean of 11.2x and a median of 12.0x) and between 7.1x and 13.5x (with a mean of 10.8x and a median of 11.7x), respectively. The projected calendar 1994 and 1995 Price-Earnings Multiples of the Higher Growth Independents were between 15.5x and 23.0x (with a mean of 19.2x and a median of 18.7x) and between 14.2x and 17.5x (with a mean of 16.0x and a median of 15.9x), respectively. The pre-announcement projected calendar 1995 and 1996 Price-Earnings Multiples of Pacific Telecom were 12.2x and 15.6x, respectively. The Merger Consideration equated to multiples of Pacific Telecom's forecasted calendar 1995 and 1996 net income of 23.8x and 17.0x, respectively.

          Smith Barney also compared the enterprise values to, among other things, forecasted calendar 1995 EBITDA. The multiples of forecasted calendar 1995 EBITDA of the RBOCs & GTE were between 4.3x to 5.9x (with a mean of 5.1x and a median of 5.1x). The multiples of forecasted 1995 EBITDA of the Lower Growth Independents were between 3.5x to 5.7x (with a mean of 4.5x and a median of 4.4x). The multiples of forecasted 1995 EBITDA of the Higher Growth Independents were between 5.3x to 7.9x (with a mean of 6.4x and a median of 5.6x). The median multiple of forecasted 1995 EBITDA of the Lower Growth Independents and Higher Growth Independents was 5.6x. Pacific Telecom's preannouncement multiple of forecasted calendar 1995 EBITDA was 5.7x, and the multiple of forecasted calendar 1995 EBITDA as of March 3, 1995 was 6.6x. The Merger Consideration equated to a multiple of Pacific Telecom's forecasted calendar 1995 EBITDA of 7.8x and a multiple of forecasted calendar 1996 EBITDA of 6.4x.

          Smith Barney compared the profit margins, historic revenue growth and forecasted EPS growth of the Comparable Companies with those of Pacific Telecom. The median net income profit margin for the RBOCs & GTE was 12.0 percent, for the Lower Growth Independents it was 10.0 percent and for the Higher Growth Independents it was 10.7 percent. Pacific Telecom's net income profit margin was 11.1 percent. The median five-year compound annual growth rate ("CAGR") for the RBOCs & GTE was 2.4 percent, for the Lower Growth Independents it was 5.8 percent and for the Higher Growth Independents it was 10.2 percent. Pacific Telecom's five-year CAGR was -0.1 percent. The median five-year estimated growth for the RBOCs & GTE was 6.8 percent, for the Lower Growth Independents it was
7.8 percent and for the Higher Growth Independents it was 12.3 percent. Pacific Telecom's five-year estimated growth was 7.0 percent. All forecasted net income estimates for the Comparable Companies were based on the consensus estimates of selected investment banking firms, and all forecasted net income estimates for Pacific Telecom were based on forecasts of Pacific Telecom's management. All multiples were based on closing stock prices as of March 3, 1995.


          Smith Barney also analyzed the market value of the following publicly traded cellular companies: U.S. Cellular, CommNet Cellular Inc. and Centennial Cellular (together, the "Most Comparable Cellular Companies"), LIN Broadcasting, Cellular Communications, Vanguard Cellular, Contel Cellular and AirTouch Communications. Smith Barney based its selection of comparable companies primarily on the composition of their POP (population equivalent) profiles and ownership structures. Of the selected comparable companies, the Most Comparable Cellular Companies had demographic profiles most comparable to those of Pacific Telecom's cellular properties, which primarily serve rural populations and had ownership structures that most closely approximated that of Pacific Telecom. Using its analysis of the Most Comparable Cellular Companies, Smith Barney arrived at a range of values per POP of $81.90 to $141.30. This range of values served to support the utilization of the $95 to $119 range of values derived for Pacific Telecom's cellular properties in the component valuation analysis described above.

          Selected Merger and Acquisition Transaction Analysis. Using publicly available information, Smith Barney analyzed the implied transaction multiples in merger and acquisition transactions in the last five years for which there is publicly available information involving LEC companies in excess of $50 million and in which the target was an independent telephone company with rural LEC operations. Smith Barney also performed an analysis of merger and acquisition transactions since 1990 for which there is publicly available information involving LEC or cellular companies in which the target company's operations were similar to those of Pacific Telecom. The transactions analyzed in these analyses were: ALLTEL Corporation/Citizens Utilities Company, GTE Telephone Ops.-Access Lines/Citizens Utilities Company, GTE-Georgia Telephone Operations/ALLTEL Corporation, Central Telephone Co. of OH/Century Telephone Enterprises, Centel-MN,IA/Rochester Telephone Corp., Centel-Iowa/Rochester Telephone Corp. and Centel-MN/Rochester Telephone Corp. (the "Selected LEC Acquisitions") and Centel Corp./Sprint Corp., SLT Communications Inc./ALLTEL Corporation, San Marcos Telephone and SM Telecorp./Century Telephone Enterprises and Contel Corp./GTE Corporation (the "Selected LEC and Cellular Acquisitions"). The mean and median multiples of latest 12 months' EBITDA as of the announcement date of the Selected LEC Acquisitions were 8.6x and 9.0x, respectively.
The mean and median multiples of latest 12 months' EBITDA as of the announcement date of the transaction for Selected LEC and Cellular Acquisitions were 12.0x and 11.8x, respectively.

          Smith Barney also analyzed those private LEC acquisitions for which Pacific Telecom was able to provide information. These acquisitions were: US WEST Colorado/Pacific Telecom, US WEST Montana/Consortium, US WEST Wyoming/Consortium, US WEST Oregon/Pacific Telecom, US WEST Washington/Pacific Telecom, Northwest
Telecommunications/Pacific Telecom, Missouri Telephone Company/ ALLTEL, Anchorage Telephone Utility/Pacific Telecom and acquisitions of several other small rural privately held LECs, certain of which were acquired by Pacific Telecom, including Urban Telephone, Volcano Telephone Company, Anchorage Telephone Utility, Viroqua Telephone Company, Lakeshore Telephone Company, North-West Telephone Company, Turtle Lake Telephone Co., Inc., Postville Telephone Company, Thorp Telephone Co., Delta County Telecom, Inc., Minot

Telephone Company, Wayside Telcom, Inc., Farmers Telephone Company, Mid-Plains Telephone, Inc., Northland Telephone Company, Missouri Telephone Company, Arizona Telephone Company, Helix Telephone Company, Casco Telephone Company and Rib Lake Cellular for Wisconsin RSA #2, Inc. (the "Private LEC Transactions"). The mean and median midpoint multiples of EBITDA for the Private LEC Transactions were 9.2x and 9.1x, respectively.

          No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses as a comparison is identical to Pacific Telecom or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

          Pursuant to the terms of Smith Barney's engagement, Pacific Telecom has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $1,500,000, with $250,000 paid at the commencement of the engagement, $750,000 paid upon delivery of its opinion and $100,000 paid each month for five months. Pacific Telecom also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, which out-of-pocket expenses are limited to a maximum of $40,000, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

          Smith Barney has advised the Special Committee that it has in the past provided financial advisory and investment banking services to Pacific Telecom and has received fees for the rendering of such services. Smith Barney has also provided certain investment banking services to PacifiCorp related to the underwriting of certain debt and equity securities and has received fees for the rendering of such services. In addition, Smith Barney and its affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with Pacific Telecom, PacifiCorp and their affiliates.

          Smith Barney is a nationally recognized investment banking firm and was selected by the Special Committee based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Opinion of CS First Boston

          CS First Boston was retained by the Special Committee and Pacific Telecom to render an opinion in connection with the Merger. CS First Boston is an internationally recognized investment banking firm and was selected by the Special Committee based on CS First Boston's experience and expertise. As part of its investment banking business, CS First Boston is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          In connection with CS First Boston's engagement, the Special Committee requested that CS First Boston evaluate the fairness, from a financial point of view, to the Minority Shareholders of the Merger Consideration. On March 8, 1995, CS First Boston rendered to the Special Committee its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the Merger Consideration was fair to the Minority Shareholders from a financial point of view.

          In arriving at its opinion, CS First Boston (i) reviewed the draft Merger Agreement and certain publicly available business and financial information relating to Pacific Telecom; (ii) reviewed certain other information, including financial forecasts, provided by Pacific Telecom;
(iii) met with management of Pacific Telecom to discuss the business and prospects of Pacific Telecom; (iv) considered certain financial and stock market data of Pacific Telecom and compared that data with similar data for other publicly held companies in businesses similar to those of Pacific Telecom;
(v) considered the financial terms of certain other business combinations and other transactions recently effected; and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

          In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all material respects. With respect to financial forecasts, CS First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Pacific Telecom as to the future financial performance of Pacific Telecom. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pacific Telecom, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston was not requested to, and did not, participate in any negotiations with Holdings or PacifiCorp and their respective representatives regarding the Merger, or solicit third-party indications of interest in acquiring all or any part of Pacific Telecom. CS First Boston's opinion is necessarily based on information available to it and financial, economic, market and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Although CS First Boston evaluated the fairness of the Merger Consideration to the Minority Shareholders from a financial point of view, CS First Boston was not asked to and did not recommend the specific consideration payable in the Merger. No limitations were imposed by the Special Committee on CS First Boston with respect to the investigations made or procedures followed by CS First Boston. A copy of the written materials provided by CS First Boston and distributed to the Special Committee in connection with the delivery of its opinion has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal offices of Pacific Telecom during Pacific Telecom's normal business hours by any Minority Shareholder or any representative of a Minority Shareholder who has been so designated in writing. A copy of such materials shall be provided to any Minority Shareholder or representative of a Minority Shareholder who has been so designated in writing upon written request and at the expense of the requesting Minority Shareholder or representative.

          The full text of CS First Boston's written opinion, dated the date hereof, which sets forth the matters considered and limitations on the review undertaken, is attached as Exhibit D to this Proxy Statement and is incorporated herein by reference. MINORITY SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CS First Boston's opinion is directed only to the fairness of the Merger Consideration to be received by the Minority Shareholders from a financial point of view, does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. The summary of the opinion of CS First Boston set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


          In determining the appropriate fair value for PTI Common Stock, CS First Boston analyzed Pacific Telecom using, among others, the following valuation methodologies: (i) estimated value of Pacific Telecom in the public equity market as if it were widely held with broad institutional ownership without a controlling shareholder; (ii) DCF analyses;
(iii) valuation by line of business; and (iv) premiums paid by a majority shareholder to minority public shareholders of other companies. In its analyses, CS First Boston used Pacific Telecom's forecasts for the fiscal years ended December 31, 1995 to December 31, 1999, adjusted for the Pending Acquisitions. See "Certain Financial Forecasts." CS First Boston, in performing the valuation using the aforementioned methodologies, developed a range of values for PTI Common Stock that does not include any of the benefits that would arise from a combination with or acquisition by another party, including PacifiCorp, resulting in a change in control of Pacific Telecom.


          PUBLIC MARKET EQUITY VALUATION.   CS First Boston
reviewed and compared certain historical and projected financial, operating and stock market information of Pacific Telecom (including, among others, revenue by segment, market capitalization, share price, public float, insider ownership, institutional and fund ownership, average daily trading volume, debt-capital ratio, dividend yield, EBITDA margins, price earnings multiples, dividend payout ratio, five year projected earnings growth rate and projected earnings) to certain other comparable large publicly traded independent telephone companies. Although Pacific Telecom is currently publicly traded, the purpose of this analysis was to estimate the value at which PTI Common Stock might trade if it were widely held instead of approximately 87 percent owned by Holdings, and Pacific Telecom were more closely followed by the investment research community as a result of broader institutional ownership. In performing this analysis, CS First Boston compared Pacific Telecom to Frontier Corporation (formerly Rochester Telephone Corporation), Lincoln Telecommunications Company and Southern New England Telecommunications, as well as other comparable companies. In general, these companies were found to trade at 1995 price earnings multiples of 12.0x to 13.0x. In its analysis, CS First Boston assumed that the Alascom Sale and the Pending Acquisitions had occurred in assessing Pacific Telecom's future earnings growth. Based on Pacific Telecom's higher growth rates, stemming in large part from a lower earnings base absent Alascom and the full impact of the Pending Acquisitions in 1996, it was assumed that Pacific Telecom would trade at 18.0x to 20.0x pro forma 1995 earnings per share of $1.34 (implying a value of $24.00 to $26.75 per share) or 18.0x to 20.0x 1996 earnings per share of $1.76 discounted to today's value at 12 percent (implying a value of $28.25 to $31.50 per share). Based on this analysis, CS First Boston estimated a value range for PTI Common Stock of approximately $25.50 to $31.00 per share. No company used in this analysis was identical to Pacific Telecom. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.


          DISCOUNTED CASH FLOW ANALYSIS. CS First Boston performed DCF analyses of the projected free cash flow of Pacific Telecom for the fiscal years ended December 31, 1995 through December 31, 1999, based upon certain operating and financial assumptions, forecasts and other information provided by Pacific Telecom's management, adjusted for the sale of Alascom and the Pending Acquisitions. The forecasts provided to CS First Boston for Pacific Telecom were through the fiscal year periods ended December 31,

1999. For purposes of such analysis, CS First Boston utilized discount rates of 10 percent and 9 percent and applied operating cash flow multiples of 5x, 6x and 7x to 1999 estimated EBITDA to arrive at a terminal value for Pacific Telecom. This analysis indicated a valuation range for Pacific Telecom of approximately $23.25 to $35.50 per share of PTI Common Stock. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the company.


          VALUATION BY LINE OF BUSINESS. CS First Boston analyzed Pacific Telecom by the following lines of business: local exchange companies, Pending Acquisitions, cellular telephone operations, cable and transmission services and other businesses. CS First Boston's valuation of Pacific Telecom's local exchange business employed comparable publicly traded companies and DCF analyses and resulted in a value range of $1,150 to $1,350 million (including the Pending Acquisitions). In valuing Pacific Telecom's cellular interests, CS First Boston relied principally on a per POP valuation applied to each individual market, based on comparable publicly traded cellular telephone companies, which resulted in a value of $225 to $275 million. CS First Boston's valuation of the cable and transmission business was based both on a book value analysis and a DCF analysis, which resulted in a value of $40 to $50 million. Pacific Telecom's other businesses were valued at $25 million. In addition to valuing these lines of business, CS First Boston included the net proceeds from the sale of Alascom and deducted net total debt and the purchase price of the Pending Acquisitions to arrive at an overall equity value range for Pacific Telecom. This analysis indicated a per share valuation range of approximately $24.25 to $30.75 per share of PTI Common Stock. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

          PREMIUMS PAID BY A MAJORITY SHAREHOLDER TO MINORITY SHAREHOLDERS OF OTHER PUBLIC COMPANIES. CS First Boston also analyzed premiums paid to public minority shareholders of other companies by a majority shareholder. This analysis indicated an average of premiums paid over the stock price four weeks prior to the initial announcement of the proposed transaction of approximately 24 percent, which implied a price per share of PTI Common Stock held by the Minority Shareholders of $30.00. The analysis indicated an average of premiums paid over the stock price one day prior to such announcement of approximately 18 percent, which implied a price per share of PTI Common Stock of $28.50.

          SUMMARY VALUATION. Based on these analyses, and other analyses and criteria it deemed relevant, including, but not limited to, general economic considerations, recent equity market conditions and other transactions in the telecommunications industry, CS First Boston arrived at a valuation range of $28.00 to $34.00 per share for PTI Common Stock. None of the analyses summarized above were necessarily indicative of the appropriate price per share for Holdings to purchase PTI Common Stock from the Minority Shareholders.
Based on the analyses described above, CS First Boston delivered a written fairness opinion to the Special Committee that, as of the date of the Merger Agreement, the Merger Consideration to be received by the Minority Shareholders in the Merger was fair to such shareholders, from a financial point of view.

          The summary set forth above does not purport to be a complete description of CS First Boston's valuation summary or of the analyses performed by CS First Boston. The preparation of such a summary necessarily is not susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pacific Telecom, such as the impact of competition on the business of Pacific Telecom and the telecommunications industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Pacific Telecom or the telecommunications industry or in the financial markets in general. The assumptions primarily relate to CS First Boston's reliance, as described above, on the reasonableness of the forecasts prepared by Pacific Telecom and to CS First Boston's judgment as to the appropriateness of other assumptions which are described generally herein in connection with the summary of its analyses. The analyses performed by CS First Boston are not necessarily indicative of actual future values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. The projections used by CS First Boston are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

          Pursuant to the terms of CS First Boston's engagement, Pacific Telecom paid CS First Boston for its services in connection with the Merger a fee of $500,000, with $200,000 paid at the commencement of the engagement and $300,000 paid upon delivery of its March 9, 1995 opinion. Pacific Telecom has also agreed to reimburse CS First Boston for its out of pocket expenses, including reasonable fees and expenses of legal counsel, of up to $40,000, and to indemnify CS First Boston and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

          In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of both Pacific Telecom and Holdings for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, CS First Boston has provided certain investment banking services to Pacific Telecom and has received customary fees for such services.

REASONS OF PACIFICORP AND HOLDINGS FOR THE MERGER

          As indicated above, Holdings owns approximately 86.6 percent of the outstanding shares of PTI Common Stock. The purpose of the Merger is for Holdings to acquire beneficial ownership of the remaining shares of PTI Common Stock. For additional information concerning the factors leading to the decision by Holdings to make its merger proposal, see "-- Background of the Merger."

          Holdings determined to pursue a merger transaction with Pacific Telecom for the following reasons: (i) to better position Holdings and Pacific Telecom to take advantage of possible synergies between the electric and telecommunications businesses, without the constraints of actual or perceived conflicts with the minority interest; (ii) to simplify the corporate structure and eliminate certain expenses associated with duplication of functions and Pacific Telecom's reporting obligations under the Exchange Act with respect to the publicly held minority interest; (iii) to improve PacifiCorp's earnings per share growth prospects due to the higher earnings growth prospects expected in the telecommunications industry as compared to the electric utility industry; and (iv) to facilitate more efficient capital allocation decisions between PacifiCorp, Holdings and Pacific Telecom, which will become increasingly important in view of Pacific Telecom's planned acquisition activity. Holdings rejected the alternative of increasing Holdings' involvement in the management of Pacific Telecom without increasing its stock ownership because such action would not have accomplished the foregoing objectives.

          Prior to making the Initial Offer, Holdings considered alternative structures for acquiring Pacific Telecom's minority interest, including (i) the acquisition of PTI Common Stock directly from the Minority Shareholders for cash; (ii) the acquisition of shares of PTI Common Stock from the Minority Shareholders in exchange for common stock of PacifiCorp ("PacifiCorp Common Stock"); and (iii) the acquisition of PTI Common Stock from the Minority Shareholders for a combination of cash and PacifiCorp Common Stock. Holdings considered acquiring PTI Common Stock from the Minority

Shareholders by means of an open market purchase program or through a tender offer, in either case to be followed by a second step merger to acquire the remaining shares. Holdings also considered a one-step merger or statutory share exchange transaction.

          Holdings opted for a structure involving an agreement negotiated with a special committee of independent Pacific Telecom directors. The primary consideration in choosing to pursue a negotiated agreement over a unilateral transaction was that PacifiCorp and Holdings believed it was important to demonstrate a procedurally fair, arm's length negotiation process in establishing fairness to the Minority Shareholders.

          Holdings elected to pursue a cash transaction instead of a transaction involving PacifiCorp Common Stock primarily because of its relative simplicity. A structure involving issuance of PacifiCorp Common Stock presented issues with respect to regulatory approval by public utility regulatory authorities and would have required registration with the SEC of the PacifiCorp Common Stock to be issued, which could have resulted in delays in consummating the transaction and significant additional expense. In addition, the various structures involving PacifiCorp Common Stock, except where Pacific Telecom merged into Holdings, posed an unacceptable risk that Holdings would recognize gain as a result of the transaction. A structure in which Pacific Telecom merged into Holdings was unacceptable because Holdings would have had to assume Pacific Telecom's liabilities.

          Holdings elected to pursue the Merger at this time because of the belief of PacifiCorp and Holdings that, in view of Pacific Telecom's recent and planned acquisition activity, which will result in their increased exposure to the telecommunications business, it is an appropriate time for Holdings to have greater control over Pacific Telecom.

          Each of PacifiCorp and Holdings has concluded that the Merger is fair to the Minority Shareholders based on the following factors:

     1. The recommendations of and approvals by both the Special Committee and the Board of Directors of Pacific Telecom described under "--Recommendations of the Board of Directors of Pacific Telecom and the Special Committee," receipt of which was a condition to the fairness determination of PacifiCorp and Holdings;

     2. The receipt by the Special Committee of the opinions of Smith Barney and CS First Boston that the Merger Consideration is fair to the Minority Shareholders, from a financial point of view, based on and subject to the assumptions and qualifications set forth in such opinions, which was also a condition to the fairness determination of PacifiCorp and Holdings;

     3. The fact that the principal terms of the Merger were established through arm's length negotiation with the Special
Committee and its legal and financial advisors;

     4. The fact that during the negotiations of the Merger Agreement, the interests of the Minority Shareholders were represented by the Special Committee and its independent legal and financial advisors and the interests of PacifiCorp and Holdings were represented by their legal and financial advisors; and

     5. The fact that consummation of the Merger is conditioned upon approval by the holders of a majority of the outstanding shares of PTI Common Stock held by the Minority
Shareholders.

          In addition to the other factors considered by PacifiCorp and Holdings in concluding that the Merger is fair to the Minority Shareholders, PacifiCorp and Holdings adopted the conclusion and analysis of the Special Committee and the Board of Directors of Pacific Telecom, set forth under the heading "--Recommendations of the Board of Directors of Pacific Telecom and the Special Committee" above, that the Merger is fair to and in the best interests of the Minority Shareholders. PacifiCorp and Holdings did not attach relative weights to the specific factors considered in reaching their conclusions as to the fairness of the Merger, although they considered the arm's length negotiations between the parties, the receipt by the Special Committee of the opinions of Smith Barney and CS First Boston and the recommendation of the Special Committee to be the most significant factors.

OPINION OF FINANCIAL ADVISOR TO PACIFICORP

          PacifiCorp retained Salomon Brothers to render an opinion to PacifiCorp's Board of Directors concerning the fairness to PacifiCorp of the Merger Consideration. Salomon Brothers was not engaged to represent the interests of the Minority Shareholders. See "--Opinions of Smith Barney and CS First Boston." Salomon Brothers rendered an opinion to PacifiCorp's Board of Directors on March 9, 1995, the date of the Merger Agreement, to the effect that, as of such date, the consideration per share to be paid to the Minority Shareholders in connection with the Merger was fair to PacifiCorp from a financial point of view. The opinion confirmed the oral opinion given by Salomon Brothers on March 3, 1995 (the meeting at which such Board approved the Merger, subject to certain conditions, including approval by Pacific Telecom's Board of Directors). Salomon did not deliver to PacifiCorp's Board of Directors any written report to accompany its fairness opinion. At an earlier Board meeting, Salomon had provided written materials that covered Salomon's methods of analyzing Pacific Telecom, but did not address the Merger Consideration (which had not been determined at the time of such meeting). No limitations were imposed by the PacifiCorp Board of Directors upon Salomon Brothers with respect to the investigations made or the procedures followed by Salomon Brothers in rendering its opinion, although, given the nature of Salomon's engagement, Salomon did not solicit alternative purchasers for Pacific Telecom or the shares owned by the Minority Shareholders. SALOMON BROTHERS DID NOT, AND WAS NOT REQUESTED BY THE BOARD OF DIRECTORS OF PACIFICORP TO, MAKE ANY RECOMMENDATION AS TO THE FORM OR AMOUNT OF CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT.

          The full text of Salomon Brothers' opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Exhibit E to this Proxy Statement.
SALOMON BROTHERS WAS RETAINED TO ADVISE THE BOARD OF DIRECTORS
OF PACIFICORP
AND NOT TO REPRESENT THE INTERESTS OF THE MINORITY SHAREHOLDERS. THE SALOMON BROTHERS OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO PACIFICORP OF THE MERGER CONSIDERATION AND DOES NOT COVER ANY OTHER ASPECT OF THE MERGER. IN PARTICULAR, THE OPINION DOES NOT ADDRESS THE FAIRNESS TO THE MINORITY SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, OF THE CONSIDERATION TO BE RECEIVED BY THE MINORITY SHAREHOLDERS IN THE MERGER, OR CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PACIFIC TELECOM IN RESPECT OF THE MERGER. The summary of Salomon Brothers' opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Exhibit E hereto. THE OPINION SHOULD BE READ IN ITS ENTIRETY.

          In connection with rendering its opinion, Salomon Brothers reviewed drafts of the Merger Agreement provided to Salomon Brothers and assumed that the definitive Merger Agreement would not differ in any material respect from such drafts. Salomon Brothers also reviewed certain publicly available business and financial information relating to Pacific Telecom, as well as certain other information, including financial forecast information prepared by Pacific Telecom and provided to Salomon Brothers by PacifiCorp. See "Certain Financial Forecasts." Salomon Brothers discussed the past and current operations and financial condition and prospects of Pacific Telecom with its senior management and senior management of PacifiCorp. Salomon Brothers also considered certain publicly available information with respect to other companies and businesses that Salomon Brothers believed to be comparable to Pacific Telecom and publicly available information with respect to transactions involving the sale of other companies or businesses that Salomon Brothers believed to be relevant to its analysis. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that Salomon Brothers deemed relevant.

          In its review and analyses and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of the opinion, and Salomon Brothers did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of Pacific Telecom. Salomon Brothers also took into account its assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions. With respect to Pacific Telecom's financial forecast information, Salomon Brothers assumed that it had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Pacific Telecom as to the future financial performance of Pacific Telecom, and Salomon Brothers expressed no opinion with respect to such forecast information or the assumptions on which it was based. Salomon Brothers' opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of Salomon Brothers' opinion and does not address the underlying business decision of PacifiCorp to effect the Merger or constitute a recommendation to any holder of shares of PTI Common Stock as to how such holder should vote with respect to the Merger.

          The following is a summary of the analyses undertaken by Salomon Brothers in connection with Salomon Brothers rendering its opinion to the Board of Directors of PacifiCorp on March 9, 1995.

     Comparable Public Company Methodology

          The comparable public company methodology assessed the fairness of the Merger Consideration to PacifiCorp by analyzing how selected companies exhibiting comparable operating and financial characteristics were valued in the public market. Salomon Brothers identified the following independent telephone companies as being comparable to Pacific
Telecom: ALLTEL Corporation, Cincinnati Bell, Inc., Frontier Corporation, Lincoln Telecommunications Company and Southern
New England Telecommunications (collectively, the "Comparable Group"). Salomon Brothers analyzed the following consolidated financial measures of the Comparable Group based on publicly available financial data of such companies: ratio of the stock price trading level to earnings ("P/E Ratio") and the ratios of "firm value" (defined as equity market value adjusted by adding long-term debt, preferred stock and minority interest less cash and marketable securities) to revenues, EBITDA and EBIT. The following results were produced in this regard: (i) for the last 12 months ("LTM") (September 30, 1994) P/E Ratio--
Comparable Group (median = 16.5x, mean = 16.7x); (ii) for the
P/E Ratio in respect of 1994 earnings--Comparable Group
(median = 16.7x, mean = 15.9x); (iii) for the P/E Ratio in respect of 1995 earnings--Comparable Group (median = 14.8x, mean = 14.5x);
(iv) ratio of firm value to LTM (September 30, 1994) revenues
- --Comparable Group (median = 2.0x, average = 2.2x); (v) ratio of firm value to LTM (September 30, 1994) EBITDA--Comparable Group (median = 6.4x, mean = 6.2x); and (vi) ratio of firm value to LTM (September 30, 1994) EBIT--Comparable Group (median = 9.7x, mean = 10.6x). Based on the $30.00 per share offer price, Pacific Telecom's implied multiples were as follows: (i) LTM (September 30, 1994) P/E Ratio of 15.2x; (ii) P/E Ratio in respect of 1994 earnings of 14.6x; (iii) P/E Ratio in respect of 1995 earnings of 18.4x; (iv) ratio of firm value to 1994 revenues of 2.3x; (v) ratio of firm value to 1994 EBITDA of 6.1x; and (vi) ratio of firm value to 1994 EBIT of 9.8x.

     Segment Approach

          GENERAL. Salomon Brothers derived the implied value of Pacific Telecom's access lines by computing the value of Pacific Telecom's nonaccess line businesses and subtracting that computed value from Pacific Telecom's aggregate firm value, adjusted for the after-tax proceeds from the Alascom Sale. Pacific Telecom's nonaccess line businesses include cellular telephone services and the provision of submarine fiber optic cable capacity between the United States and Japan.

          For Pacific Telecom's cellular business, Salomon Brothers reviewed and compared the financial and market performance in respect of Pacific Telecom to the following group of publicly traded cellular communications companies:
AirTouch Communications, Cellular Communications, Inc., Centennial Cellular Corp., LIN Broadcasting Corporation, United States Cellular Corporation, PriCellular Corporation and Vanguard Cellular Systems, Inc. Salomon Brothers examined certain publicly available financial data of this group of companies, including multiples of firm value to revenues, EBITDA, net number of United States persons represented by the interests owned and subscribers. The results of this analysis were as follows: (i) for firm value as a multiple of net POPs--Comparable Group (median = $214); (ii) for firm value as a multiple of LTM revenue--Comparable Group (median = 9.0x);
(iii) for firm value as a multiple of LTM EBITDA-- median = 22.5x; (iv) for firm value as a multiple of 1995 EBITDA--Comparable Group (median = 16.2x); and (v) for firm value as a multiple of subscribers--Comparable Group
(median = $7,163). In addition, Salomon Brothers reported that PriCellular, which had significant overlaps with Pacific Telecom (52.9 percent of PriCellular's net POPs were in Pacific Telecom markets), traded at $99 per POP. Also, Salomon Brothers reviewed the acquisition price "per POP" in connection with the acquisition of numerous and varied cellular telephone companies and properties from 1988 through 1994, which indicated a valuation range of $67 to $345 per POP in respect of such transactions. Based on this analysis, Salomon Brothers valued the cellular business of Pacific Telecom at $150 million to $200 million, which represented $75 to $100 per POP, 17.5 to 23.3x 1994 EBITDA and 11.6 to 15.4x 1995 EBITDA. For Pacific Telecom's cable business, Salomon Brothers valued such business at 90 percent of its attributable book value, resulting in a value of $45 million with respect thereto. The analysis of the businesses of Pacific Telecom other than the local telephone exchange business thus implied a value of from $1,094 million to $1,044 million for the local exchange business in light of the Merger Consideration.

          COMPARABLE LOCAL EXCHANGE BUSINESS APPROACH. Salomon Brothers analyzed the implied value of the local exchange business in the Merger Consideration by examining how the local telephone exchange business of selected companies exhibiting comparable operating and financial characteristics were valued in the public market. For such analysis, Salomon Brothers examined the local exchange business for the Comparable Group and the following RBOCs: Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, SBC Communications and U S WEST Communications, Inc. Salomon Brothers analyzed the following financial measures of the local exchange business for the Comparable Group and the RBOCs based on publicly available financial data of such companies: revenue per access line, telephone EBITDA per access line; 1991-1993 CAGR of telephone revenues and access lines and the ratio of telephone EBITDA and EBIT to telephone revenues. The following results were produced in
this regard:   (i) for LTM (December 31, 1993 in the case of
the RBOCs, September 30, 1994 in the case of the Comparable Group, and December 31, 1994 in the case of Pacific Telecom) telephone revenue per access line--RBOCs (median = $623, mean = $635), Comparable Group (median = $696, mean = $707), Pacific Telecom (actual = $770); (ii) for LTM (December 31, 1993 in the case of RBOCs, September 30, 1994 in the case of the Comparable Group, and December 31, 1994 in the case of Pacific Telecom) telephone EBITDA per access line--RBOCs (median = $271, mean = $280), Comparable Group (median = $328, mean = $326), Pacific Telecom (actual = $338); (iii) for 1991-1993 telephone revenues CAGR--RBOCs (median = 2.9 percent, mean= 2.5 percent), Comparable Group (median = 5.8 percent, mean = 5.3 percent), Pacific Telecom (not applicable);
(iv) 1991-1993 CAGR of access lines--RBOCs (median = 2.9 percent, mean = 2.9 percent), Comparable Group (median = 3.0 percent, mean = 3.4 percent), Pacific Telecom (actual = 5.7 percent; Pacific Telecom experienced internal access line growth of 4.8 percent, 6.2 percent and 5.0 percent in 1993, 1992 and 1991, respectively); (v) for ratio of LTM
(December 31, 1993 in the case of RBOCs, September 30, 1994, in the case of Comparable Group, and December 31, 1994 in the case of Pacific Telecom) telephone EBITDA to telephone revenues-- RBOCs (median = 43.4 percent, mean = 44.3 percent), Comparable Group (median = 48.1 percent, mean = 45.9 percent) and Pacific Telecom

(actual = 44.0 percent); and (vi) for ratio of LTM
(December 31, 1993 in the case of the RBOCs, September 30, 1994 in the case of the Comparable Group, and December 31, 1994, in the case of Pacific Telecom) telephone EBIT to telephone revenues--RBOCs (median = 23.1 percent, mean = 23.9 percent), Comparable Group (median = 29.4 percent, mean = 27.5 percent) and Pacific Telecom (actual = 25.3 percent). For the Comparable Group, Salomon Brothers also examined the estimated firm value of the local telephone exchange business of the Comparable Group and the ratio of such firm value to telephone revenues, telephone EBITDA, telephone EBIT and access lines. The following results were produced in this regard: (i) for the ratio of telephone firm value to telephone revenues-- Comparable Group (median = 2.0x, mean = 2.0x); (ii) for the ratio of telephone firm value to telephone EBITDA--Comparable Group (median = 4.2x, mean = 4.4x); (iii) for the ratio of telephone firm value to telephone EBIT--Comparable Group (median = 7.1x, mean = 7.7x); and (iv) for the ratio of telephone firm value to access lines--Comparable Group
(median = $1,376, mean = $1,397).  The $1,094 million to $1,044 million value range for the telephone business of Pacific Telecom derived from the analysis described under "General" above results in the following ranges of multiples: firm value of telephone operations to telephone revenues (3.3x - 3.5x), firm value of telephone operations to telephone EBITDA (7.6x - 7.9x), firm value of telephone operations to telephone EBIT (13.1x - 13.8x) and firm value of telephone operations to access lines ($2,497 - $2,617).

          DISCOUNTED CASH FLOW APPROACH. Salomon Brothers also used the DCF approach to value the local telephone exchange business of Pacific Telecom. The DCF approach estimated the value of the local telephone exchange business by first projecting the unleveraged free cash flows available from the local telephone exchange business over five years and the terminal value for the local telephone exchange business at the end of that period and then discounting both the projected free cash flows and the terminal value back to the present at an appropriate discount rate. The range of terminal values was calculated by applying certain multiples to Pacific Telecom's estimated 1999 telephone EBITDA and then analyzed relative to Pacific Telecom's estimated 1999 telephone revenues, 1999 telephone EBIT, 1999 telephone net income assuming Pacific
Telecom was not leveraged and 1999 telephone net income assuming a certain level of leverage, in each case with respect to the local telephone exchange business. The range of terminal values in 1999 so calculated in respect of Pacific
Telecom's local exchange business was $1,004 million to $1,406 million. The ratio of terminal value to 1999 revenues ranged from 2.5x to 3.5x depending on the terminal value utilized. The ratio of terminal value to 1999 EBIT ranged from 8.7x to 12.2x depending on the terminal value utilized. The ratio of terminal value to 1999 net income assuming Pacific
Telecom was not leveraged ranged from 14.1x to 19.7x depending on the terminal value utilized. The ratio of terminal value to

1999 net income assuming a certain level of leverage ranged from 11.9x to 19.9x depending on the terminal value utilized. The implied perpetuity growth rates, based on the range of terminal values and weighted average costs of capital used, ranged from 3.1 percent to 6.9 percent. The forecasted income statement and cash flow information was prepared by Pacific Telecom's management and provided to Salomon Brothers by PacifiCorp management. See "Certain Financial Forecasts."

          The discount rates utilized as part of the DCF analysis were calculated using the capital asset pricing model, which calculates the expected rate of return offered in the capital markets by equivalent-risk assets. This financial analysis takes into account the level of systematic risk associated with a company's stock price (the equity beta) and the market-weighted ratio of debt to equity. Salomon Brothers used asset and equity betas of the Comparable Group as a benchmark to estimate systematic risk. The beta selected was comparable to the betas of the Comparable Group. The median consolidated equity beta of the Comparable Group was .84, while the historical consolidated equity beta of Pacific Telecom was
 .97. The median consolidated asset beta of the Comparable Group was .71, while the historical consolidated asset beta of Pacific Telecom was .76. The median market weighted debt-total capitalization ratio of the Comparable Group was 26.0 percent, while the market-weighted debt to total capitalization ratio of Pacific Telecom was 30.9 percent. Based on this analysis, Salomon Brothers used a range of weighted average cost of capital of 10 percent to 13 percent. Based on a range of terminal values and weighted average costs of capital, Salomon Brothers indicated a range of DCF values for Pacific Telecom's local telephone exchange business from $760 million to $1,110 million.

          COMPARABLE TRANSACTION APPROACH. The comparable transaction approach to assessing the firm value of the local telephone exchange business of Pacific Telecom assessed the valuation multiples exhibited in other transactions involving telephone companies. Specifically, Salomon Brothers reviewed the following transactions: Citizens Utilities Company/GTE Corporation (announced 1993), ALLTEL Corporation/GTE Corporation (announced 1993), Sprint Corporation/Centel Corporation (announced 1992), Century Telephone Enterprises, Inc./Centel Corporation--Ohio (1991) Rochester Telephone Corporation/Centel Corporation--Iowa and Minnesota (1991) and GTE Corporation/Contel Corporation (1990). In analyzing this group of transactions, Salomon Brothers examined the following valuation and performance benchmarks based on publicly available data: the ratio of firm value of the acquired local exchange operations to telephone revenues, telephone EBITDA, telephone EBIT and access lines; telephone revenues, telephone EBITDA and telephone EBIT per access line; and the ratio of telephone EBITDA and telephone EBIT to telephone revenues. The following results were produced in this regard: (i) for the ratio of telephone firm value to access lines (median = $2,177, mean = $1,986, Pacific Telecom at the $30.00 offer price = range of $2,617 to $2,497);
(ii) for the ratio of telephone firm value to telephone revenues (median = 2.9x, mean = 2.8x, Pacific Telecom at the $30.00 offer price = range of 3.5x to 3.3x); (iii) for the ratio of telephone firm value to telephone EBITDA (median = 6.2x, mean = 7.3x, Pacific Telecom at the $30.00 offer price = range of 7.9x to 7.6x); (iv) for the ratio of telephone firm value to telephone EBIT (median = 11.2x, mean = 12.9x, Pacific Telecom at the $30.00 offer price = range of 13.8x to 13.1x);
(v) for the ratio of telephone revenues per access line (median = $710, mean = $699, Pacific Telecom = $770); (vi) for the ratio of telephone EBITDA per access line (median = $216, mean = $206, Pacific Telecom = $338); (vii) for the ratio of telephone EBIT per access line (median = $122, mean = $164, Pacific Telecom = not applicable); (viii) for the ratio of telephone EBITDA to telephone revenues (median = 38.8 percent, mean = 40.2 percent, Pacific Telecom = 44 percent); and (ix) for the ratio of telephone EBIT to telephone revenues (median =
20.9 percent, and mean = 22.6 percent, Pacific Telecom = 25.3 percent).

     Comparable Transaction Methodology

          Salomon Brothers reviewed the premiums paid to noncontrol public interests in numerous (61) going private transactions occurring between September 1985 and June 1994, which transactions involved acquisitions through the payment of cash or stock or a combination thereof. In reviewing these transactions, Salomon Brothers examined the stock price one month before the relevant transaction was announced and one day before the relevant transaction was announced, respectively. The review of the transactions produced the following results:
(i) for stock transactions the mean and median premiums paid in respect of the stock price one month before the offer were 29.8 percent and 23.7 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 24.8 percent and 23.4 percent, respectively;
(ii) for cash transactions the mean and median premiums paid in respect of the stock price one month before the offer were 41.8 percent and 41.6 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 35.1 percent and 34.1 percent, respectively; and
(iii) for transactions providing for a combination of cash and stock, the mean and median premiums paid in respect of the stock price one month before the offer were 37.3 percent and
36.9 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer
were 31.2 percent and 29.2 percent, respectively.   The
analysis also examined premiums paid one month before the offer and one day before the offer in connection with cash-for-stock acquisitions where the relevant acquiror held in excess of 50 percent of the target at the time of the offer. The review of the transactions produced the following results: (i) for such acquisitions where the acquiror held between 50 percent and 60 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 32.5 percent and 30.2 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 38.6 percent and 33.3 percent, respectively; (ii) for such transactions where the acquiror held between 60 percent and 70 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 49.9 percent and 42.4 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 44.2 percent and 41.2 percent, respectively; (iii) for such transactions where the acquiror held between 70 percent and 80 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 45.6 percent and 49.5 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 27.2 percent and 33.8 percent, respectively; and (iv) for such transactions where the acquiror held in excess of 80 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 43.2 percent and
46.5 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 26.2 percent and 27.6 percent, respectively. A similar analysis was conducted in respect of stock-for-stock acquisitions. Such review produced the following results:
(i) for such transactions where the acquiror held between 50 percent to 60 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 33.2 percent and 23.6 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 17.8 percent and 11.7 percent, respectively; (ii) for such transactions where the acquiror held between 60 percent and 70 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 13.6 percent and 16.9 percent, respectively, and the mean and median premiums paid one day before the offer were
19.4 percent and 19.5 percent, respectively; (iii) for such transactions where the acquiror held between 70 percent and 80 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 43.0 percent and 43.0 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 42.2 percent and 42.2 percent, respectively; and (iv) for such transactions where the acquiror held in excess of 80 percent of the target at the time of the offer, the mean and median premiums paid in respect of the stock price one month before the offer were 40.5 percent and 37.8 percent, respectively, and the mean and median premiums paid in respect of the stock price one day before the offer were 30.1 percent and 25.1 percent, respectively. The Merger Consideration reflects a 20.1 percent premium to the stock price in respect of Pacific Telecom one month before the announcement of the Initial Offer and 24.5 percent to the stock price in respect of Pacific Telecom one day before the announcement of the Initial Offer.

     Summary

          No company or transaction used in the comparable company or comparable transaction analyses summarized above is identical to Pacific Telecom or the Merger. Accordingly, any such analysis of the value of the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

          The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description.
Salomon Brothers believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. Salomon Brothers made no attempt to assign specific weights to particular analyses. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Pacific Telecom. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold or the prices at which securities may trade at the present time or any time in the future. Actual values of companies and trading prices of securities depend on several factors, including industry events, general economic, market and interest rate conditions and other factors that generally influence the price of securities.

          Salomon Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The PacifiCorp Board of Directors retained Salomon Brothers based on Salomon

Brothers' expertise in the valuation of companies, as well as its familiarity with Pacific Telecom's industry.

          Salomon Brothers has previously rendered investment banking and financial advisory services to PacifiCorp and certain of its affiliates (including Pacific Telecom), in each case for which Salomon Brothers received customary compensation. In the ordinary course of its business, Salomon Brothers actively trades the debt and/or equity securities of PacifiCorp and certain of its affiliates (including Pacific Telecom) for Salomon Brothers' own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

          Pursuant to an engagement letter dated August 15, 1994, PacifiCorp has agreed to pay Salomon Brothers a fee of $800,000, $150,000 of which has been paid and $650,000 of which is payable upon the consummation of the Merger. PacifiCorp also has agreed to reimburse Salomon Brothers for certain expenses incurred in connection with its engagement and to indemnify Salomon Brothers and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

          The opinion of Salomon Brothers was one of many factors taken into consideration by the Board of Directors of PacifiCorp in making its determination to approve the Merger. The opinion of Salomon Brothers does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for PacifiCorp or the effect of any other transaction in which PacifiCorp might have engaged.

CERTAIN EFFECTS OF THE MERGER

          If the Merger is approved, at the Effective Time, the Minority Shareholders will cease to be shareholders of Pacific Telecom and will not share in the future earnings or growth of Pacific Telecom. Instead, each Minority Shareholder (other than those shareholders holding shares as to which dissenters' rights are perfected) will be entitled to receive the Merger Consideration in exchange for their shares of PTI Common Stock upon surrender of their stock certificates.

          As a result of the Merger, Pacific Telecom will become a wholly owned subsidiary of Holdings, the registration of Pacific Telecom's Common Stock under the Exchange Act will be terminated and PTI Common Stock will cease to be reported on the Nasdaq National Market. If Holdings determines to terminate Pacific Telecom's public medium-term note program, Pacific Telecom will cease to file annual and quarterly reports with the SEC.

CONDUCT OF BUSINESS AFTER THE MERGER

          Holdings has no specific plans or proposals for Pacific Telecom following the Merger. It is currently expected that, following the Merger, the business and operations of Pacific Telecom will be continued by Pacific Telecom substantially as they are currently being conducted. Holdings will continue to evaluate Pacific Telecom's business and operations following the Merger and will make such changes as are deemed appropriate. Pursuant to the Merger Agreement, the members of the Board of Directors of Pacific Telecom immediately prior to the Merger, including the four additional directors designated by Holdings, will be the initial directors of Pacific Telecom immediately following the Merger, and the officers of Pacific Telecom immediately prior to the Merger will be the initial officers of Pacific Telecom following the Merger.

          Except for the Merger and as otherwise described in Pacific Telecom's prior filings with the SEC, neither PacifiCorp nor Holdings has any present intention to sell any material portion of the PTI Common Stock or any material portion of the business or assets of Pacific Telecom, and neither PacifiCorp nor Holdings has any present plans or proposals that would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of assets involving Pacific Telecom, or any of its subsidiaries, or any material changes in Pacific Telecom's corporate structure, business or composition of its management.

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

          If the Merger is not consummated, it is expected that the business and operations of Pacific Telecom will continue to be conducted substantially as they are currently being conducted. Pacific Telecom will continue to be controlled by Holdings, and the Board of Directors of Pacific Telecom will include the four additional directors designated by Holdings for election at the Annual Meeting. Accordingly, following the Annual Meeting a majority of the members of the Board of Directors of Pacific Telecom will consist of individuals who are designees of Holdings or directors or officers of PacifiCorp or Holdings.

          If the Merger is not consummated, Holdings may purchase additional PTI Common Stock from time to time, subject to availability at prices deemed acceptable to Holdings, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise on terms more or less favorable to the Minority Shareholders than the terms of the Merger. However, Holdings has made no determination as to any future transactions if the Merger is not consummated.

REGULATORY APPROVALS

          Pacific Telecom does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal and state securities laws and (ii) the filing of articles of merger with the Secretary of State of the State of Washington.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF
INTEREST

          Dr. Nancy Wilgenbusch is a member of the Board of Directors of both Pacific Telecom and PacifiCorp.

          Certain executive officers of Pacific Telecom are participants in the Pacific Telecom Executive Officer Severance Plan, pursuant to which participants who are involuntarily terminated other than for cause are eligible to receive a severance payment equal to twice the executive's total cash compensation during the last full calendar year. See "Executive Compensation--Severance Arrangements."

          The Merger Agreement provides that the directors and officers of Pacific Telecom at the Effective Time of the Merger, which will include the additional directors designated by Holdings, shall be the directors and officers of Pacific Telecom after the Merger, until their respective successors are duly elected or appointed and qualified.

          For a discussion of the indemnification of, and insurance for, directors and officers of Pacific Telecom, see
"The Merger Agreement--Indemnification of Officers and
Directors."

          For a discussion of the financial advisory fees payable to each of Smith Barney, CS First Boston and Salomon Brothers, and information regarding their relationships with Pacific Telecom, Holdings and PacifiCorp, see "--Opinions of Smith Barney and CS First Boston" and "--Opinion of Financial Advisor to PacifiCorp."

          For a description of directors' fees payable to members of the Special Committee, see "--Background of the Merger."

          See "Security Ownership of Certain Beneficial Owners and Management" for information concerning ownership of PTI Common Stock by directors and executive officers of Pacific Telecom and "Information Concerning Holdings and PacifiCorp and Their Directors and Executive Officers" for information regarding ownership of PTI Common Stock by directors and executive officers of Holdings and PacifiCorp.

          In connection with the resignation of his positions with PacifiCorp and its affiliates, Mr. William J. Glasgow entered into a consulting agreement with PacifiCorp pursuant to which he has provided, and will continue to provide, consulting services in connection with various matters, including the Merger. See "--Background of the Merger." The fees payable to Mr. Glasgow under the consulting agreement are not specifically related to performance of services in connection with the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS

          Pursuant to Sections 23B.13.010 through 23B.13.310 of the WBCA, any Minority Shareholder who gives proper notice and who does not vote in favor of the Merger (i.e., either votes against the Merger or abstains from voting) will, upon proper demand, have the right under the WBCA to obtain payment of the fair value of his or her shares of PTI Common Stock. ANY MINORITY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST FILE A WRITTEN NOTICE OF THIS INTENT WITH PACIFIC TELECOM, ATTENTION OF THE SECRETARY, AT 805 BROADWAY, VANCOUVER, WASHINGTON 98668, PRIOR TO THE VOTE, AND MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE MERGER. As provided in Section 23B.13.030 of the WBCA, a shareholder whose shares are held in a brokerage account or by some other nominee must either have the record holder of the shares file the dissenters' notice on the shareholder's behalf or obtain the written consent of the record holder and file the shareholder's dissenters' notice. These documents must be filed with the Secretary of Pacific Telecom prior to the vote on the Merger. A beneficial shareholder of PTI Common Stock who chooses to exercise dissenters' rights must exercise such rights with respect to all shares of PTI Common Stock either beneficially held by such shareholder or over which such shareholder has power to direct the vote. A VOTE IN FAVOR OF THE MERGER WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS. AN ABSTENTION OR BROKER NONVOTE WILL NOT BE CONSIDERED A VOTE FOR THE MERGER. IF NO INSTRUCTIONS WITH RESPECT TO THE MERGER ARE GIVEN IN AN EXECUTED PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AT THE ANNUAL MEETING FOR APPROVAL OF THE MERGER AND WILL THUS CONSTITUTE A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. A VOTE AGAINST THE MERGER, AN ABSTENTION OR A BROKER NONVOTE WILL NOT SATISFY THE REQUIREMENT THAT WRITTEN NOTICE BE FILED WITH PACIFIC TELECOM IN ORDER TO ASSERT DISSENTERS' RIGHTS.

          For the purpose of dissenters' rights, the fair value of shares will be their value immediately prior to the effectiveness of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. Minority Shareholders considering exercising their dissenters' rights should recognize that the fair value of their shares of PTI Common Stock as determined under Sections 23B.13.010 through 23B.13.310 of the WBCA could be more than, the same as, or less than the amount that such Minority Shareholders are entitled to receive pursuant to the Merger Agreement if they do not exercise their dissenters' rights and seek appraisal of their shares of PTI Common Stock.

          If the Merger is approved by the requisite vote of shareholders, Pacific Telecom will, within 10 days following the effectiveness of the Merger, mail a notice to each Minority Shareholder who gave Pacific Telecom due notice of his or her intention to demand payment and who did not vote in favor of the Merger. The notice will provide, among other things: (i) the form of payment demand (including the date of the first announcement to the news media or to the shareholders of the terms of the Merger); (ii) where the payment demand must be delivered; (iii) when and where the certificates for certificated shares must be deposited; and (iv) the date by which Pacific Telecom must receive the payment demand. A Minority Shareholder who fails to make a timely or proper demand for payment (including the deposit of certificates) in accordance with the notice is not entitled to payment under the WBCA for his or her shares. A Minority Shareholder who fails to certify that he or she acquired beneficial ownership of the shares prior to the date of the first announcement of the terms of the Merger to the news media or to shareholders may not receive immediate payment for his or her shares, as described below with respect to After-Acquired Shares (as defined below).

          Except with respect to those Minority Shareholders who held After-Acquired Shares, Pacific Telecom will remit, within 30 days of the later of the date of effectiveness of the Merger or the date the payment demand is received, to all Minority Shareholders who made proper demand, an amount that Pacific Telecom estimates to be the fair value of their Pacific Telecom shares, together with any interest that has accrued from the effective date of the Merger until the date of payment. The remittance will be accompanied by certain financial information of Pacific Telecom, an explanation of how the fair value of the shares was estimated and an explanation of how the accrued interest was calculated. If Pacific Telecom fails so to remit or if the dissenting Minority Shareholder believes the amount remitted is less than the fair value of his or her shares, the dissenting Minority Shareholder may send Pacific Telecom his or her own estimate of the fair value of the shares and amount of accrued interest due and demand payment of the deficiency. The dissenting Minority Shareholder must notify Pacific Telecom in writing of his or her estimate within 30 days after the date Pacific Telecom mails its remittance, if any. If Pacific Telecom and the dissenting Minority Shareholder are unable to agree on a fair value within 60 days after the receipt of a demand for payment of a deficiency, Pacific Telecom will petition that the fair value of the shares and interest thereon be determined by an appropriate court.

          If a dissenting Minority Shareholder acquired his or her shares of PTI Common Stock after the date set forth in the dissenters' notice as the date of the first announcement of the terms of the Merger to the news media or to the shareholders ("After-Acquired Shares"), Pacific Telecom may elect to withhold the payment described in the preceding paragraph and to offer to pay fair value for the After-Acquired Shares subject to such dissenting Minority Shareholder's agreement to accept payment as satisfaction in full of the dissenting claim. Pacific Telecom will send with its offer an explanation of how the fair value of the After-Acquired Shares was estimated and how the accrued interest was calculated. If the dissenting Minority Shareholder believes that the amount offered is less than the fair value of his or her After-Acquired Shares, the dissenting Minority Shareholder may send Pacific Telecom his or her own estimate of the fair value of the After-Acquired Shares and amount of accrued interest due. The dissenting Minority Shareholder must notify Pacific Telecom in writing of his or her estimate within 30 days after the date Pacific Telecom makes its offer. If Pacific Telecom and the dissenting Minority Shareholder are unable to agree on a fair value for the After-Acquired Shares within 60 days after the receipt of the dissenting Minority Shareholder's estimate of the fair value of the After-Acquired Shares, Pacific Telecom will petition that the fair value of the After-Acquired Shares and interest thereon be determined by an appropriate court.

          With respect to a judicial proceeding commenced by Pacific Telecom to determine the fair value of the shares and interest thereon with respect to any shares of PTI Common Stock (including After-Acquired Shares), the court will determine the costs of such proceeding and will assess such costs against Pacific Telecom, except that the court may assess such costs against one or more of the dissenting Minority Shareholders party to such proceeding, in amounts the court finds equitable, to the extent that such court finds that the dissenting Minority Shareholder acted arbitrarily, vexatiously or not in good faith in demanding payment.

          The foregoing summary is not, and does not purport to be, a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 23B.13.010 through 23B.13.310 of the WBCA, a copy of which is attached to this Proxy Statement as Exhibit B.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The following is a summary of certain federal income tax consequences of the Merger to Minority Shareholders. To the extent it relates to matters of law or legal conclusion, this summary constitutes the opinion of Stoel Rives Boley Jones & Grey, counsel to Pacific Telecom. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury

Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, official pronouncements and judicial decisions, all as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not purport to discuss all tax consequences of the Merger to all Minority Shareholders. In particular, the summary does not discuss the tax consequences of the Merger to any Minority Shareholder that is an insurance company, tax-exempt organization, financial institution, foreign person or broker dealer or who acquired his or her shares upon the exercise of options or otherwise as compensation.

          The receipt of cash by a shareholder of Pacific Telecom in exchange for PTI Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a shareholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received for his or her stock in the Merger (i.e., $30.00 per share) and the shareholder's adjusted tax basis in such stock. A shareholder will recognize such gain or loss as of the Effective Time. In general, such gain or loss will be a capital gain or loss, provided the stock is a capital asset in the hands of the holder at the Effective Time, and will be a long-term capital gain or loss if the stock has been held for more than one year at such time.

          Holdings or the Payment Agent will be required to withhold 31 percent of the gross proceeds payable to a shareholder or other payee in the Merger unless the shareholder or payee provides in a properly completed substitute Form W-9 his or her taxpayer identification number and certifies under penalties of perjury that such number is correct and that the shareholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to Holdings or its Payment Agent in accordance with the instructions that will accompany the substitute Form W-9, each shareholder should complete and sign the substitute Form W-9 that will be made available to the shareholder with the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. See "The Merger Agreement--Conversion of Shares; Surrender of Stock Certificates; Payment for Shares."

          EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS OR HER INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL OR OTHER INCOME TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY SHAREHOLDER WHO IS A CITIZEN OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS OR HER OWN TAX

ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER THE TAX CONSEQUENCES DESCRIBED ABOVE MAY BE ALTERED BY REASON OF THE PROVISIONS OF THE INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH SHAREHOLDER.

FINANCING THE MERGER

          If the Merger is consummated, the total amount of the Merger Consideration to be paid to the Minority Shareholders and estimated fees and expenses payable by Holdings and PacifiCorp will be approximately $160 million. Holdings plans to borrow those funds pursuant to the $350 million Credit Agreement dated as of April 27, 1995 between Holdings, the banks named therein and Morgan Guaranty Trust Company of New York, as agent. Revolving borrowings under the Credit Agreement may not exceed a term of six months, are unsecured and will bear variable interest at rates based on bids from participating banks, certain prime rates, interbank borrowing rates or certificate of deposit rates. Available funds under the Credit Agreement at April 30, 1995 were $350 million. Holdings plans to repay such borrowings out of its cash flow, which consists primarily of dividends from its subsidiaries, including Pacific Telecom.

          Although Holdings will have the ability to change the amount and timing of dividends paid by Pacific Telecom following the Merger, Holdings presently intends that Pacific Telecom will continue to pay approximately the same aggregate amount of dividends to Holdings as it is currently paying to all shareholders.

EXPENSES OF THE TRANSACTION

          The following is an estimate of the costs and expenses incurred or expected to be incurred in connection with the Merger.

      SEC Filing Fees . . . . . . . . . . . . . . .  $     31,746
      Legal Fees and Expenses(1). . . . . . . . . .       850,000
      Investment Banking Fees and Expenses(2) . . .     3,000,000
      Printing and Mailing. . . . . . . . . . . . .       100,000
      Special Committee Directors' Fees(3). . . . .       150,000
      Accounting Fees and Expenses. . . . . . . . .        15,000
      Miscellaneous . . . . . . . . . . . . . . . .        15,000
                                                      -----------
          Total . . . . . . . . . . . . . . . . . . .$  4,161,746
                                                      ===========

Under the Merger Agreement, all costs and expenses incurred by Pacific Telecom, Holdings, PacifiCorp and Merger Sub will be paid by the party that has incurred such costs and expenses, whether or not the Merger is consummated.

_______________

(1) Includes fees of counsel for PacifiCorp, Holdings and Pacific Telecom and counsel for the Special Committee.
(2) Includes fees of Salomon Brothers, Smith Barney and CS First Boston. See "--Opinion of Financial Advisor to PacifiCorp" and "--Opinions of Smith Barney and CS First Boston."
(3) Members of the Special Committee will receive additional directors' fees of $15,000, except for the Chairman who will receive $20,000, plus $750 for each meeting of the Special Committee attended.

                   SELECTED FINANCIAL DATA;
                PRO FORMA FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial information for Pacific Telecom and its subsidiaries for the three-month periods ended March 31, 1995 and 1994, and each of the five years in the period ended December 31, 1994. The consolidated financial data for the three months ended March 31, 1995 and 1994 are derived from the unaudited consolidated financial information of Pacific Telecom not included herein, but incorporated by reference. In management's opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated financial statements of Pacific Telecom incorporated herein by reference. The results of operations for the three months ended March 31, 1995 are not indicative of results which may be expected for the entire year due to, among other things, the pending sale of Alascom. The consolidated financial data of Pacific Telecom for each of the five years in the period ended December 31, 1994 are derived from the audited consolidated financial statements of Pacific Telecom not included herein, but incorporated by reference. The following financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Pacific Telecom included in the 1995 Form 10-Q and the 1994 Form 10-K and incorporated herein by reference. The consolidated financial statements of Pacific Telecom for each of the five years in the period ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent accountants. See "Incorporation of Certain Documents by Reference."

                                Three Months Ended
                                     March 31                     Years Ended December 31,
                                  --------------      -----------------------------------------------
                                  1995      1994      1994       1993      1992       1991    1990(1)
                                  ----      ----      ----       ----      ----       ----    -------
                                                 (In thousands, except per share data)
Income Statement Data:
Operating revenues             $181,711   $165,787  $ 704,962  $ 702,111  $ 698,175  $ 719,991  $ 677,883
Operating expenses              141,556    131,126    540,321    560,463    558,701    559,567    522,904
- ---------------------------------------------------------------------------------------------------------
Net operating income             40,155     34,661    164,641    141,648    139,474    160,424    154,979
Interest expense                 (9,998)    (9,285)   (34,754)   (44,273)   (52,140)   (54,955)   (39,500)
Gain on sale of subsidiaries and
  investments (2)                    --         --      2,073      1,340     28,601     28,262     18,548
Other income (expense), net (3)  (3,045)    (1,615)    (9,795)   (15,811)   (16,161)   (13,302)     3,444
- ---------------------------------------------------------------------------------------------------------
Income before income taxes       27,112     23,761    122,165     82,904     99,774    120,429    137,471
Income taxes                     10,385      7,961     40,766     23,846     32,526     30,893     42,061
- ---------------------------------------------------------------------------------------------------------
Income from continuing
  operations                     16,727     15,800     81,399     59,058     67,248     89,536     95,410
Gain (loss) from discontinued
  operations (4)                     --         --         --     60,444    (45,741)    (8,431)    (5,186)
- ---------------------------------------------------------------------------------------------------------
Net income                       16,727     15,800     81,399    119,502     21,507     81,105     90,224
Preferred dividends                  --         --         --         --         --         --          5
- ---------------------------------------------------------------------------------------------------------
Net income applicable to
  common stock                  $16,727    $15,800    $81,399   $119,502    $21,507    $81,105    $90,219
- ---------------------------------------------------------------------------------------------------------
Average number of common
  shares outstanding             39,608     39,608     39,612     39,584     39,526     39,477     38,768

Data Per Common Share:
Income from continuing
  operations                      $ .42      $ .40     $ 2.05     $ 1.49    $  1.70     $ 2.27     $ 2.46
Gain (loss) from discontinued
  operations                         --         --         --       1.53      (1.16)      (.22)      (.13)
- ---------------------------------------------------------------------------------------------------------
Net income                        $ .42      $ .40     $ 2.05     $ 3.02      $ .54     $ 2.05     $ 2.33
- ---------------------------------------------------------------------------------------------------------
Dividends declared and paid       $ .33      $ .33     $ 1.32     $ 1.32     $1.305     $1.235     $ 1.13
- ---------------------------------------------------------------------------------------------------------
Book value                           --         --   $  16.85   $  16.13    $ 14.41   $  15.16   $  14.31

Balance Sheet Data:
Total assets                 $1,656,922 $1,461,264 $1,442,951 $1,482,224 $1,607,289 $1,748,570 $1,787,622
Net assets of discontinued
  operations                         --         --         --         --     99,195    153,070    153,996
Long-term debt, net of
  current maturities            375,443    421,536    376,997    426,669    571,585    528,391    480,940
Shareholders' equity            670,605    641,116    667,773    638,711    569,846    598,524    563,906
- ---------------------------------------------------------------------------------------------------------
(Footnotes on following page)

(1) In August 1990, Pacific Telecom acquired North-West Telecommunications, Inc. ("North-West") for $272 million. Through North-West, Pacific Telecom acquired four LECs with approximately 64,500 access lines and ownership interests in certain cellular properties. Interest expense increased in 1991 due to additional interest expense incurred as a result of amounts borrowed to acquire North-West.
(2) The gain on sale of subsidiaries and investments included, in 1994, a $2.3 million pre-tax gain on the sale of PTI Harbor Bay, Inc. and Upsouth Corporation. The gain in 1993 included the sale of a cellular property in Washington. The gains in 1992 included a $21.4 million gain on the sale of Catalina Marketing Corporation common stock and a $7.2 million gain from cellular property sales and exchanges. The gains in 1991 included a $22.2 million gain on the sale of TU International, Inc. and a $6.1 million gain on the sales of cellular interests. The gain in 1990 included the $18.5 million gain from the sale of Petroleum Communications, Inc. These transactions had an after-tax earnings per share effect of $.02 per share in 1994, $.02 per share in 1993, $.45 per share in 1992, $.54 per share in 1991 and $.36 per share in 1990.
(3) The increase in other expense in 1991 resulted from a $5.9 million increase in noncore business valuation adjustments and an $8.8 million decrease in interest income. Pacific Telecom recognized interest income in 1990 related to the funds advanced to Holdings for the North-West acquisition, the settlement of a dispute with an Alaska LEC and a favorable resolution of income tax audit issues.
(4) ICH had been shown as a discontinued operation for financial statement reporting purposes through September 1993 when TRT was sold. The remaining investment in ICH is now reported as a continuing operation. See Note 7 to Consolidated Financial Statements included in the 1994 Form 10-K and incorporated herein by reference for information concerning the $60.4 million after-tax gain on the sale of ICH's major operating subsidiary recorded in 1993 and a $45.7 million after-tax loss recorded in 1992. Interest expense in 1994 decreased as proceeds from the sale of TRT were used to reduce outstanding debt.

PRO FORMA FINANCIAL INFORMATION

          The following unaudited pro forma consolidated balance sheet as of March 31, 1995 reflects Pacific Telecom's consolidated financial position excluding the assets and liabilities of Alascom and including the local exchange assets acquired in Colorado and to be acquired in Oregon and Washington. Pacific Telecom signed a definitive agreement on September 30, 1994 to sell the stock of Alascom to AT&T for $365 million (including the $75 million transition payment received in July 1994). Pacific Telecom expects to close the purchase of assets in Oregon and Washington for approximately $180 million before the end of 1995 after the receipt of certain regulatory approvals and subject to certain purchase price adjustments at closing. The pro forma balance sheet assumes the sale and purchases occurred on March 31, 1995.

          The unaudited pro forma consolidated balance sheet and related notes should be read in conjunction with Pacific Telecom's unaudited consolidated financial statements for the period ended March 31, 1995 contained in the 1995 Form 10-Q and the consolidated financial statements and related notes for the year ended December 31, 1994 contained in the 1994 Form 10-K, which are incorporated herein by reference.

                                       Pro Forma Consolidated Balance Sheet
                                             (Unaudited, in millions)

                            Historical                      (a)            (b)         US WEST           Pro forma
                          Consolidated    Historical    Elimination     Sale of         Asset          Consolidated
March 31, 1995                 PTI         Alascom        Reversal      Alascom      Acquisitions          PTI
- -------------------------------------------------------------------------------------------------------------------
Assets
  Current assets            $  237.8       $ (98.8)         $ 13.2     $  43.4          $(53.4)(c)        $142.2
  Investments                  119.0          (0.3)          212.9      (212.9)           (4.0)            114.7
  Net plant in service         946.4        (179.8)             -          -             114.5             881.1
  Intangible and other assets  353.7          (7.2)             -          -              76.0(c)          422.5
                             -------        ------           -----      ------           -----             -----
             Total assets   $1,656.9       $(286.1)         $226.1     $(169.5)         $133.1          $1,560.5

Liabilities and Capitalization
  Current liabilities       $  384.9        $(72.1)         $ 20.8     $(214.5)(c)    $    -            $  119.1
  Long-term debt               375.4            -               -          -             133.1(c)          508.5
  Deferred income taxes and
    unamortized investment
    tax credits                110.2          (1.5)             -          -               -               108.7
  Other long-term liabilities  115.8          (7.2)             -        (30.0)            -                78.6
  Shareholders' equity         670.6        (205.3)          205.3        75.0             -               745.6
                             -------        ------           -----      ------           -----           -------
    Total liabilities and
      capitalization        $1,656.9       $(286.1)         $226.1     $(169.5)         $133.1          $1,560.5
/TABLE

   NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

     Pro Forma Adjustments -- The accompanying pro forma consolidated balance sheet as of March 31, 1995 consists of the historical balance sheet of Pacific Telecom (after elimination of affiliated transactions and interest), less the historical balance sheet of Alascom, plus an estimate for the assets to be purchased in Oregon and Washington and certain liabilities related to these acquisitions, plus certain pro forma adjustments described below:

     a. Affiliated balances between Pacific Telecom and its subsidiaries and Alascom eliminated in the consolidation process were restored on the pro forma balance sheet. The affiliated balances between Pacific Telecom and Alascom were added to Pacific Telecom's investment in Alascom. The affiliated balances between the other Pacific Telecom subsidiaries and Alascom were reclassified to the proper nonaffiliated line item.

     b. Cash proceeds of $260 million to be received at closing of the sale of Alascom and the $30 million deposit in "Other long-term liabilities" received in October 1994 were offset by Pacific Telecom's basis in Alascom, which will increase as Alascom's earnings are recognized and affiliated account balances change between March 31, 1995 and closing.

     c. Cash proceeds received from the sale of Alascom have been applied to short-term debt used to purchase assets in Colorado, Oregon and Washington from USWC. Amounts needed for the purchases in excess of the Alascom proceeds and cash on hand were assumed to be borrowed on a long-term basis. The entire $76 million shown for intangible and other assets was allocated to goodwill.

                  CERTAIN FINANCIAL FORECASTS

     General. The financial forecast set forth below was derived from Pacific Telecom's internal five-year business plan, which was prepared by Pacific Telecom's management and presented to its Board of Directors in early February 1995 as part of the Board's normal review and oversight procedures.
The five-year business plan was prepared in the ordinary course of Pacific Telecom's business and was not prepared in contemplation of the Merger. Accordingly, the financial forecast does not give effect to the proposed Merger and does not reflect any benefits that might be realized by Holdings and PacifiCorp upon consummation of the Merger. Copies of the five-year business plan were provided to each of Salomon Brothers, Smith Barney and CS First Boston in connection with their engagements by PacifiCorp or Pacific Telecom, as the case may be.

     Certain Important Caveats and Limitations. Financial forecasts involve estimates as to the future that, notwithstanding the fact that they are presented with numeric specificity, may or may not prove to be accurate. The financial forecast set forth below reflects numerous assumptions as to industry performance, general business and economic conditions, regulatory and legal requirements, taxes and other matters, many of that are beyond the control of Pacific Telecom. Similarly, these materials assume certain future business decisions which are subject to change. Among other things, the financial forecast assumes the ability of Pacific Telecom to consummate future acquisitions in the rural telecommunications business that have not been identified. As discussed elsewhere in this Proxy Statement and in the 1994 Form 10-K incorporated herein by reference, Pacific Telecom is actively seeking acquisitions that could occur earlier or later than forecasted, or not at all. Moreover, Deloitte & Touche LLP, independent auditors for Pacific Telecom, have not examined, compiled or applied agreed-upon procedures to the financial forecast set forth below and, consequently, assume no responsibility therefor. In addition, no other independent expert has reviewed any of these materials.

          THERE CAN BE NO ASSURANCE THAT THE RESULTS PREDICTED BY THE FINANCIAL FORECAST SET FORTH BELOW WILL BE REALIZED. ACTUAL RESULTS WILL VARY FROM THOSE REPRESENTED BY THE FINANCIAL FORECAST, AND THOSE VARIATIONS MAY BE MATERIAL. THE INCLUSION OF THE FINANCIAL FORECAST SHOULD NOT BE REGARDED AS A REPRESENTATION BY PACIFIC TELECOM OR ANY OTHER PERSON THAT THE FORECASTED RESULTS WILL BE ACHIEVED. RECIPIENTS OF THIS PROXY STATEMENT ARE CAUTIONED TO CONSIDER CAREFULLY THE FOREGOING AND THE NOTES AND ASSUMPTIONS SET FORTH BELOW WHILE REVIEWING THE FINANCIAL FORECAST. IN ADDITION, PACIFIC TELECOM HAS NOT UPDATED THE FORECAST TO REFLECT DEVELOPMENTS OCCURRING AFTER JANUARY 21, 1995, THE DATE THE FORECAST WAS PREPARED. PACIFIC TELECOM DOES NOT INTEND TO UPDATE OR PUBLICLY REVISE THE FORECAST.

     Background. Pacific Telecom completed the acquisition of local exchange assets in Colorado from USWC in February 1995 and anticipates completing the acquisition of additional local exchange assets from USWC in Oregon and Washington before the end of 1995. In addition, Pacific Telecom has an agreement to sell the stock of Alascom to AT&T. Pacific Telecom anticipates closing this sale during the first half of 1995, subject to receipt of FCC approval of the transfer of various licenses and permits. If the Alascom Sale is not consummated during the first half of 1995, the primary effect would be a postponement of the gain on the sale to a later period in which the sale occurs. Financial forecast information reflecting these transactions and other material transactions enumerated under "Summary of Significant Forecast Assumptions" are presented below. See Item 1. "Business--Telecommunications Operations--Alaska Market Restructuring" and Note 16 "Pending Sale of Alascom, Inc." of the notes to the consolidated financial statements contained in the 1994 Form 10-K, and
Item 5. "Other Events" in Pacific Telecom's Current Report on Form 8-K dated March 31, 1995, which are incorporated herein by reference, for additional information relating to the pending sale of Alascom. See Item 1. "Business--Telecommunications, Operations--Local Exchange Companies" contained in the 1994
Form 10-K, which is incorporated herein by reference, for additional information relating to the acquisitions of local exchange assets from USWC.


          As used in the discussion of the opinion of Smith Barney herein, see "Opinions of Smith Barney and CS First Boston--Opinion of Smith Barney," the term "Long-Term Forecasts With Future Acquisitions" refers to the financial forecast for the years 1995 to 1999 set forth below, which assumes the consummation of future unidentified acquisitions in the rural telecommunications business. The term "Short-Term Forecasts" refers to the financial forecast information for the years 1995 and 1996 presented in Note 2(c) of "Summary of Accounting Policies and Significant Assumptions for the Financial Forecast," which accompanies the financial forecast below. Similarly, the term "Long-Term Forecasts Without Future Acquisitions" refers to the financial forecast information for the years 1995 to 1999 presented in Note 2(c) of "Summary of Accounting Policies and Significant Assumptions for the Financial Forecast."

                              Forecast Consolidated Statements of Income

                                                                   Forecast
                                         Historical   ------------------------------------------
Year Ending December 31,           1994       1995       1996       1997        1998      1999
- ------------------------------------------------------------------------------------------------
                                        (Unaudited, in millions except per share amounts)
Operating revenues:
  Local network service           $ 97.0     $121.6    $152.5     $159.6      $181.3    $190.7
  Network access service           168.5      256.5     317.9      328.5       368.2     376.0
  Long distance and private
    line service                   330.2      112.6        --         --          --        --
  Cellular and other               109.3      118.8     136.4      151.2       168.3     183.1
                                   -----      -----     -----      -----       -----     -----
   Total operating revenues        705.0      609.5     606.8      639.3       717.8     749.8
                                   -----      -----     -----      -----       -----     -----
Operating expenses:
  Plant support                    144.3      124.8     108.2      112.5       123.0     126.7
  Depreciation and amortization    100.9      106.2     129.7      136.3       157.1     164.0
  Access expense                    92.9       38.0        --         --          --        --
  Other operating expense           53.9       53.6      56.0       58.6        65.1      67.7
  Customer operations               72.8       63.8      59.1       61.0        66.6      69.2
  Administrative support            75.6       75.8      70.4       69.9        72.0      73.5
                                   -----      -----     -----      -----       -----     -----
   Total operating expenses        540.4      462.2     423.4      438.3       483.8     501.1
                                   -----      -----     -----      -----       -----     -----
Operating income                   164.6      147.3     183.4      201.0       234.0     248.7

Other income (expense):
  Interest expense                 (34.8)     (38.4)    (58.7)     (57.1)      (65.0)    (60.0)
  Gain on sale of Alascom             --       75.2        --         --          --        --
  Other                             (7.6)      (4.0)     (6.3)      (4.6)       (2.6)      0.8
                                   -----      -----     -----      -----       -----     -----
   Total other income
     (expense)--net                (42.4)      32.8     (65.0)     (61.7)      (67.6)    (59.2)
                                   -----      -----     -----      -----       -----     -----
Income before income taxes         122.2      180.1     118.4      139.3       166.4     189.5

Income taxes                        40.8       41.6      46.0       54.4        65.7      75.2
                                   -----      -----     -----      -----       -----     -----

Net income                        $ 81.4     $138.5    $ 72.4     $ 84.9      $100.7    $114.3

Net income per share              $ 2.05      $3.50     $1.83      $2.14       $2.54     $2.88
/TABLE

                                 Forecast Consolidated Balance Sheets

                                                                   Forecast
                                  Historical  ---------------------------------------------------
December 31,                         1994       1995      1996       1997       1998      1999
- -------------------------------------------------------------------------------------------------
                                                           (Unaudited, in millions)
Assets
  Current assets:
   Cash                          $    9.9   $    6.5  $    6.5   $    6.5   $    6.5  $    6.5
   Accounts receivable              110.8       56.8      60.8       62.5       65.1      67.1
   Inventory -- North
     Pacific Cable                   62.8       54.2      45.3       36.5       23.3      14.5
   Material and supplies             14.8       11.5      21.7       22.1       28.7      29.0
   Other                             16.0       11.1      11.2       11.3       11.4      11.5
                                  -------    -------   -------    -------    -------   -------
   Total current assets             214.3      140.1     145.5      138.9      135.0     128.6

  Investments                       123.6      120.0     121.6      123.8      130.0     140.2
  Net plant in service              825.5    1,050.7   1,086.3    1,174.0    1,177.3   1,145.4
  Intangible and other assets       279.6      543.6     527.9      576.2      557.3     535.6
                                  -------    -------   -------    -------    -------   -------
   Total assets                  $1,443.0   $1,854.4  $1,881.3   $2,012.9   $1,999.6  $1,949.8


Liabilities and Capitalization
  Current liabilities:
   Currently maturing
     long-term debt              $   15.6   $    6.9  $    7.0   $    7.2   $   18.2  $    8.0
   Notes payable                     21.7      121.4     111.0       90.4       73.2      26.4
   Accounts payable                  69.5       60.3      60.1       60.6       60.9      61.1
   Other                             68.3       45.7      52.9       53.4       58.6      59.2
                                  -------    -------   -------    -------    -------   -------
   Total current liabilities        175.1      234.3     231.0      211.6      210.9     154.7

  Long-term debt                    377.0      666.5     675.4      800.7      746.0     701.0

  Deferred income taxes and
   unamortized investment
   tax credits                      109.8      115.5      116.3     118.2      113.3     106.8

  Other long-term liabilities       113.3       84.2      85.3       79.0       81.4      82.9

  Shareholders' equity              667.8      753.9     773.3      803.4      848.0     904.4
                                  -------    -------   -------    -------    -------   -------
   Total liabilities and
     capitalization              $1,443.0   $1,854.4  $1,881.3   $2,012.9   $1,999.6  $1,949.8
/TABLE

                            Forecast Consolidated Statements of Cash Flows

                                                                   Forecast
                                 Historical  ---------------------------------------------------
Year Ending December 31,            1994       1995       1996       1997       1998      1999
- ------------------------------------------------------------------------------------------------
                                                            (Unaudited, in millions)
Cash Flows from Operating
  Activities:
  Net income                      $ 81.4     $138.5     $ 72.4     $ 84.9     $100.7    $114.3
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
   Depreciation and
     amortization                  107.8      113.5      137.0      143.5      163.7     170.6
   Deferred income taxes and
     investment tax
     credits, net                  (62.3)      (1.1)       3.4        4.3       (2.4)     (3.9)
   Gain on sale of Alascom            --      (75.2)        --         --         --        --
   Other                            14.4      (13.1)      (8.9)      (7.8)      (7.9)     (8.0)
                                   -----      -----      -----      -----      -----     -----
   Net cash provided by
      operating activities         141.3      162.6      203.9      224.9      254.1     273.0
                                   -----      -----      -----      -----      -----     -----
Cash Flows from Investing
  Activities:
  Construction expenditures       (148.2)    (127.5)    (153.8)    (115.9)    (142.8)   (119.0)
  Cost of assets acquired             --     (625.7)        --     (165.6)        --        --
  Investments in and advances
    to affiliates                   (4.7)      (2.7)       4.0        5.9        5.4       5.5
  Proceeds from sales of assets    122.6      261.6        0.4        0.4        0.4       0.4
                                   -----      -----      -----      -----      -----     -----
   Net cash used by investing
     activities                    (30.3)    (494.3)    (149.4)    (275.2)    (137.0)   (113.1)
                                   -----      -----      -----      -----      -----     -----
Cash Flows from Financing
  Activities:
  Increase (decrease) in
     short-term debt                (3.2)      74.7      (10.4)     (20.6)     (17.2)    (46.8)
  Proceeds from issuance of
    long-term debt                   8.0      436.2       14.9      165.5       10.2        --
  Dividends paid                   (52.3)     (52.3)     (53.1)     (54.6)     (56.3)    (57.9)
  Payments of long-term debt       (58.5)    (129.3)      (5.9)     (40.0)     (53.8)    (55.2)
                                   -----      -----      -----      -----      -----     -----
   Net cash provided (used)
     by financing activities      (106.0)     329.3      (54.5)      50.3    ( 117.1)   (159.9)
                                   -----      -----      -----      -----      -----     -----
Increase (Decrease) in Cash
  and Temporary Cash
  Investments                        5.0       (2.4)        --         --         --        --

Cash and Temporary Cash
  Investment at Beginning
  of Year                            4.9        8.9        6.5        6.5        6.5       6.5
                                   -----      -----      -----      -----      -----     -----
Cash and Temporary Cash
  Investments at End of Year     $   9.9    $   6.5    $   6.5    $   6.5   $    6.5  $    6.5
/TABLE

              SUMMARY OF ACCOUNTING POLICIES AND
      SIGNIFICANT ASSUMPTIONS FOR THE FINANCIAL FORECAST


1. Summary of Significant Accounting Policies -- The forecast financial statements have been prepared using accounting principles and policies generally consistent with those used by Pacific Telecom in its historical financial presentations for the year ended December 31, 1994. See
     Note 1. "Summary of Significant Accounting Policies" in the notes to the consolidated financial statements contained in the 1994 Form 10-K, which is incorporated herein by reference.

2.   Summary of Significant Forecast Assumptions

     a. General Assumptions -- As noted above, the financial forecast was prepared as part of Pacific Telecom's normal budgeting process, assuming Pacific Telecom would remain an 86.6 percent-owned subsidiary of Holdings for the entire forecasted period. The forecast was prepared prior to the completion of the 1994 consolidated financial statements and, therefore, the initial basis for the financial forecast was not the historical statements for 1994. Variations from historical 1994 results and balances in the forecast's initial basis do not have a material effect on the information presented in the five-year forecast.

     b. Disposition of Alascom, Inc. -- The forecast assumes that Pacific Telecom will close the sale of Alascom to AT&T at the end of May 1995. After-tax proceeds from the sale were estimated at $256 million. Management has assumed that Pacific Telecom will recognize a $74 million after-tax gain from the sale. Proceeds will be used to finance the acquisitions of assets from USWC in Colorado, Oregon and Washington. (See "Acquisition Assumptions" below.) Alascom's results of operations are included in the 1994 historical amounts and the 1995 forecast through May 1995 as follows (in millions):

                                                   1994         1995
                                                  Actual      Forecast
                                                  ------      --------
          Operating Revenues                      $343.5       $135.1
          Operating Expenses                       262.8        111.3
          Operating Income                        $ 80.7       $ 23.8
          EBITDA*                                 $115.4       $ 37.6

          * EBITDA - Earnings before interest, taxes, depreciation and amortization. EBITDA was one of the measures used by the financial advisors in preparing their financial analysis of Pacific Telecom. EBITDA is not a financial measure under GAAP and is not an alternative to cash flows and net income as presented in Pacific Telecom's financial statements.
/TABLE

             EBITDA is not a financial measure under GAAP and is not an alternative to cash flows and net income as presented in Pacific Telecom's financial statements.

     c. Acquisition Assumptions -- Pacific Telecom closed the acquisition of local exchange assets from USWC in Colorado in February 1995 at a purchase price of $200 million. In the forecast, management has assumed that substantially all of the purchase price was borrowed at an average interest rate of 6.5 percent to fund the acquisition. These borrowings were assumed to be repaid at the end of May 1995 with proceeds from the sale of Alascom. In the forecast, the purchase of the USWC assets in Oregon and Washington was assumed to close at the end of June 1995 at a final adjusted purchase price of $170 million. Management has assumed Pacific Telecom would borrow an additional $106 million to complete the funding for the purchase of these local exchange assets at an assumed average interest rate of 6.5 percent. This interest rate assumes financing through short-term, floating-rate debt. In 1993, Pacific Telecom lowered its debt balances by retiring debt with proceeds received from the sale of Pacific Telecom's international operations. The actual timing of the closings for the Oregon and Washington asset acquisitions is dependent upon the receipt of certain regulatory approvals, a process over which Pacific Telecom has no control. Consequently, the closings may occur later than anticipated.

          The five-year forecast also assumes that Pacific Telecom will acquire additional local exchange assets serving access lines in rural and suburban areas for $268 million and $166 million in cash at the end of 1995 and 1997, respectively. The forecast assumes that the financial results from operations of these unidentified acquisitions will be similar to other known acquisition opportunities that Pacific Telecom is currently evaluating. Long- and short-term borrowings with an assumed average interest rate of
          8.1 percent are assumed to be used to finance the acquisitions. Should Pacific Telecom not be successful in completing these unidentified acquisitions, forecast amounts would be (in millions):

                                               1995      1996      1997      1998      1999
                                              -----     -----     -----     -----     -----
          Operating Revenues                 $609.5    $533.8    $563.3    $594.9    $624.5
          Operating Income                    147.3     153.4     168.7     182.1     195.5
          Net Income                          138.5      69.7      80.5      92.5     103.9
          EBITDA                              253.5     262.7     284.1     305.6     325.4
          Debt                                526.8     510.6     474.0     427.9     363.4
          Equity                              753.9     770.6     796.4     832.6     878.7
          Cash Provided by
            Operations                        162.6     182.0     193.8     207.1     220.7
          Construction Expenditures           127.5     117.1     108.7     112.1     105.8

     d. Access Line Growth -- Management has assumed that internal access line growth of between 4.5 percent and 5.0 percent annually for its combined local exchange operations will continue throughout the five-year forecast. Pacific Telecom has experienced this level of access line growth for the past six years.

     e. Operating Revenues and Expenses -- For Pacific Telecom's existing local exchange operations, the operating revenues and expenses have been estimated for the next five years using projections of historical results, adjusted for access line growth, the effects of increases due to assumed general inflation of 3.0 percent to 3.5 percent annually and certain planned operating efficiencies. Management has assumed that the regulatory environment in which it operated in 1994 will continue to exist through 1999 and that competition within its service areas will not increase significantly. Management has assumed that future legislative changes regarding the telecommunications regulatory structure will not abandon interstate support for the higher cost rural areas. To the extent there are changes in the support mechanisms, management has assumed that Pacific Telecom can successfully pursue rate rebalancing on a revenue neutral basis. Although the five-year forecast assumptions do not include new revenues that might arise from technological changes, management has assumed that future technological changes may result in opportunities to develop new services that will generate additional revenues to help offset changes, if any, in the high-cost support mechanisms that Pacific Telecom may not recover through rate rebalancing from interstate to state jurisdictions. For the areas served by the newly acquired local exchange assets, revenue estimates are based on the number of access lines served by the assets and an estimate of the minutes of use those lines would generate. The resulting usage estimate is then multiplied by the rate element assumed to be adopted by Pacific Telecom at the closing of the acquisitions. This rate element is based either on estimated revenue requirement calculations or on existing rates for the entity selling the assets.

          The forecast assumes no material revenue increases as a result of rate case activity. Any adjustments to rates resulting from the current rate proceeding in Wisconsin or in the rate proceeding scheduled for Colorado in three years are assumed to be revenue neutral.

          Operating expenses for the acquired assets were developed by estimating the necessary staffing requirements to support their unique service and geographic territories. In addition, expenses were estimated based upon Pacific Telecom's experience as a local telephone service provider in similar geographic areas and its experiences in completing similar acquisitions of comparable size.

     f. Construction Expenditures -- Management has assumed a normal managed construction program to replace and upgrade property as needed due to retirement or obsolescence with expenditures of $92.6 million in 1995, $97.3 million in 1996, $92.9 million in 1997,
          $96.3 million in 1998 and $92.2 million in 1999. In the areas where Pacific Telecom plans to acquire additional local exchange assets, management has assumed that construction expenditures will be necessary to upgrade systems to meet service requirements established by governing regulatory authorities and to meet the service standard maintained by Pacific Telecom. These expenditures are assumed to total $34.9 million in 1995, $56.5 million in 1996, $23.0 million in 1997, $46.5 million in 1998 and $26.8 million in 1999.

     g. North Pacific Cable -- The forecast assumes that Pacific Telecom will be successful in either selling the remaining capacity on the North Pacific Cable or using its available, unsold capacity to develop a business in the international high-quality television transmission market. The North Pacific Cable experienced an outage in February 1995 after this financial forecast was prepared. While the cable system has returned to operation, the cause of the outage is still under investigation. The results of that investigation may have an impact on Pacific Telecom's ability to fully recover its remaining $62.8 million investment in the North Pacific Cable.

     h. Cellular Operations -- Cellular operations were assumed to grow consistent with the cellular industry's customer penetration estimates. Customer growth was assumed to average 24 percent annually over the next five years. Management plans to manage its pricing structure and vertical service offerings to stabilize average monthly customer revenue. The forecast assumes no expenditures for pursuit or integration of Personnel Communications Systems ("PCS") licenses. Management has assumed that the impact of competition by PCS providers will be minimal in the five-year forecast period due to delays in the bidding process and the time required by the successful bidders to build competing PCS systems. In the interim, management intends to digitize part of its cellular network to reduce its unit cost structure so that its cellular operations can be cost-competitive with other wireless options. The forecast assumed ongoing ownership of noncontrolled properties and no impairment of cellular investments. However, in those cellular markets where Pacific Telecom owns a minority interest, managing cellular operations to avoid such impairments is beyond Pacific Telecom's control.

     i. Interest Rates -- Management has assumed that it can borrow funds to finance its acquisition and construction programs and repay outstanding debt as it matures using internally generated funds and funds available under its existing unissued Series B Medium-Term Note program ($75.5 million unissued at December 31, 1994), a new $150 million Series C Medium-Term Note program commencing at the end of 1995 and the $300 million revolving credit agreement. Interest rates on borrowings to fund the acquisitions of local exchange assets are enumerated in "Note 2(c)" above. Management has assumed that the weighted average interest rate on its outstanding floating and fixed rate debt at December 31, 1994 of
          7.6 percent can be maintained though the five-year forecast period for debt other than debt incurred for newly acquired assets.

     j. Income Taxes -- The statutory federal income tax rate was assumed to remain at 35 percent throughout the forecast period. In the 1995 forecast, the effective tax rate was estimated at 23.1 percent. This rate is low because Pacific Telecom's assumed tax basis in Alascom at closing is expected to be slightly less than the selling price of the Alascom stock. Pacific Telecom's basis in Alascom increased as a result of the FCC-ordered transition payments of $150 million by AT&T to Alascom.

     k. Average Shares Outstanding and Dividend Payments -- No equity issuances have been assumed during the forecast period. Earnings per share were calculated based on 39,620,000 average shares outstanding for each forecast year. The financial forecast for dividend payments assumed no increase in the dividend during 1995, a $.02 per share increase in 1996 and $.04 per share increases each year for 1997, 1998 and 1999.

                     THE MERGER AGREEMENT

GENERAL

          Pacific Telecom has entered into the Merger Agreement attached to this Proxy Statement as Exhibit A with Holdings and Merger Sub, pursuant to which Merger Sub will be merged with and into Pacific Telecom with Pacific Telecom as the corporation surviving the Merger. Merger Sub is a Washington corporation with its principal executive offices located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232. Merger Sub was incorporated by Holdings as a wholly owned subsidiary to effect the Merger, and it is not anticipated that Merger Sub will conduct any business prior to the Merger. See "Information Concerning Holdings and PacifiCorp and Their Directors and Executive Officers" for information about Holdings and PacifiCorp.

          At the time Pacific Telecom, Holdings and Merger Sub entered into the Merger Agreement, PacifiCorp and Pacific Telecom also entered into the PacifiCorp Agreement pursuant to which PacifiCorp made certain representations and warranties and agreed to undertake certain obligations with respect to the Merger.

          The following description is a summary of the material provisions of the Merger Agreement and the PacifiCorp Agreement, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. A copy of the PacifiCorp Agreement is included as Exhibit A to the Merger Agreement. Shareholders are urged to read carefully the Merger Agreement and the PacifiCorp Agreement.

EFFECTIVE TIME

          At the Effective Time, which will occur as soon as practicable following the satisfaction or waiver of certain conditions, as described below, Merger Sub will merge with and into Pacific Telecom with Pacific Telecom being the surviving corporation after the Merger, each outstanding share of PTI Common Stock held by Holdings will be cancelled, each outstanding share of PTI Common Stock held by the Minority Shareholders will be converted into the right to receive the Merger Consideration and each outstanding share of Merger Sub Stock will be converted into one share of PTI Common Stock. Thus, after the Merger, Pacific Telecom will be a wholly owned subsidiary of Holdings and the Minority Shareholders will have no continuing interest in Pacific Telecom.

CONVERSION OF SHARES; SURRENDER OF STOCK CERTIFICATES; PAYMENT
FOR SHARES

          As a result of the Merger, each share of PTI Common
Stock held by a Minority Shareholder at the Effective Time
(other than shares as to which
dissenters' rights are perfected) will be converted into the right to receive $30.00 in cash.

          Promptly after the Effective Time, there will be sent to each Minority Shareholder of record (other than those shareholders holding shares as to which dissenters' rights are perfected) a letter of transmittal advising such shareholder of the procedures for surrendering the certificates representing shares of PTI Common Stock to the Payment Agent designated by Holdings in accordance with the Merger Agreement. At or prior to the Effective Time, Holdings shall cause the Payment Agent to receive the funds necessary to make the payments of the Merger Consideration to the Minority Shareholders, which funds may not be used for any other purpose.

          To receive the Merger Consideration, each Minority Shareholder will be required to surrender to the Payment Agent the shareholder's stock certificate or certificates, together with a duly executed letter of transmittal and related documentation. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

          If payment is to be made to a person other than the one in whose name the certificate surrendered is registered, it will be a condition of such payment that the stock certificate surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Payment Agent that such taxes have been paid or are not applicable. Other than as described above, no service charges, brokerage commissions or transfer taxes will be payable by the Minority Shareholders in connection with the surrender of their shares of PTI Common Stock. No interest will be paid or accrued on the cash payable upon surrender of the certificate or certificates, and after the Effective Time no dividends will be paid to, or accrued for the benefit of, former holders of PTI Common Stock. From and after the Effective Time, holders of certificates formerly representing PTI Common Stock will cease to have any rights with respect to such shares, except the right to receive the amount of cash into which such shares were converted in the Merger and any rights provided by law.

          Upon the surrender and exchange of a certificate to the Payment Agent, the holder will be paid the amount of cash to which such holder is entitled under the Merger Agreement, less any amount required to be withheld under applicable federal income tax withholding regulations. A shareholder who is a U.S. citizen and resident (other than a corporation) may be able to avoid such withholding with respect to payment for his or her shares by providing the Payment Agent with a correct taxpayer identification number in accordance with the instructions in the letter of transmittal. See "Special Factors--Certain Federal Income Tax Consequences of the Merger."

REPRESENTATIONS AND WARRANTIES

          General

          The Merger Agreement contains representations and warranties by each of Pacific Telecom, Holdings and Merger Sub with respect to, among other things, corporate organization, corporate authority, the absence of required consents and approvals and the nonoccurrence of defaults under existing agreements and the accuracy and completeness of information to be supplied by such party for inclusion in this Proxy Statement and the Schedule 13E-3.

          The Merger Agreement contains additional representations of Pacific Telecom with respect to, among other things, its capitalization, the accuracy of information contained in and compliance with applicable requirements with respect to its prior filings with the SEC, the absence of certain material adverse changes since September 30, 1994, the absence of any fees payable to brokers or finders other than as disclosed therein and the receipt by the Special Committee of opinions regarding the fairness of the Merger Consideration, from a financial point of view, to the Minority Shareholders. The Merger Agreement also contains a representation by Holdings that it has available to it the funds necessary to consummate the Merger. The Merger Agreement also contains a representation that Holdings and Merging Sub have determined that the Merger is fair to the Minority Shareholders.

          The PacifiCorp Agreement contains representations and warranties of PacifiCorp with respect to, among other things, corporate organization, corporate authority, the absence of required consents and approvals and the accuracy and completeness of information to be supplied by it for inclusion in this Proxy Statement and the Schedule 13E-3. The PacifiCorp Agreement also contains a representation that PacifiCorp has determined that the Merger is fair to the Minority Shareholders.

          Offers, Proposals and Intention To Sell

          The Merger Agreement contains a representation by Holdings that, since January 1, 1993, to the best of its knowledge after due inquiry, none of PacifiCorp, Holdings or Merger Sub has received any "proposal" or offer to purchase, or solicited any proposal or offer to purchase, any material portion of the stock or assets of Pacific Telecom, other than transactions previously disclosed in Pacific Telecom's filings with the SEC. For purposes of that representation, a "proposal" may have been either written or oral, but must have included a proposed or suggested price or possible range of prices and, if made on behalf of a corporation, must have been made by a responsible officer or representative of that corporation. In the Merger Agreement, Holdings also represents that neither it nor PacifiCorp has any current plan or intent to sell or otherwise dispose of any material portion of the stock or assets of PTI, other than transactions disclosed in Pacific Telecom's prior filings with the SEC. The PacifiCorp Agreement contains identical representations made by PacifiCorp.

COVENANTS

          The Merger Agreement contains mutual covenants pursuant to which Holdings, Pacific Telecom and Merger Sub have agreed to use their respective best efforts to obtain any necessary consents, permits, authorizations, approvals and waivers to permit consummation of the Merger and to cooperate in determining the need for and in making or obtaining any required filings, consents, permits, authorizations, approvals and waivers. Holdings and Pacific Telecom have also agreed to give prompt notice to the other of (i) any claims, actions, proceedings or investigations commenced or, to the best knowledge of the notifying party, threatened, involving or affecting the notifying party or its assets that relate to the Merger; (ii) the occurrence or failure to occur of any event that would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be inaccurate in any material respect; and (iii) any material failure of the notifying party to comply with or satisfy any covenant or condition under the Merger Agreement. The PacifiCorp Agreement contains similar covenants on the part of PacifiCorp.

          Pacific Telecom has agreed, subject to certain specified exceptions or except as approved in writing by Holdings, to conduct its business and the business of its subsidiaries prior to the Effective Time in the ordinary course and consistent with past practice and that, during the period prior to the Merger, neither it nor any of its subsidiaries will (i) propose or adopt any amendments to its articles of incorporation or bylaws or make any change in Pacific Telecom's Board of Directors except to increase the size of the Board to accommodate the designees of Holdings; (ii) issue, sell or repurchase any shares of its capital stock or other securities; enter into any agreement, understanding or arrangement with respect to the issuance, purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any securities or make any other changes in capital structure;
(iii) declare, set aside or pay any dividend or make any other distribution with respect to Pacific Telecom's capital stock, other than regular quarterly cash dividends not to exceed $.33 per share; (iv) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date of the Merger Agreement) or increase benefits payable under severance or termination pay policies in effect on the date of the Merger Agreement; or (v) except for salary increases or other employee benefit arrangements made in the ordinary course of business, adopt or amend any employee benefit plan, agreement or arrangement. Pacific Telecom has also agreed (i) not to solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition of all or a substantial portion of the assets of or equity interest in Pacific Telecom or any of its subsidiaries (other than sales of insubstantial assets in the ordinary course of business or sales disclosed in prior filings with the SEC) or business combination with PTI or any of its subsidiaries or, subject to fiduciary duties under applicable law as advised by counsel, participate in any negotiations regarding or furnish to any other person any information with respect to or otherwise cooperate in any way with any person with respect to any such proposal or offer;
(ii) not to settle or compromise any claim for dissenters' rights without the prior written consent of Holdings; (iii) to give and to cause its subsidiaries to give to Holdings and Merger Sub and their respective representatives full access to the premises, books and records of Pacific Telecom and its subsidiaries and such other information reasonably requested by Holdings; and (iv) to take all actions requested by Holdings to cause to be elected to Pacific Telecom's Board of Directors the nominees designated by Holdings.

          Holdings has agreed to honor, in accordance with its terms as in effect on the date of the Merger Agreement, the Pacific Telecom Executive Officer Severance Plan. Holdings has also agreed not to take any action to cause Pacific Telecom to make any dividend or other distribution to Holdings with respect to Holdings' PTI Common Stock otherwise than in accordance with Pacific Telecom's existing dividend policies. The PacifiCorp Agreement contains the same covenant with respect to Pacific Telecom dividends on the part of PacifiCorp.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Merger Agreement provides that Pacific Telecom will maintain, and that Holdings agrees to cause Pacific Telecom to maintain, for six years after the Effective Time, for the benefit of current directors and officers of Pacific Telecom, (i) director and officer liability insurance providing at least the same amounts and coverage as the policies currently in effect; provided, however, that if the cost of maintaining such insurance exceeds the current cost related to providing such insurance by more than twice the current cost of such insurance, Pacific Telecom will maintain such insurance with the maximum amount of coverage obtainable at twice such current cost and (ii) all rights to indemnification existing in favor of the current directors and officers of Pacific Telecom and its subsidiaries as provided in their respective articles of incorporation or bylaws in effect on the date of the Merger Agreement, in each case with respect to acts or omissions occurring before the Effective Time (and certain Merger related events occurring thereafter).

          Pursuant to the PacifiCorp Agreement, PacifiCorp has agreed to indemnify the current officers and directors of Pacific Telecom with respect to acts or omissions occurring before the Effective Time (and certain Merger related events occurring thereafter) to the full extent a corporation is permitted under Washington law to indemnify its own directors and officers.

CONDITIONS TO THE MERGER

          The respective obligations of Holdings and Merger Sub, on the one hand, and Pacific Telecom, on the other hand, to consummate the Merger are subject to certain conditions, including the following: (i) approval of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of PTI Common Stock held by the Minority Shareholders and by two-thirds of the outstanding shares of PTI Common Stock and (ii) consummation of the Merger not being prohibited by any order or injunction and the absence of any legal action, statute or rule that would make illegal the consummation of the Merger.

          The obligation of Pacific Telecom to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including that (i) the representations and warranties of Holdings and Merger Sub in the Merger Agreement shall be correct in all material respects on the date of the Merger Agreement and on the Closing Date (as defined in the Merger Agreement), Holdings and Merger Sub have performed in all material respects their obligations to be performed under the Merger Agreement at or prior to the Effective Time and Pacific Telecom shall have received certificates to that effect executed on behalf of Holdings and Merger Sub by an executive officer; (ii) the representations and warranties of PacifiCorp in the PacifiCorp Agreement shall be correct in all material respects on the date of the Merger Agreement and on the Closing Date, PacifiCorp has performed in all material respects its obligations to be performed under the PacifiCorp Agreement at or prior to the Effective Time and Pacific Telecom shall have received a certificate to that effect executed on behalf of PacifiCorp by an executive officer; (iii) no governmental action or proceeding shall have been commenced seeking to prohibit the consummation of the Merger that in the opinion of the Special Committee's counsel is more likely than not to be successful; and (iv) Pacific Telecom shall have obtained all consents, approvals, permits and authorizations required to be obtained in connection with the Merger, except those that the failure to obtain would not have a material adverse effect on the business, operations, financial condition or prospects of Pacific Telecom and its subsidiaries, taken as a whole.

          The obligations of Holdings and Merger Sub to consummate the Merger are subject to certain additional conditions, including that (i) the representations and warranties of Pacific Telecom are correct in all material respects on the date of the Merger Agreement and on the Closing Date, Pacific Telecom has performed in all material respects its obligations to be performed under the Merger Agreement at or prior to the Effective Time and Holdings and Merger Sub shall have received a certificate to that effect executed on behalf of Pacific Telecom by an executive officer; (ii) no governmental action or proceeding shall have been commenced seeking to prohibit the consummation of the Merger that in the opinion of Holdings' counsel is more likely than not to be successful;

(iii) Holdings and Merger Sub shall have obtained all consents, approvals, permits and authorizations required to be obtained in connection with the Merger, except those that the failure to obtain would not have a material adverse effect on the business, operations, financial condition or prospects of Pacific Telecom and its subsidiaries, taken as a whole; and
(iv) except as disclosed to Holdings prior to the date of the Merger Agreement or in filings with the SEC, there shall not have been any change or event since September 30, 1994 that has resulted or may result in a material adverse change with respect to Pacific Telecom and its subsidiaries, taken as a whole.

          It will not be known until immediately prior to the Effective Time whether all of the above conditions will have been satisfied. As described below, each of the parties to the Merger Agreement may, at its option, waive compliance with any condition of its obligation to consummate the Merger.

WAIVER, AMENDMENT AND TERMINATION

          Any provision of the Merger Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits of that provision. Except for the provisions relating to indemnification and insurance with respect to Pacific Telecom's directors and officers following the Merger, the Merger Agreement may be amended or supplemented at any time, except that, after approval by the shareholders of Pacific Telecom, no amendment may be made that decreases or changes the form of the Merger Consideration or that in any other way materially adversely affects the rights of the Minority Shareholders (other than a termination of the Merger Agreement) without the further approval of the Minority Shareholders. Any waiver, amendment or supplement must be in writing and signed by the party or parties intending to be bound thereby.

          The Merger Agreement may be terminated at any time prior to the Effective Time, before or after the approval of the shareholders of Pacific Telecom, (i) by mutual consent of the respective Boards of Directors of Pacific Telecom and Holdings; (ii) by Holdings or Pacific Telecom if the Merger has not been consummated by September 30, 1995 (provided the terminating party's failure to fulfill any obligation under the Merger Agreement may not have been a significant cause of the failure to consummate the Merger); (iii) by Holdings or Pacific Telecom if the other party shall have materially breached any representation or warranty or failed to comply in any material respect with any covenant under the Merger Agreement; (iv) by Holdings or Pacific Telecom if the consummation of the Merger is prohibited by any final, nonappealable order, decree or injunction; (v) by Holdings or Pacific Telecom if the shareholders of Pacific Telecom fail to approve the Merger Agreement and the Merger; and (vi) by Holdings or Merger Sub if the Special Committee or the Board of Directors of Pacific Telecom shall have withdrawn or modified, in any manner adverse to Holdings or Merger Sub, its recommendation or approval of the Merger or the Merger Agreement. See "Special

Factors--Conditions to the Merger" for conditions to the obligations of the parties to consummate the Merger.

FEES AND EXPENSES

          The Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.


             MARKET PRICE AND DIVIDEND INFORMATION
                     FOR PTI COMMON STOCK

          PTI Common Stock is traded over the counter under Nasdaq National Market Symbol PTCM. As of May 19, 1995, there were approximately 3,913 shareholders of record.


          The following table shows the high and low sale prices for PTI Common Stock as reported by the Nasdaq National Market and cash dividends declared for each period indicated. On November 2, 1994, PacifiCorp and Pacific Telecom announced the Initial Offer. The high and low sale prices on November 1, 1994 were $24 3/4 and $23 3/4, respectively, and the last reported sale price was $24 1/4. On March 9, 1995, Pacific Telecom announced the signing of the Merger Agreement. On March 8, 1995, the high and low sale prices were $31 1/8 and $29 3/8, respectively, and the last reported sale price was $31 1/8. Shareholders are urged to consult publicly available sources for current market quotations for their shares. On June __, 1995, the high and low sales prices for PTI Common Stock as reported on the Nasdaq National Market were ____ and ____, respectively, and the last reported sale price was ____.

              QUARTERLY HIGH AND LOW SALE PRICES

                                                     QUARTERLY
                       HIGH           LOW            DIVIDEND
                       ----           ---            --------
1995
- ----
First Quarter          $31 5/8        $29 1/2        $.33

1994
- ----
First Quarter           27             22 1/2         .33
Second Quarter          25 3/8         20 3/4         .33
Third Quarter           26 3/4         21             .33
Fourth Quarter          30 3/4         22 3/4         .33

1993
- ----
First Quarter           24 3/4         22 1/2         .33
Second Quarter          24             21             .33
Third Quarter           28 3/4         23             .33
Fourth Quarter          28 1/2         24 1/2         .33

          Pacific Telecom's ability to pay dividends on PTI
Common Stock is subject to restrictions under various loan agreements. At March 31, 1995, approximately $153 million was available for the payment of dividends.

                     ELECTION OF DIRECTORS

          At the Annual Meeting, ten directors are to be elected to serve until their successors have been duly elected and qualified, including four new directors designated by Holdings.

          All properly executed proxies will be voted, unless otherwise specified, for the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted, at the discretion of the holders thereof, for other nominees supported by the management of Pacific Telecom in lieu of those unable to serve.

          The persons named in the proxy will vote your PTI Common Stock for the election of the persons listed below to serve as directors unless contrary instructions are received. The directors will be elected to hold office until their successors are elected and qualified. The following table shows, as to each nominee, his or her name, age, other positions and offices with Pacific Telecom, principal occupation or employment for the past five years and the year first elected a director of Pacific Telecom. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning stock ownership by directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS

          The Board of Directors recommends a vote FOR the election of these nominees as directors.

                       CURRENT DIRECTORS
                                                                   Director
Name                   Age  Principal Occupation                     Since
- ----                   ---  --------------------                   --------
Joyce E. Galleher+      65  Secretary-Treasurer, JODI (real         1982
                            estate, equipment leasing),
                            Poulsbo, Washington

Roy M. Huhndorf*+       54  President and Chief Executive           1991
                            Officer, Cook Inlet Region, Inc.
                            (native regional corporation),
                            Anchorage, Alaska

Donald L. Mellish*+     67  Director and Chairman, Executive        1992
                            Committee of the National Bank of
                            Alaska, Anchorage, Alaska

Charles E. Robinson*    61  Chairman, Chief Executive Officer       1982
                            and President, Pacific Telecom;
                            Chairman and Chief Executive Officer,
                            Pacific Telecom from October 1990
                            to December 1992; President and
                            Chief Executive Officer, Pacific
                            Telecom from April 1985 to October
                            1990; Chairman, Chief Executive
                            Officer and President, Alascom, Inc.

Sidney R. Snyder+       68  President, Sid's Super Market, Inc.;    1973
                            Washington State Senator, Olympia,
                            Washington

Nancy Wilgenbusch       47  President, Marylhurst College,          1990
                            Portland, Oregon; Director,
                            PacifiCorp


                         HOLDINGS DESIGNEES


Michael C. Henderson   48   President, Holdings (since March
                            1995); Senior Vice President, Holdings
                            (1994-March 1995); Director, President
                            and Chief Operating Officer (since 1993),
                            Executive Vice President (1992-1993) and
                            Senior Vice President (1991-1992),
                            PacifiCorp Financial Services, Inc.;
                            President, Sound Strategies, a
                            consulting firm located in Seattle,
                            Washington, 1990-1991; Chief Executive
                            Officer of Crescent Foods, Inc.,
                            Seattle, Washington, 1986-1990


Nolan E. Karras        50   Investment Adviser, Karras & Associates,
                            Inc., an investment advisory firm, Roy,
                            Utah; Director, PacifiCorp; Director,
                            Holdings

Paul M. Lorenzini      54   Senior Vice President, PacifiCorp
                            (since May 1994); President (1992-1994)
                            and Vice President (1989-1992),
                            Pacific Power & Light Company


Verl R. Topham         60   Director, Senior Vice President and
                            General Counsel, PacifiCorp (since
                            May 1994); President, Utah Power &
                            Light Company (1989-1994)

______________________________
*    Member of the Executive Committee
+    Member of the Special Committee

INFORMATION WITH RESPECT TO MEETINGS AND COMMITTEES

          The Board of Directors has an Audit Committee and a Personnel Committee, but does not have a nominating committee or a compensation committee. The Audit Committee reviews the independence of Pacific Telecom's independent auditors, the work of internal auditors, the adequacy of internal controls, the quality of financial reporting, accounting estimates involving the use of significant management judgment and Pacific Telecom's construction program. It also meets with the independent auditors from time to time to discuss their audit plans and to review their audit reports and findings. The members of the Audit Committee are Messrs. Mellish and Snyder and Dr. Wilgenbusch. There currently is no chairperson of the Audit Committee. The Audit Committee met four times in 1994.

          The Personnel Committee of the Board of Directors makes recommendations to the Board of Directors on compensation issues, including salary levels for officers and management compensation plans, and administers executive compensation plans as authorized by the Board. The Committee currently consists of three directors, Ms. Galleher and Messrs. Snyder and Huhndorf, none of whom is a current or former officer or employee of Pacific Telecom or any of its subsidiaries or PacifiCorp or any of its subsidiaries. The Chairman of the Personnel Committee, Mr. Huhndorf, attends meetings of the PacifiCorp personnel committee in order to ensure coordination of compensation decisions among PacifiCorp's business units. The Personnel Committee met three times in 1994. See "Executive Compensation--Personnel Committee Report on Executive Compensation."

          Each director attended at least 75 percent of the aggregate of the meetings of the Board and the committees of which he or she was a member.

DIRECTOR COMPENSATION

          Pacific Telecom's directors, other than Mr. Robinson, are each paid $12,000 per year, $750 per board meeting and $900 for the chairperson or $750 for committee members for committee meetings. In 1994, there were six meetings of the Board of Directors. For information regarding additional compensation paid to the members of the Special Committee, see "Special Factors--Background of the Merger."

          Under Pacific Telecom's Non-Employee Director Stock Compensation Plan, directors of Pacific Telecom who are not employees of Pacific Telecom or any of its subsidiaries or of PacifiCorp or any of PacifiCorp's subsidiaries are awarded approximately $37,500 worth of Pacific Telecom's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock awards equivalent to approximately $7,500 for each remaining year. The director's right to receive the stock awarded under this provision of the plan accrues over the five-year period following the award or shorter period to retirement, and unaccrued shares are forfeited if the recipient ceases to be a director prior to the end of the five-year period. Accrued shares vest upon the director's retirement and are subject to forfeiture prior to retirement if the director
(i) fails to attend at least 50 percent of the meetings of the Board of Directors or committee of which the director is a member; (ii) is removed by the Board of Directors for cause; or
(iii) becomes a director of or is otherwise employed by a competing entity. The shares awarded under the plan are purchased in the open market with funds supplied by Pacific Telecom, and the certificates representing the shares and the dividends earned on the shares are then held by Pacific Telecom until the shares vest. No awards were made pursuant to this plan during 1994.

                    EXECUTIVE COMPENSATION

          The following table sets forth information concerning compensation for services in all capacities to Pacific Telecom and its subsidiaries for fiscal years ended December 31, 1994, 1993 and 1992 of those persons who were, at December 31, 1994, the Chief Executive Officer of Pacific Telecom and the other four most highly compensated executive officers of Pacific Telecom.


                                         Summary Compensation Table

                                                                                            Long-Term
                                                Annual Compensation                        Compensation
                                      -------------------------------------  ------------------------------------------
                                                                Other         Restricted    Long-Term         All
                                                 Annual         Annual          Stock       Incentive        Other
Name and Principal Position            Salary     Bonus     Compensation(1)     Award        Payouts    Compensation(2)
- ---------------------------           -------   -------     ---------------   ----------    ---------   ---------------
Charles E. Robinson,          1994   $403,500  $322,800      $      --         $87,294(3)   $     --        $10,691
President, Chief Executive    1993    387,500   232,500             --          85,500(4)    185,865(5)      12,611
Officer and Chairman of       1992    375,000        --             --              --       380,419(5)      12,006
the Board of Directors

James H. Huesgen,             1994    194,202   145,940             --          55,125(3)         --          9,051
Executive Vice President and  1993    184,200    96,700             --              --       111,967(5)       9,691
Chief Financial Officer       1992    175,850        --          1,528              --       209,696(5)      10,268

Donn T. Wonnell,              1994    154,103    83,351             --          44,100(3)         --          8,726
Vice President and            1993    145,601    54,600             --              --        53,742(5)       8,383
Corporate Secretary           1992    134,800        --             --              --        42,762(5)       8,718

Donald A. Bloodworth,         1994    127,861    47,944            356          22,050(3)         --          8,511
Vice President, Revenue       1993     83,370    46,000             --              --        22,392(5)       4,518
Requirements and Controller   1992         --        --             --              --            --             --

Wesley E. Carson,             1994    117,658    44,119             10          22,050(3)         --          8,433
Vice President,               1993    111,451    41,800             --              --        35,001(5)       6,416
Human Resources               1992    101,050        --             --              --        23,028(5)       6,536
______________________________

(1) Amounts shown for 1994 include (a) $10 of interest earned on deferred compensation accounts in excess of 120 percent of the applicable federal long-term rate for each of Messrs. Bloodworth and Carson and (b) $346 in tax reimbursement for Mr. Bloodworth.

(2) Amounts shown for 1994 include (a) contributions to defined contribution plans of $7,500 for each of Messrs. Robinson, Huesgen, Wonnell, Bloodworth and Carson and
     (b) premiums on term life insurance policies of $3,191, $1,551, $1,226, $1,011 and $933 for Messrs. Robinson,
     Huesgen, Wonnell, Bloodworth and Carson, respectively.

(3) Restricted stock grants made in connection with the 1994 restatement of Pacific Telecom's Long-Term Incentive Plan (the "Restated Plan"). Dividends are payable with respect to such shares from the date of grant. At December 31, 1994, the aggregate value of all restricted stock holdings held by Messrs. Robinson, Huesgen, Wonnell, Bloodworth and Carson, based on the market value of the shares at December 31, 1994, without giving effect to the diminution of value attributable to the restrictions on such stock, were $106,890, $67,500, $54,000, $27,000 and $27,000, respectively.

(4) Restricted stock grant made in connection with the 1993 restatement of PacifiCorp's long-term incentive plan, in which Mr. Robinson is a participant. Dividends are payable with respect to such shares from the date of grant.

(5)  Prior to its restatement, Pacific Telecom's Long-Term
     Incentive Plan had a four-year performance cycle ending
     December 31, 1992. For that performance cycle, the performance

     criteria were relative return on equity compared to an industry composite and earnings per share growth. In connection with the adoption of the Restated Plan, Pacific Telecom terminated the performance cycle that was to end December 31, 1994 and made prorated awards in December 1993 for that performance cycle. The performance objectives for that performance cycle were earnings per share growth and return on equity compared to a five-year Treasury Bond rate.

SEVERANCE ARRANGEMENTS

          Pacific Telecom adopted an Executive Officer
Severance Plan effective January 1, 1994 under which certain executive officers of Pacific Telecom, including Messrs. Robinson, Huesgen, Wonnell and Carson, will receive a severance payment equal to twice the executive's total cash compensation during the last full calendar year if their employment is terminated. The severance payment will be made to the executive in 24 equal monthly payments following the date of the termination of his employment, and the payments may be terminated by Pacific Telecom if the executive accepts employment with a competitor of Pacific Telecom or its affiliates. The plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability, or to a termination for cause or, subject to certain exceptions, voluntary termination. "Voluntary termination" does not include voluntary termination by an executive due to a change in reporting relationship, a material change in authority or a change in control of the ownership of Pacific Telecom that results in a change in position that is detrimental to the executive officer, unless such change in reporting relationship, authority or control is agreed to by the executive officer. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the best interests of Pacific Telecom or its affiliates and the willful and continued failure by an executive to devote his full business time and efforts to the business affairs of Pacific Telecom or its affiliates. In October 1994, the termination date of the plan was extended from December 31, 1995 to December 31, 1997.

RETIREMENT PLANS

          Pacific Telecom and many of its subsidiaries have adopted a noncontributory defined benefit retirement plan ("Retirement Plan") for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain of Pacific Telecom's executive officers, including Messrs. Robinson, Huesgen and Wonnell, are also eligible to participate in PacifiCorp's nonqualified Supplemental Executive Retirement Plan ("SERP"). The plans provide benefits at retirement payable for life based on length of service with Pacific Telecom or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits. For participants in both plans, pay includes salary and bonuses, as reflected in the Summary Compensation Table.
For participants in the Retirement Plan only, pay includes base salary plus bonuses up to 10 percent of base pay, reduced by any nonqualified salary reductions elected by the employee. Accrued benefits are completely unvested until an employee has five years of service or reaches age 65, when the benefits become 100 percent vested. The SERP provides a normal retirement benefit of 65 percent of final average pay reduced by the amount of Social Security benefits and certain other retirement benefits. SERP participants are eligible to receive full benefits after age 62 with 30 years of service or at age
65 with at least 15 years of service. Participants in the SERP are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of service.

          The following table shows the estimated annual retirement benefit payable upon normal retirement at age 65 as of January 1, 1995. Amounts in the table reflect payments from the Retirement Plan and the SERP combined.

        Final Average
        Annual Pay at                             Years of Credited Service
       Retirement Date                 5              15              25             30
       ---------------            ---------------------------------------------------------
         $  200,000                 $ 43,333       $130,000        $130,000      $130,000
            400,000                   86,667        260,000         260,000       260,000
            600,000                  130,000        390,000         390,000       390,000
            800,000                  173,333        520,000         520,000       520,000
          1,000,000                  216,667        650,000         650,000       650,000
_______________

(1) The benefits shown in the table above assume that the individual will remain in the employ of Pacific Telecom until normal retirement at age 65 and that the plans will continue in their present form. Amounts shown above do not reflect the Social Security offset.
(2) The number of credited years of service used to compute benefits under the Retirement Plan for Messrs. Robinson, Huesgen and Wonnell are 30, 11 and 4, respectively.

          Messrs. Bloodworth and Carson are accruing benefits only under the Retirement Plan. The following table shows the estimated annual benefits payable under the Retirement Plan upon normal retirement at age 65 as of January 1, 1995:

            Pension
           Qualified                                 Years of Credited Service
            Salary                   10           15            20            25            30
            -------              -----------------------------------------------------------------
           $ 50,000              $  8,065      $ 12,097      $ 16,130      $ 20,162     $ 24,194
            100,000                17,815        26,722        35,630        44,537       53,444
            150,000                27,565        41,347        55,130        68,912       82,694
_______________

(1) Amounts shown above reflect Social Security Covered Compensation for a participant turning age 65 in 1995.
     The number of credited years of service used to compute benefits under the Retirement Plan for Messrs. Bloodworth and Carson are 6 and 13, respectively.
(2) 1994 pension qualified salaries used to compute Retirement Plan benefits for Messrs. Bloodworth and Carson were $140,635 and $129,415, respectively.
/TABLE

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          THE PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS OF PACIFIC TELECOM (THE "COMMITTEE") HAS FURNISHED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION. THE FOLLOWING REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT PACIFIC TELECOM SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

     Overview

          The Committee's executive compensation policies are designed to retain and to fairly compensate quality executives who will manage Pacific Telecom's business effectively for the benefit of its shareholders. To assist Pacific Telecom in achieving those ends, the Committee retains the services of a national consulting firm with special expertise in compensation matters to assist in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders. The Committee believes that Pacific Telecom's compensation plans achieve an appropriate balance between incentives for long-term success and those related to annual goals, which are intended, over time, to result in sustained earnings and dividend growth.

          Qualifying compensation for deductibility under
Section 162(m) of the Internal Revenue Code, which limits to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of many factors that Pacific Telecom considers in designing its incentive compensation arrangements. Pacific Telecom views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limits of Section 162(m). Nevertheless, Pacific Telecom anticipates that the amount of compensation in excess of the deductibility limits of Section 162(m) for all executive officers as a group will not be material.

     Compensation Program Components

          Pacific Telecom has developed an executive compensation system with three principal elements: (i) base salary; (ii) annual incentive compensation; and (iii) long-term incentive compensation. The Committee, assisted by its consultant, reviews base salary levels annually and recommends appropriate changes for each executive officer. In connection with this process, the Committee evaluates total compensation of executives in relation to telecommunications and general industry companies of similar size as measured by revenues. Companies used for the competitive compensation analysis are not restricted to those included in the preparation of the performance graph set forth below, but include over 80 percent of the companies identified. The Committee believes that a broader range of companies is more representative of the labor market in which Pacific Telecom must compete for executive talent.

          The Committee seeks to establish target cash compensation at median competitive levels. During 1994, the Committee recommended base salary increases for all executive officers of Pacific Telecom. The Committee believed, based on its review of data from general industry and telecommunications companies, that increases were justified because total cash compensation levels (base salary plus incentives) for the executive group as a whole fell below competitive levels. The Committee considered factors such as the nature, complexity and diversity of Pacific Telecom's operations, the duties and responsibilities of each executive position and the relevance of the comparative data and weighted those factors in making individual determinations as to the appropriate amount of total cash compensation.

          As part of placing a significant element of the compensation package for executive officers of Pacific Telecom at risk, executive officers of Pacific Telecom are eligible to participate in the annual short-term Executive Bonus Plan. The creation of this "at risk" portion of executive compensation is intended to align compensation with shareholder interests. Certain executive officers of Pacific Telecom as determined by the Committee, including the executive officers named in the Summary Compensation Table above, are eligible to participate in this plan, which provides for cash awards based on achievement of business performance objectives. Guideline bonus percentages ranging from 15 percent to 40 percent of salary are established for each participant and are based on a subjective assessment of the relative impact of each position on company growth and profitability. Under the Executive Bonus Plan, payments are calculated by multiplying the guideline bonus percentages by a performance factor tied to (i) Pacific Telecom's return on average shareholder equity for the current year in relation to the five-year Treasury Bond rate and (ii) the compound annual growth rate in Pacific Telecom's net income. For 1994 performance, however, the Committee determined to modify the plan and use subjective measures. Based on a recommendation by PacifiCorp, in December 1993 the Committee recommended that 1994 awards be determined without regard to the measures set forth in the Executive Bonus Plan, which recommendation was approved by the Board. Accordingly, incentive awards in 1994 were based on a subjective assessment of Pacific Telecom's performance. The Alaska telecommunications market restructuring was the most significant business issue facing Pacific Telecom and, during 1994, management negotiated with AT&T an agreement for the Alascom Sale that effectively resolves those issues in a manner favorable to Pacific Telecom. In recognition of this accomplishment, the Board approved incentive awards that recognized each executive's contributions to Pacific Telecom's achievements in 1994.

          Executive officers of Pacific Telecom and its subsidiaries are also eligible to participate in Pacific Telecom's Long-Term Incentive Plan 1994 Restatement (the "Restated Plan"). The Restated Plan is designed to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of Pacific Telecom or PacifiCorp. The Committee believes the Restated Plan aligns the interests of executive employees more closely with those of shareholders, provides greater opportunity to link grant size to achievement of performance and increases Pacific Telecom's ability to retain key employees. The Restated Plan provides for grants of restricted stock based on past performance rather than target awards for future performance cycles. The Restated Plan provides that the Committee may vary the grants each year based on a subjective assessment of Pacific Telecom's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers criteria such as the following: (i) total shareholder return relative to peer companies; (ii) earnings per share growth over time relative to peer companies; (iii) achievement of long-term goals, strategies and plans; and
(iv) maintenance of competitive position. Shares awarded under the Restated Plan are subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Restated Plan and the best interests of Pacific Telecom. The restrictions may include, without limitation, stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals.

          Grants totalling 10,163 shares were made in February 1994 to six executive officers of Pacific Telecom. Grants made to the executive officers named in the Summary Compensation Table are reflected in the Summary Compensation Table. The principal factor considered by the Committee in selecting the participants and determining the level of grants in February 1994 was the Committee's subjective assessment of the potential impact of each position on corporate strategy, policies and investment and business decisions relating to the long-term direction of Pacific Telecom. The Committee also took into consideration competitive practices for positions at similar levels in the industry and at PacifiCorp, the termination of existing cycles under the Long-Term Incentive Plan, the fact that prorated awards were made with respect to the performance cycle that would have ended December 31, 1994 under the pre-restatement plan and Pacific Telecom's strong financial performance and success in attaining its long-term goals during 1993.

     CEO Compensation

          For 1994, the Committee approved a base salary increase for Mr. Robinson of 4.3 percent based upon various factors, including an assessment of Pacific Telecom's performance as measured by return on equity and the successful negotiations relating to the Alascom Sale, a recommendation by the PacifiCorp personnel committee, consideration of competitive pay data, and a subjective assessment of Mr. Robinson's performance, including recognition that he played a key role in guiding the negotiations with AT&T in connection with the Alascom Sale.

          Mr. Robinson's 1994 award under the Executive Bonus Plan was also determined based on an assessment of Pacific Telecom's return on equity performance and the Alascom Sale. The number of shares of restricted stock awarded to Mr. Robinson pursuant to the Restated Plan was determined on the same basis as for other executive officers of Pacific Telecom, as described above, also taking into account restricted stock granted to him by PacifiCorp pursuant to the PacifiCorp long-term incentive plan, described below, such that his total restricted stock award was comparable to median competitive levels.

          Executive officers of Pacific Telecom, who are designated by the personnel committee of PacifiCorp, are also eligible to participate in the PacifiCorp long-term incentive plan. Mr. Robinson is a participant in this plan, and the costs of his participation are borne by Pacific Telecom. The PacifiCorp plan, like the Restated Plan, provides for annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in Common Stock of PacifiCorp or Pacific Telecom. No grants were made under the PacifiCorp plan during 1994.

                         PERSONNEL COMMITTEE

                         Roy M. Huhndorf
                         Joyce E. Galleher
                         Sidney R. Snyder

PERFORMANCE GRAPH

              COMPARISON OF FIVE-YEAR CUMULATIVE
              TOTAL RETURN AMONG PACIFIC TELECOM,
             S&P 500 INDEX AND COMPANY PEER GROUP


          THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT PACIFIC TELECOM SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

          The following graph provides a comparison of the annual percentage change in Pacific Telecom's cumulative total shareholder return on its Common Stock, with the cumulative total return of the S&P 500 Index and a peer group consisting of the Dow Jones Telephone Systems Index plus certain additional companies not included in that index. The companies included in the Dow Jones Telephone Systems Index and the additional companies included in Pacific Telecom's peer group are listed below. The comparison assumes $100.00 was invested on December 31, 1989 in Pacific Telecom's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.


                     PACIFIC TELECOM, INC.
        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                           1989-1994













              1989      1990      1991      1992      1993      1994
              ----      ----      ----      ----      ----      ----
PTI           $100      112.24    120.73    122.38    137.16    166.67
S&P 500       $100       96.89    126.28    135.88    149.52    151.55
Peer Group    $100       90.10     98.90    110.19    129.72    116.42

* Dow Jones Telephone System Index          Additional Companies

AirTouch Communications                     C-TEC Corporation
NEXTEL Communications Inc.                  Century Telephone Enterprises, Inc.
Vanguard Cellular Systems Inc.              Citizens Utilities Company
GTE Corporation                             Lincoln Telecommunications Company
MCI Communications Corporation              Frontier Corporation
Sprint Corporation                          Telephone & Data Systems, Inc.
ALLTEL Corporation
Ameritech Corporation
Bell Atlantic Corporation
Bellsouth Corporation
Cincinnati Bell, Inc.
NYNEX Corporation
Pacific Telesis Group
Southern New England
  Telecommunications Corporation
Southwestern Bell Corporation
US WEST, Inc.

        CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

          PacifiCorp provides certain corporate services to Pacific Telecom, at PacifiCorp's cost, under a Management Services Agreement. In addition, an indirect subsidiary of PacifiCorp provides certain air transportation services to Pacific Telecom and its subsidiaries. For the year ended December 31, 1994, billings to Pacific Telecom under these agreements totaled $1,702,000. During 1994, a subsidiary of PacifiCorp also billed Pacific Telecom $884,000, primarily for computer hardware lease payments, and PacifiCorp billed Pacific Telecom $126,000 for pole contact rental.

          Pacific Telecom provides certain computer services to PacifiCorp. During 1994, Pacific Telecom billed PacifiCorp
$197,000 for these services.

          Pursuant to the terms of an intercompany borrowing arrangement, from time to time Pacific Telecom and Holdings make open account advances to each other. Advances are evidenced by notes, payable on demand, and bear interest at a short-term market rate. No advances were made from Holdings to Pacific Telecom during 1994. The daily weighted average balance of advances to Holdings was $15,309,000 during 1994, with a weighted average interest rate of 5.1 percent. No advances to Holdings were outstanding on December 31, 1994. Pacific Telecom joins with PacifiCorp in filing a consolidated federal income tax return along with unitary state income tax returns. Pacific Telecom paid $37,696,288 to PacifiCorp for Pacific Telecom's 1993 federal and state income taxes and will pay an estimated $101,500,000 to PacifiCorp for Pacific Telecom's 1994 federal and state income taxes.

          Pacific Telecom believes that all of the foregoing transactions between PacifiCorp and Pacific Telecom were on terms at least as favorable to Pacific Telecom as those which could have been obtained from an independent third party.

          For a description of the Merger Agreement, see "The
Merger Agreement."

                  CERTAIN TRANSACTIONS IN PTI
                         COMMON STOCK

          Since January 1, 1993, Pacific Telecom has purchased an aggregate of 261,946 shares of PTI Common Stock. Of those shares, (i) 42,358 shares were acquired between April 1993 and February 1994 in connection with grants of restricted stock under the Pacific Telecom Non-Employee Director Stock Compensation Plan and the Restated Plan pursuant to which shares awarded are purchased in the open market with funds supplied by Pacific Telecom, and the certificates representing the shares are registered in the name of the recipient and held by Pacific Telecom until the shares vest; (ii) 181,500 shares were acquired between May 1993 and July 1993 in the open market in connection with an acquisition by Pacific Telecom of an LEC in the Midwest and the shares were then issued to the shareholders of the acquired entity in a merger transaction; (iii) 8,188 shares were purchased between December 1, 1993 and February 15, 1994 in connection with an odd-lot tender offer program announced in November 1993 pursuant to which Pacific Telecom offered to acquire shares of PTI Common Stock from holders of fewer than 100 shares of PTI Common Stock as of November 12, 1993; and
(iv) 29,900 shares were purchased from the trustee of the PacifiCorp K Plus Employee Savings and Stock Ownership Plan in January 1995.

          The prices paid for the foregoing acquisitions of PTI
Common Stock ranged from $21.875 on April 29, 1993 to $30.00 on
January 26, 1995.  The purchases can be summarized as follows:


                    Number of        Average Price        Dollar Value
Date                 Shares            per Share           of Shares          High       Low
- ----                ---------        -------------        ------------        ----       ----
1993
- ----
1st Quarter                 0         $    --            $          0        $  --      $  --
2nd Quarter           166,670           22.359              3,726,574        23.750     21.875
3rd Quarter            45,000           23.250              1,046,250        23.250     23.250
4th Quarter             7,685           25.466                195,706        25.466     25.466

1994
- ----
1st Quarter            12,691           25.531                324,013        25.750     25.250
2nd Quarter                 0              --                       0           --         --
3rd Quarter                 0              --                       0           --         --
4th Quarter                 0              --                       0           --         --

1995
- ----
1st Quarter            29,900           30.000                897,000
                      -------          -------             ----------
   TOTALS:            261,946         $ 23.629            $ 6,189,543

     Neither PacifiCorp nor Holdings has effected any transactions in PTI Common Stock within the past 60 days. Except for transactions effected pursuant to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan (the "K Plus Plan"), which includes a PTI Common Stock investment fund to which participants may direct a portion of their elective contributions, no director or executive officer of PacifiCorp, Holdings or Pacific Telecom has effected any transaction in PTI Common Stock within the past 60 days. Information regarding transactions effected pursuant to the K Plus Plan is set forth below.

                         Date of            Number          Price             Nature of
Name                     Transaction        of Shares       per Share         Transaction
- ----                     -----------        ---------       ---------         -----------
Robert F. Lanz           3/31/95             84.98948         $29.99          Acquisition of shares
                                                                              by Trustee with con-
                                                                              tributions previously
                                                                              directed to fund

Robert F. Lanz           3/31/95           2,331.4001          $29.50         Transfer out of PTI
                                                                              Common Stock Fund

Charles E. Robinson      3/31/95             324.3657          $29.99         Acquisition of shares
                                                                              by Trustee with con-
                                                                              tributions previously
                                                                              directed to fund

Diana E. Snowden         3/31/95              17.996           $29.99         Acquisition of shares
                                                                              by Trustee with con-
                                                                              tributions previously
                                                                              directed to fund

Thomas J. Imeson         3/31/95               2.4551          $29.99         Acquisition of shares
                                                                              by Trustee with con-
                                                                              tributions previously
                                                                              directed to fund
/TABLE

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                     OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership, as of April 30, 1995, of PTI Common Stock and common stock of PacifiCorp by (i) each director of Pacific Telecom; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of Pacific Telecom as a group. As of April 30, 1995, each of the directors and executive officers identified below and all executive officers and directors of Pacific Telecom as a group owned less than 1 percent of PTI Common Stock and less than 1 percent of the common stock of PacifiCorp. No person is known by Pacific Telecom to be the beneficial owner of more than 5 percent of PTI Common Stock, except that, as of April 30, 1995, Holdings was the beneficial owner of 34,325,181 shares, representing approximately 86.6 percent, of PTI Common Stock. The principal business address of Holdings is 700 NE Multnomah, Suite 1600, Portland, Oregon 97232.

                                                                    Number of          Number of
                                                                    Shares of          Shares of
                                                                 Pacific Telecom      PacifiCorp
         Beneficial Owner                                        Common Stock(1)    Common Stock(1)
         ----------------                                        ---------------    ---------------
Joyce E. Galleher . . . . . . . . . . . . . . . . . . . . . . . .     5,284                100

Roy M. Huhndorf . . . . . . . . . . . . . . . . . . . . . . . . .     2,472                100

Donald L. Mellish . . . . . . . . . . . . . . . . . . . . . . . .     5,084              3,000

Charles E. Robinson . . . . . . . . . . . . . . . . . . . . . . .    79,256             13,264

Sidney R. Snyder. . . . . . . . . . . . . . . . . . . . . . . . .     7,769                 --

Nancy Wilgenbusch . . . . . . . . . . . . . . . . . . . . . . . .     2,711              5,687

James H. Huesgen. . . . . . . . . . . . . . . . . . . . . . . . .    27,925              3,027

Donn T. Wonnell . . . . . . . . . . . . . . . . . . . . . . . . .    10,179              1,127

Donald A. Bloodworth. . . . . . . . . . . . . . . . . . . . . . .     6,168              2,394

Wesley E. Carson. . . . . . . . . . . . . . . . . . . . . . . . .     5,839              1,326

All executive officers and directors as a group (12 persons). . .   181,779             38,184
____________________

(1) Includes ownership of (i) shares held by family members even though beneficial ownership of such shares may be disclaimed; (ii) shares granted and subject to vesting as to which the individual has voting but not investment power under one or more of the stock-based compensation plans of Pacific Telecom or PacifiCorp; and (iii) shares held for the account of such persons under the PacifiCorp Compensation Reduction Plan.
/TABLE

        INFORMATION CONCERNING HOLDINGS AND PACIFICORP
          AND THEIR DIRECTORS AND EXECUTIVE OFFICERS

          Holdings is a Delaware corporation and a wholly owned subsidiary of PacifiCorp, an Oregon corporation that conducts a retail electric utility business under the names Pacific Power & Light Company and Utah Power & Light Company and engages in power production and sales on a wholesale basis under the name PacifiCorp. Holdings was formed in 1984 to hold the stock of PacifiCorp's principal subsidiaries and to facilitate the conduct of businesses not regulated as electric utilities. Through Holdings, PacifiCorp indirectly owns approximately 86.6 percent of Pacific Telecom. In addition, Holdings owns 100 percent of Pacific Generation Company, which is engaged in the independent power production and cogeneration business, and 100 percent of PacifiCorp Financial Services, Inc. ("PFS"). PFS has sold substantial portions of its loan, leasing, manufacturing and real estate investments and expects to continue its disposition activities over the next several years. PFS presently expects to retain only its tax-advantaged investments in leveraged lease assets (primarily aircraft) and low-income housing projects. The executive offices of PacifiCorp and Holdings are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232-4116.

          The following is a list of the executive officers and directors of Holdings and PacifiCorp; their respective principal occupations, positions, offices or employments and the number of shares beneficially owned by such persons and the percentage of outstanding shares of PTI Common Stock represented by such shares, as of April 30, 1995. Unless otherwise indicated, all occupations, positions, offices or employments listed opposite an individual's name have been held by such individual during the course of the past five years. Unless otherwise indicated, the business address of each individual is PacifiCorp, 700 NE Multnomah, Suite 1600, Portland, Oregon 97232-4116. All listed individuals are citizens of the United States. All shares are held directly with sole voting and sole investment power unless otherwise indicated.

   Name and           Principal Occupation,      Shares of PTI
  Residence or           Position, Office         Common Stock       Approximate
Business Address           or Employment       Beneficially Owned    Percentage
- ----------------      --------------------     ------------------    -----------

                                PACIFICORP HOLDINGS, INC.
                                -------------------------
DIRECTORS
- ---------
Frederick W. Buckman   Director, President             --                  --
                       and Chief Executive
                       Officer, PacifiCorp
                       (since February 1994);
                       President and Chief
                       Executive Officer
                       (1992-1994) and
                       President and Chief
                       Operating Officer
                       (1988-1992), Consumers
                       Power Company, Jackson,
                       Michigan

C. Todd Conover        General Manager, Finance        --                  --
                       Industry Group, Tandem
                       Computers Incorporated,
                       19191 Vallco Parkway,
                       LOC 4-57, Cupertino,
                       California 95014
                       (since January 1994);
                       President and Chief
                       Executive Officer,
                       the Vantage Company,
                       a business consulting
                       firm, Los Altos,
                       California (since 1992);
                       President and Chief
                       Executive Officer,
                       Central Banks of
                       Colorado (1991-1992);
                       and Partner and National
                       Director-Bank Consulting,
                       KPMG Peat Marwick (1988-1991)

Michael C. Henderson   President, Holdings since       --                  --
                       March 1995; Senior Vice
                       President, Holdings
                       (1994-March 1995); Director,
                       President and Chief Operating
                       Officer (since 1993),
                       Executive Vice President
                       (1992-1993) and Senior
                       Vice President (1991-1992),
                       PFS; President of Sound
                       Strategies, a consulting
                       firm located in Seattle,
                       Washington, 1990-1991;
                       Chief Executive Officer,
                       Crescent Foods, Inc.,
                       Seattle, Washington, (1986-1990)


Nolan E. Karras        Investment Adviser, Karras      --                  --
                       & Associates, Inc., an
                       investment advisory firm
                       with offices at 4695
                       South 1900 West #3,
                       Roy, Utah 84067

___________________________

*    Less than 1 percent of the outstanding shares of PTI Common Stock.
/TABLE

   Name and           Principal Occupation,      Shares of PTI
  Residence or           Position, Office         Common Stock       Approximate
Business Address           or Employment       Beneficially Owned    Percentage
- ----------------      --------------------     ------------------    -----------
EXECUTIVE OFFICERS
- ------------------
Daniel L. Spalding     Senior Vice President           --                  --
                       (since 1992) and Vice
                       President (1987-1992),
                       PacifiCorp; Senior
                       Vice President of Holdings

Richard T. O'Brien     Vice President of PacifiCorp    --                  --
                       and Senior Vice President,
                       Holdings (since August 1993);
                       Senior Vice President,
                       Treasurer and Chief Financial
                       Officer (1992-1993) and Vice
                       President and Treasurer
                       (1989-1992), NERCO, Inc.,
                       PacifiCorp's former mining
                       and resource subsidiary

William E. Peressini   Treasurer, PacifiCorp and       --                  --
                       Treasurer, Holdings since
                       January 1994); Executive
                       Vice President (1992-1994)
                       and Senior Vice President
                       and Chief Financial Officer
                       (1989-1992), PFS

Sally A. Nofziger      Vice President and Corporate    --                  --
                       Secretary, PacifiCorp and
                       Secretary, Holdings

Jacqueline S. Bell     Controller, PacifiCorp and      --                  --
                       Holdings

                        PACIFICORP
                        ----------

DIRECTORS
- ---------
Kathryn A. Braun       Executive Vice President,       --                  --
                       Western Digital Corporation,
                       8105 Irvine Center Drive,
                       Irvine, CA 92718

Frederick W. Buckman   (See above)                     --                  --

C. Todd Conover        (See above)                     --                  --

Richard C. Edgley      Member, Presiding Bishopric,    --                  --
                       The Church of Jesus Christ
                       of Latter-day Saints,
                       50 East North Temple,
                       18th Floor, Salt Lake
                       City, Utah 84150

John C. Hampton        Chairman and Chief              --                  --
                       Executive Officer,
                       Hampton Resources, Inc.,
                       a forest products company
                       with offices at Suite 400,
                       9400 SW Barnes Rd.,
                       Portland, Oregon 97225

Nolan E. Karras        (See above)                     --                  --

Keith R. McKennon      Chairman of the Board           --                  --
                       of PacifiCorp (since
                       February 1994); formerly
                       Chairman (1992-1994) and
                       Chief Executive Officer
                       (1992-1993), Dow Corning
                       Corporation, Midland,
                       Michigan; Executive
                       Vice President and
                       Director, The Dow
                       Chemical Company
                       (1990-1992)

Robert G. Miller       Chairman of the Board and       --                  --
                       Chief Executive Officer,
                       Fred Meyer, Inc., a retail
                       merchandising chain, with
                       offices at 3800 SE 22nd,
                       Portland, Oregon 97202
                       (since 1991; Executive
                       Vice President of Retail
                       Operations, Albertsons,
                       Inc. (1989-1991)

Verl R. Topham         Director, Senior Vice           --                  --
                       President and General
                       Counsel, PacifiCorp since
                       May 1994); President,
                       Utah Power & Light Company
                       (1989-1994)

Don M. Wheeler         Chairman and Chief              --                  --
                       Executive Officer,
                       Wheeler Machinery Company,
                       an equipment sales, repair
                       and service firm with
                       offices at 4901 West
                       2100 South, Salt Lake
                       City, Utah  84120

Nancy Wilgenbusch      President, Marylhurst           2,711               *
                       College, Marylhurst,
                       Oregon 97036

Peter I. Wold          Partner, Wold Oil & Gas         --                  --
                       Company, an oil and gas
                       exploration and production
                       company, Casper, Wyoming

EXECUTIVE OFFICERS
- ------------------
Paul G. Lorenzini      Senior Vice President,          --                  --
                       PacifiCorp (since May 1994);
                       President (1992-1994)
                       and Vice President
                       (1989-1992), Pacific
                       Power & Light Company

Charles E. Robinson    Chairman, President and         79,526              *
                       Chief Executive Officer,
                       Pacific Telecom

John A. Bohling        Senior Vice President,          --                  --
                       PacifiCorp (since February
                       1993); Executive Vice President,
                       Pacific Power & Light Company
                       (1991-1993); Senior Vice
                       President, Utah Power &
                       Light Company (1990-1991)

Shelley R. Faigle      Senior Vice President,          --                  --
                       PacifiCorp (since 1993);
                       Vice President, PacifiCorp
                       (1992-1993); Vice President,
                       Pacific Power & Light
                       Company (1989-1992)

John E. Mooney         Senior Vice President,          --                  --
                       PacifiCorp (since November
                       1994); Executive Vice
                       President, Utah Power &
                       Light Company (1991-1994);
                       Vice President, Pacific
                       Power & Light Company
                       (1990-1991)

Daniel L. Spalding     (See above)                     --                  --

Dennis P. Steinberg    Senior Vice President           --                  --
                       (since May 1994), Vice
                       President (1990-1994),
                       PacifiCorp

Thomas J. Imeson       Vice President,                 --                  *
                       PacifiCorp

Robert F. Lanz         Vice President,                 --                  *
                       PacifiCorp

Sally A. Nofziger      (See above)                     --                  --

Richard T. O'Brien     (See above)                     --                  --

William E. Peressini   (See above)                     --                  --

Jacqueline S. Bell     (See above)                     --                  --

________________________

*    Less than 1 percent of the outstanding shares of PTI Common Stock.
/TABLE

                     INDEPENDENT AUDITORS

          Deloitte & Touche LLP are Pacific Telecom's independent public accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions of shareholders and make a statement if they so desire. The consolidated financial statements and schedules of Pacific Telecom for the three years ended December 31, 1994, 1993 and 1992 incorporated herein by reference to Pacific Telecom's 1994 Form 10-K have been audited by Deloitte & Touche LLP. Such financial statements and schedules have been incorporated herein by reference in reliance on the reports of Deloitte & Touche LLP given on the authority of such firm as experts in auditing and accounting.


                         OTHER MATTERS

          The Board of Directors does not presently know of any matters to be presented for consideration at the Annual Meeting other than matters described in the Notice of Annual Meeting mailed together with this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. The proxy confers discretionary authority to vote only with respect to matters that the Board of Directors did not know within a reasonable time before the mailing of these materials were to be presented at the Annual Meeting.


                     SHAREHOLDER PROPOSALS

          If the Merger is consummated, no public annual meetings of shareholders of Pacific Telecom will be held in the future. If the Merger is not consummated, because the date of any such annual meeting cannot currently be determined, shareholders will be informed (by press release or other means determined reasonable by Pacific Telecom) of the date of such meeting and the date that shareholder proposals for inclusion in the proxy material must be received by Pacific Telecom, which proposals must comply with the rules and regulations of the SEC then in effect.


                 COMPLIANCE WITH SECTION 16(A)
                  OF THE SECURITIES EXCHANGE
                          ACT OF 1934

          Section 16(a) of the Exchange Act requires Pacific Telecom's executive officers, directors and persons who own more than 10 percent of the outstanding PTI Common Stock to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by executive officers and directors, Pacific Telecom believes that during the year ended December 31, 1994, and prior fiscal years, each of its executive officers, directors and persons who owns more than 10 percent of the outstanding PTI Common Stock filed all reports required by Section 16(a).


                     AVAILABLE INFORMATION

          Pacific Telecom is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports and other information may be inspected and copied or obtained by mail upon payment of the SEC's prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Avenue, 14th Floor, Chicago, Illinois 60661.

          This Proxy Statement includes information required to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs "going private" transactions by certain issuers or their affiliates. In accordance with such rule, Pacific Telecom, PacifiCorp and Holdings have filed with the SEC, under the Exchange Act, a Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the applicable regulations of the SEC. The
Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.


                   INCORPORATION OF CERTAIN
                    DOCUMENTS BY REFERENCE

          The following documents or portions thereof filed by Pacific Telecom with the SEC are incorporated herein by reference and are made a part hereof:

          (a) Pacific Telecom's Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) Pacific Telecom's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; and

          (c) Pacific Telecom's Current Reports on Form 8-K dated February 6, 1995, February 15, 1995, March 9, 1995 and
March 31, 1995.

          All documents filed by Pacific Telecom pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute part of this Proxy Statement.

          THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO PACIFIC TELECOM AT
(360) 905-5800, ATTENTION: BRIAN M. WIRKKALA. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING, REQUESTS MUST BE RECEIVED BY JULY ___, 1995.

                     PACIFIC TELECOM, INC.
         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                     _______________, 1995


       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints ___________________ and _____________________, or either of them, with full power of substitution, the undersigned's true and lawful attorneys to vote all the Common Stock standing in the undersigned's name on the Company's books at the close of business on ________, 1995 at the Annual Meeting of Shareholders of Pacific Telecom, Inc. to be held at ___________________________________, _________
___________, ________, ____________, on ______, ________, 1995
at _________, and any adjournments or postponements thereof.

1.   APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF
     MARCH 9, 1995, BY AND AMONG PACIFIC TELECOM, INC.,
     PACIFICORP HOLDINGS, INC. AND PXYZ CORPORATION

     / /  FOR           / /  AGAINST       / /  ABSTAIN


2.   ELECTION OF DIRECTORS   / /   WITHHOLD AUTHORITY  / /
     For all nominees listed       to vote for all
     below (except as              nominees listed
     indicated to the
     contrary below)

                       Joyce E. Galleher
                       Michael C. Henderson
                       Roy M. Huhndorf
                       Nolan E. Karras
                       Paul M. Lorenzini
                       Donald L. Mellish
                       Charles E. Robinson
                       Sidney R. Snyder
                       Verl R. Topham
                       Nancy Wilgenbusch


INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

- ---------------------------------------------------------------

The Board of Directors recommends a vote FOR the approval of the above proposal and FOR the election of the above directors. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN
ACCORDANCE WITH INSTRUCTIONS, IF GIVEN.  IF THIS PROXY IS
RETURNED UNMARKED, IT WILL BE VOTED FOR APPROVAL OF THE
AGREEMENT AND PLAN OF MERGER, FOR THE DIRECTORS AND ON ANY
OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING IN
ACCORDANCE WITH THE PROXY STATEMENT.  THE PROXIES MAY VOTE IN
THEIR DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME
BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS
THEREOF. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Shareholders dated _______, 1995 and the Proxy Statement furnished therewith.

Dated this      day of _____, 1995



- ------------------------------------------------------------




- ------------------------------------------------------------
Shareholder(s)

     Please sign exactly as shown [below]. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Please complete, date, sign and mail this proxy card promptly in the enclosed envelope.